As filed with the Securities and Exchange Commission on June 30, 2003
                           Registration No. 333-104777

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                               AMENDMENT NO. 2 TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         CITADEL SECURITY SOFTWARE INC.
                 (Name of small business issuer in its charter)

    DELAWARE                       7372                         75-2873882
(State or other          (Primary Standard Industrial      (I.R.S. Employer
Jurisdiction of           Classification Code Number)     Identification No.)
                              Incorporation or
                               Organization)

                    8750 NORTH CENTRAL EXPRESSWAY, SUITE 100
                               DALLAS, TEXAS 75231
                                 (214) 520-9292


          (Address and telephone number of principal executive offices and principal place of business)

                   Steven B. Solomon, Chief Executive Officer
                         Citadel Security Software Inc.
                    8750 North Central Expressway, Suite 100
                               Dallas, Texas 75231
                                 (214) 520-9292
            (Name, address and telephone number of agent for service)

                                   Copies to:
                               David A. Wood, Esq.
                             David Allen Wood, P.C.
                           12770 Coit Road, Suite 950
                              Dallas, Texas  75251
                                 (972) 458-0300
                              (972) 458-0301 (FAX)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.


                                  CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------
                                                     PROPOSED        PROPOSED
                                                     MAXIMUM         MAXIMUM
                                                     OFFERING        AGGREGATE
TITLE OF EACH CLASS OF            AMOUNT TO BE       PRICE PER       OFFERING        AMOUNT OF
SECURITIES TO BE REGISTERED       REGISTERED(1)      SHARE(2)        PRICE        REGISTRATION FEE
--------------------------------------------------------------------------------------------------
Common stock, $.01 par value       5,375,671           $1.13          $6,074,508      $2,371.16*
---------------------------------------------------------------------------------------------------
Common Stock, $.01 par value
  issuable upon exercise
  of warrants and stock options    2,022,139           $1.13          $2,285,017         819.08*
---------------------------------------------------------------------------------------------------
  Total                            7,397,810                          $8,359,525      $3,190.24*
---------------------------------------------------------------------------------------------------

*  Previously  paid.

(1) Includes shares of our common stock, par value $0.01 per share, which may be offered pursuant to this registration statement, which shares are issuable upon the exercise of warrants held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon exercise of the warrants.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933. The per share price used is the closing price of a share of common stock as reported by the OTCBB on June 27, 2003.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

        PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JULY__, 2003

                         CITADEL SECURITY SOFTWARE INC.
                               7,397,810 SHARES OF
                                  COMMON STOCK

This Prospectus relates to the resale by the selling stockholders of up to 7,397,810 shares of our common stock, including up to 2,022,139 issuable upon the exercise of common stock purchase warrants and stock options. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol "CDSS". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on June 27, 2003, was $1.13

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is July __, 2003.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Citadel Security Software Inc., with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

                                          TABLE OF CONTENTS

PART I
         Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Selling Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
         Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
         Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
         Market for Common Equity and Related Stockholder Matters. . . . . . . . . . . . . . . . .24
         Management's Discussion and Analysis of Financial Condition and Results of Operations . .26
         Description of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
         Description of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
         Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
         Directors, Executive Officers, Promoters and Control Persons. . . . . . . . . . . . . . .49
         Executive Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .52
         Certain Relationships and Related Transactions. . . . . . . . . . . . . . . . . . . . . .57
         Security Ownership of Certain Beneficial Owners and Management. . . . . . . . . . . . . .61
         Description of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .63
         Indemnification for Securities Act Liabilities. . . . . . . . . . . . . . . . . . . . . .64
         Changes in and Disagreements with Accountants on Accounting and Financial Disclosure. . .65
         Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .65
         Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .65
         Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .65

         Index to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-1

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this Prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire Prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

CITADEL SECURITY SOFTWARE INC.

We license our software products, Hercules(R), WinShield(R) Secure PC(TM) and NetOFF(TM) to provide solutions within the security software segment of the software industry. Our strategy is to provide software solutions that address the growing computer network security needs of business, government and other entities. We focus our software solutions on the needs and issues of securing computing environments from internal and external attacks, accidents or failures due to system vulnerabilities or noncompliance with security policies. Our WinShield Secure PC ("Secure PC") software enables customers to monitor desktop compliance with the established policies. Our NetOFF enables customers to protect sensitive data that could be viewed on an unattended computer. Hercules is an industry leading vulnerability assessment tool that scans for vulnerabilities and remediates them under a controlled automated process.

Our security software solutions do not eliminate the need for firewalls, virtual private network technologies, virus scanners, intrusion detection solutions or vulnerability scanning assessment tools. Our security software solutions work in concert with these security technologies thereby solidifying the security infrastructure. System security begins with firewalls and virus scanners at the perimeter of the network and work inward securing the servers and desktops to reduce the opportunity for internal and external attacks, accidents or failures due to system vulnerabilities or noncompliance with security policies.

Our security software business is based in Dallas, Texas and was formed in 1996 through the acquisition of several technology businesses. In its early history we were part of a group of technology businesses owned by CT Holdings, a technology business incubator. CT Holdings had several software products which were sold directly to corporations and government entities as well as to consumers through retail distribution channels. Following some additional technology acquisitions in 1999, portions of these technologies were carved out and contributed to separate businesses which CT Holdings either managed or held as an investment. The security software business was reorganized and in November 2001, the board of directors approved the pro rata distribution to CT Holdings stockholders of 100% of the outstanding shares of common stock of Citadel Security Software Inc. (the "Distribution"). Upon the completion of the Distribution in May 2002 the security software business was transferred from CT Holdings to a Delaware corporation known as Citadel Security Software Inc. On May 20, 2002 Citadel commenced trading under the symbol CDSS on the OTC Bulletin Board.

We focus our licensing efforts on industry segments including government, education, healthcare, financial institutions and corporations in all other industry segments. This is due in part to the mandates of the Health Insurance Portability and Accountability Act ("HIPAA") for healthcare, Gramm-Leach-Bliley Act for financial services ("GLB"), Government Information Systems Reform Act ("GISRA") and Presidential Decision Directive 63 ("PDD-63") for government, each of which require certain industries to meet minimum security requirements for the protection of personal, financial and government data.

We have received a report from our independent auditors for our year ended December 31, 2002 containing an explanatory paragraph that describes the uncertainty regarding our ability to continue as a going concern due to our recurring operating losses and our working capital deficiency. During the quarter ended March 31, 2003 we recorded revenue of approximately $274,000 and incurred a net loss of approximately $1,238,000. For the year ended December 31, 2002, we recorded revenue of approximately $1,312,000 and incurred a net loss of $2,346,895. At March 31, 2003 we had a cash balance of approximately $124,000, a significant deficiency in working capital of approximately $2.4 million and a stockholders' deficit of approximately $868,000.

Our principal offices are located at 8750 North Central Expressway, Suite 100, Dallas, Texas 75231, and our telephone number is (214) 520-9292. We are a Delaware corporation. Our website url is www.citadel.com

THE  OFFERING

Common stock offered
by selling stockholders       Up  to 7,397,810 shares, including up to 2,022,139
                              shares of common stock issuable upon the exercise of common stock purchase warrants and stock options. The total number represents 33.8% of our currently outstanding common stock.

Common  stock  to  be
outstanding  after  the
offering . . . . . . . . . .  29,987,720  shares  (assuming  all  warrants  and options outstanding at June 27, 2003 are exercised)

Use  of  proceeds . . . . . . We  will not receive any proceeds from the sale of the common stock by the selling stockholders. We will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

Over-The-Counter  Bulletin
Board  Symbol . . . . . . . . CDSS

The above information regarding common stock to be outstanding after the offering is based on 21,910,498 shares of common stock outstanding as of June 27, 2003 and assumes the subsequent exercise of warrants by our selling stockholders.

To obtain funding for our ongoing operations and reduction of liabilities, including debt to related parties, we entered into Subscription Agreements with 20 accredited investors in January 2003 for the sale of (i) 3,275,000 shares of our common stock for gross proceeds of $2,625,000 (before legal, accounting and placement agent fees of approximately $228,000) and (ii) warrants to buy 1,637,500 shares of our common stock. Warrants for 245,625 shares of common stock were issued to the placement agent who later assigned warrants for 122,813 shares of common stock to accredited investor included in the Selling Stockholders table and further described in "Material Relationships With Selling Stockholders" on Page 19.

To obtain additional working capital in April 2003 we considered obtaining a bridge loan from the January 2003 accredited investors. On April 21, 2003, in lieu of the bridge loan financing, we issued 1,637,500 new warrants to the accredited investors who participated in the January 2003 private placement plus 245,625 new warrants to the placement agent and its assignees (collectively the "New Warrants"). The exercise price of the warrants issued to the investors in the January 2003 private placement (the "Prior Warrants") was reduced to $0.80 per share for a period that ended on May 6, 2003.

Investors holding Prior Warrants to purchase 1,560,559 shares of Citadel common stock exercised their Prior Warrants, for aggregate gross proceeds of approximately $1,248,000 to Citadel (before legal and accounting fees and a placement agent fee of approximately $100,000). As a result, New Warrants to purchase 1,560,559 shares of Citadel common stock will remain outstanding. The New Warrants have an exercise price of $1.27 per share (the closing market price on April 17, 2003, the date of issuance). The remaining 322,566 New Warrants that were originally issued on April 21, 2003 expired on May 6, 2003.

In addition, the placement agent received warrants to purchase 39,014 shares of Citadel common stock, based on a rate of 2.5% of 1,560,559 of New Warrants that remain outstanding on May 6, 2003. The placement agent's warrants have a per share exercise price of $1.80, the closing price of Citadel common stock on May 6, 2003 and have a five year term. The proceeds of the transaction will be used for general working capital purposes.

This Prospectus relates to the resale of these shares of common stock and the shares of common stock underlying these warrants. This Prospectus also relates to the resale of warrants to purchase 60,000 shares of common stock issued to the placement agent through April 11, 2003 under the terms of an advisory agreement, 250,000 shares of our common stock and 40,000 stock options issued in connection with short term debt, 243,862 shares of common stock issued upon the conversion of debt and 46,250 shares of common stock issued to consultants. See "Selling Stockholders" for a description of the shares and warrants.

                                  RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this Prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information in this Prospectus. The risks and uncertainties described below are not the only ones we will face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially and adversely affected. If that happens, the trading prices of our Shares could decline significantly.

The risk factors below contain forward-looking statements regarding our company. Actual results could differ materially from those set forth in the forward-looking statements. See Cautionary Statement Regarding Forward-Looking Statements above.

WE HAVE A HISTORY OF NET LOSSES AND WILL NEED ADDITIONAL FINANCING TO CONTINUE AS A GOING CONCERN.

We have received a report from our independent auditors for our year ended December 31, 2002 containing an explanatory paragraph that describes the uncertainty regarding our ability to continue as a going concern due to our historical negative cash flow and because, as of the date they rendered their opinion, we had incurred recurring operating losses and had a working capital deficiency. In addition, geopolitical and information technology industry conditions during the first half of 2003 raise substantial doubt about the Company's ability to continue as a going concern. These conditions, if they continue, could raise doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described below. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

The Company has incurred recurring operating losses, negative cash flow from operations and has a cash balance at March 31, 2003 of approximately $124,000, a significant deficiency in working capital of $2.4 million and a stockholders' deficit of approximately $868,000. The liquidity situation is being addressed through the execution of the business plan and the identification of financing alternatives. The Company's primary cash flow strategy is to increase cash flow from the execution of the operating plan which relies primarily upon the fees to be received from the licensing of Hercules.

To obtain funding for our ongoing operations and reduction of liabilities, including debt to related parties, we entered into Subscription Agreements with 20 accredited investors in January 2003 for the sale of (i) 3,275,000 shares of our common stock for gross proceeds of $2,625,000 (before legal, accounting and placement agent fees of approximately $228,000) and (ii) warrants to buy 1,637,500 shares of our common stock. Warrants for 245,625 shares of common stock were issued to the placement agent who later assigned warrants for 122,813 shares of common stock to accredited investor included in the Selling Stockholders table and further described in "Material Relationships With Selling Stockholders" on Page 19.

To obtain additional working capital in April 2003 we considered obtaining a bridge loan from the January 2003 accredited investors. On April 21, 2003, in lieu of the bridge loan financing, we issued 1,637,500 new warrants to the accredited investors who participated in the January 2003 private placement plus 245,625 new warrants to the placement agent and its assignees (collectively the "New Warrants"). The exercise price of the warrants issued to the investors in the January 2003 private placement (the "Prior Warrants") was reduced to $0.80 per share for a period that ended on May 6, 2003.

Investors holding Prior Warrants to purchase 1,560,559 shares of Citadel common stock exercised their Prior Warrants, for aggregate gross proceeds of approximately $1,248,000 to Citadel (before legal and accounting fees and a placement agent fee of approximately $100,000). As a result, New Warrants to purchase 1,560,559 shares of Citadel common stock will remain outstanding. The New Warrants have an exercise price of $1.27 per share (the closing market price on April 17, 2003, the date of issuance). The remaining 322,566 New Warrants that were originally issued on April 21, 2003 expired on May 6, 2003.

In addition, the placement agent received warrants to purchase 39,014 shares of Citadel common stock, based on a rate of 2.5% of 1,560,559 of New Warrants that remain outstanding on May 6, 2003. The placement agent's warrants have a per share exercise price of $1.80, the closing price of Citadel common stock on May 6, 2003 and have a five year term. The proceeds of the transaction will be used for general working capital purposes.

In April 2003, a CT Holdings legal claim associated with a lawsuit was settled for $225,000 payable in cash and Citadel advanced $225,000 to CT Holdings in return for a demand note payable bearing interest at 12% per year. Since CT Holdings has a significant cash deficiency and stockholders' deficit this demand note receivable will be fully reserved in the second quarter of 2003 as there can be no assurance that this note will be collected.

There can be no assurance that management's execution of its operating plan and financing strategies will be successful or that other actions may become necessary in order to raise capital. Although the Company has been successful raising capital in the past, any inability to raise capital may require the Company to sell assets or reduce the level of its operations. Such actions could have a material adverse effect on the Company's business and operations and result in charges that could be material to the Company's business and results of operations.

OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY THE UNCERTAIN GEOPOLITICAL ENVIRONMENT, AND UNFAVORABLE ECONOMIC AND MARKET CONDITIONS

Adverse economic conditions worldwide have contributed to a material slowdown in the software business and may continue to adversely impact our business, resulting in:

     - Reduced demand for our products as a result of a decrease in technology spending by our customers and potential customers;

     -    Increased price competition for our products; and

     -    Higher overhead costs as a percentage of revenues.

Terrorist and military actions may continue to put pressure on economic conditions. If the economic and market conditions in the United States do not improve, or deteriorate further, we may continue to experience material adverse impacts on our business, operating results, and financial condition as a consequence of the above factors or otherwise.

CITADEL STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION IF FUTURE EQUITY OFFERINGS ARE USED TO FUND OPERATIONS OR ACQUIRE COMPLEMENTARY BUSINESSES OR AS A RESULT OF OPTION EXERCISES

If future operations or acquisitions are financed through the issuance of equity securities, Citadel stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of the Citadel Shares.

Citadel has granted options to purchase Citadel Shares to its directors and employees and CT Holdings employees who became Citadel employees, and Citadel will grant additional options in the future. Options to purchase 6,075,083 Citadel Shares and warrants to purchase 2,002,139 Citadel Shares were outstanding on June 27, 2003. The issuance of Citadel Shares upon the exercise of these options and warrants may result in dilution to the Citadel stockholders.

CITADEL HAS VERY LIMITED OPERATING HISTORY AS AN INDEPENDENT PUBLIC COMPANY AND HAS BEEN AND MAY CONTINUE TO BE UNABLE TO OPERATE PROFITABLY AS A STANDALONE COMPANY

Although CT Holdings and its predecessors have operated as a reporting public company since 1994 and sold security software since 1996, Citadel has a very limited operating history as an independent public company after the Distribution in May 2002. Prior to the Distribution, since the businesses that comprise each of Citadel and CT Holdings were under one ultimate parent, they were able to rely, to some degree, on the earnings, assets, and cash flow of each other for capital requirements. After the Distribution, Citadel has relied solely on the security software business for such requirements. The security software business has operated at a loss in the past for CT Holdings and for Citadel following the Distribution, and there can be no assurance that such losses will not continue or increase. Additionally, Citadel's business relied prior to the Distribution on CT Holdings for various financial, administrative and managerial expertise in conducting its operations. Following the Distribution, Citadel has maintained its own credit and banking relationships and performed its own financial and investor relations functions. While a significant number of key employees of CT Holdings have been employed by Citadel following the Distribution, there can be no assurance that Citadel will be able to successfully put in place the financial, administrative and managerial structure necessary to operate as an independent public company, or that the development of such structure will not require a significant amount of management's time and other resources.

CITADEL'S HISTORICAL FINANCIAL INFORMATION PRIOR TO THE DISTRIBUTION MAY BE OF LIMITED RELEVANCE

The financial statements of Citadel for periods prior to the Distribution include the accounts of the security software division of CT Holdings' operations and have been prepared on the historical cost basis in accordance with accounting principles generally accepted in the United States and present Citadel's financial position, results of operations, and cash flows as derived from CT Holdings' historical financial statements. Certain CT Holdings assets, liabilities and expenses were allocated to Citadel based on an estimate of the proportion of corporate amounts allocable to Citadel, using such factors as revenues, number of employees, and other relevant factors. In the opinion of Citadel's management, the allocations were made on a reasonable basis. Citadel's management believes that all amounts allocated to Citadel are a reasonable representation of the costs that would have been incurred if Citadel had performed these functions as a stand-alone company.

The historical financial information for periods prior to the Distribution included in this Prospectus and the Registration Statement of which it is a part does not reflect the results of operations, financial position and cash flows of Citadel in the future and only estimates the results of operations, financial position and cash flows of Citadel had it operated as a separate stand-alone entity during the periods presented. The financial information for periods prior to the Distribution included herein does not reflect any changes that have occurred and may occur in the funding and operations of Citadel as a result of the Distribution.

OUR EARNINGS AND STOCK PRICE ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

Due to the factors noted in this Prospectus, our earnings and stock price have been and may continue to be subject to significant volatility, particularly on a quarterly basis. We have previously experienced shortfalls in revenue and earnings from levels expected by investors, which have had an immediate and significant adverse effect on the trading price of our common stock. This may occur again in the future.

IF WE LOSE THE SERVICES OF ANY OF OUR KEY PERSONNEL, INCLUDING OUR CHIEF EXECUTIVE OFFICER OR OUR DIRECTORS, OUR BUSINESS MAY SUFFER.

We are dependent on our key officers, including Steven B. Solomon, our Chairman and Chief Executive Officer, our directors, and our key employees in our finance, technology, sales and marketing operations. Our business could be negatively impacted if we were to lose the services of one or more of these persons.

MEMBERS OF CITADEL'S BOARD OF DIRECTORS AND MANAGEMENT MAY HAVE CONFLICTS OF INTEREST AFTER THE DISTRIBUTION

Members of the board of directors and management of Citadel own shares of both Citadel and CT Holdings common stock after the Distribution because of their prior relationship and, in some cases, continuing relationships as directors or executive officers with CT Holdings. In addition, following the Distribution, two of the three initial directors of Citadel are also directors of CT Holdings, and the Chief Executive Officer and Chief Financial Officer of Citadel also continue to serve as Chief Executive Officer and Chief Financial Officer of CT Holdings. These relationships could create, or appear to create, potential conflicts of interest when Citadel's directors and management are faced with decisions that could have different implications for Citadel and CT Holdings. Examples of these types of decisions might include the resolution of disputes arising out of the agreements governing the relationship between CT Holdings and Citadel following the Distribution. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public's perception of Citadel following the Distribution.

OUR INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE AND WE WILL NEED TO ADAPT OUR DEVELOPMENT TO THESE CHANGES.

We participate in a highly dynamic industry characterized by rapid change and uncertainty relating to new and emerging technologies and markets. Future technology or market changes may cause some of our products to become obsolete more quickly than expected.

INTRODUCTION OF NEW OPERATING SYSTEMS MAY CAUSE SIGNIFICANT FLUCTUATIONS IN OUR FINANCIAL RESULTS AND STOCK PRICE.

If we are unable to successfully and timely develop products that operate under existing or new operating systems, or if pending or actual releases of the new operating systems delay the purchase of our products, our future net revenues and operating results could be materially adversely affected. Additionally, as hardware vendors incorporate additional server-based network management and security tools into network operating systems, the demand may decrease for some of our products, including those currently under development.

THE TREND TOWARD CONSOLIDATION IN OUR INDUSTRY MAY IMPEDE OUR ABILITY TO COMPETE EFFECTIVELY.

As consolidation in the software industry continues, fewer companies dominate particular markets, changing the nature of the market and potentially providing consumers with fewer choices. Also, many of these companies offer a broader range of products than us, ranging from desktop to enterprise solutions. We may not be able to compete effectively against these competitors. Furthermore, we may use strategic acquisitions, as necessary, to acquire technology, people and products for our overall product strategy. As part of CT Holdings, we completed a number of acquisitions and dispositions of technologies, companies and products and may acquire and dispose of other technologies, companies and products in the future. The trend toward consolidation in our industry may result in increased competition in acquiring these technologies, people or products, resulting in increased acquisition costs or the inability to acquire the desired technologies, people or products. Any of these changes may have a significant adverse effect on our future revenues and operating results.

WE FACE INTENSE PRICE-BASED COMPETITION FOR LICENSING OF OUR PRODUCTS.

Price competition is often intense in the software market, especially for security software products. Many of our competitors have significantly reduced the price of their products. Price competition may continue to increase and become even more significant in the future, resulting in reduced profit margins.

WE MUST EFFECTIVELY ADAPT TO CHANGES IN THE DYNAMIC TECHNOLOGICAL ENVIRONMENT OF THE INTERNET IN A TIMELY MANNER.

Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of use, accessibility, quality of service or potential tax or other government regulation, remain unresolved and may affect the use of the Internet as a medium to distribute or support our software products and the functionality of some of our products. If we are unsuccessful in timely assimilating changes in the Internet environment into our business operations and product development efforts, our future net revenues and operating results could be adversely affected.

WE MAY BE UNSUCCESSFUL IN UTILIZING NEW DISTRIBUTION CHANNELS.

We currently offer products over the Internet, among other channels. We may not be able to effectively adapt our existing, or adopt new, methods of distributing our software products utilizing the rapidly evolving Internet and related technologies. The adoption of new channels may adversely impact existing channels and/or product pricing, which may reduce our future revenues and profitability.

PRODUCT RETURNS MAY AFFECT OUR NET REVENUES.

A customer may return a product under very limited circumstances during the first thirty days from shipment for a replacement if the media is damaged or for a full refund if the software does not perform in accordance with written specifications. Accordingly, the Company records a provision for returns against license revenue in the same period the revenue is recorded. The provision is estimated based on historical product returns and other known data as well as market and economic conditions. An allowance for returns, allowances and bad debts of $21,702 has been recorded at March 31, 2003. In the future this estimate may fluctuate from period to period due to factors including but not limited to the value of actual returns, the average dollar value of licenses granted in the period and the relative product revenue volume for the period. In addition, future returns could exceed the reserves we have established, which could have a material adverse affect on our operating results.

Current reseller agreements do not provide for a contractual right of return, future price concessions, or minimum purchase commitments. Payment is not contingent upon the reseller's future licensing of products. Revenue generated from products licensed through various marketing channels where the right of return might explicitly or implicitly exist is reduced by reserves for estimated product returns. Such reserves are estimates developed by management based on returns history and current economic and market trends. Management determined that no reserve for returns from resellers was required at March 31, 2003, December 31, 2002 or 2001. However, future returns could exceed the reserves we have established, which could have a material adverse affect on our operating results.

OUR INCREASED USE OF SITE LICENSES MAY INCREASE FLUCTUATIONS IN OUR FINANCIAL RESULTS AND COULD AFFECT OUR BUSINESS.

We are increasingly emphasizing licenses to corporations and small businesses through volume licensing agreements. These licensing arrangements tend to involve a longer sales cycle than other distribution channels, require greater investment of resources in establishing the enterprise relationship and can sometimes result in lower operating margins. The timing of the execution of volume licenses, or their non-renewal or renegotiation by large customers, could cause our results of operations to vary significantly from quarter to quarter and could have a material adverse impact on our results of operations. In addition, if the corporate marketplace grows and becomes a larger component of the overall marketplace, we may not be successful in expanding our corporate segment to take advantage of this growth.

THE RESULTS OF OUR RESEARCH AND DEVELOPMENT EFFORTS ARE UNCERTAIN.

We believe that we will need to make significant research and development expenditures to remain competitive. While we perform extensive usability and beta testing of new products, the products we are currently developing or may develop in the future may not be technologically successful. If they are not technologically successful, our resulting products may not achieve market acceptance and our products may not compete effectively with products of our competitors currently in the market or introduced in the future.

THE LENGTH OF THE PRODUCT DEVELOPMENT AND SALES CYCLES ARE DIFFICULT TO PREDICT.

The length of our product development and sales cycles has generally been greater than we originally expected. We are likely to experience delays in future product development or sales. These delays could have a material adverse affect on the amount and timing of future revenues.

WE MUST MANAGE AND RESTRUCTURE OUR OPERATIONS EFFECTIVELY.

We continually evaluate our product and corporate strategy. We have in the past undertaken and will in the future undertake organizational changes and/or product and marketing strategy modifications. These organizational changes increase the risk that objectives will not be met due to the allocation of valuable limited resources to implement changes. Further, due to the uncertain nature of any of these undertakings, these efforts may not be successful and we may not realize any benefit from these efforts.

WE MUST ATTRACT AND RETAIN PERSONNEL WHILE COMPETITION FOR PERSONNEL IN OUR INDUSTRY IS INTENSE.

We believe that our future success will depend in part on our ability to recruit and retain highly skilled management, sales and marketing and technical personnel. Competition in recruiting personnel in the software industry is intense. To accomplish this, we believe that we must provide personnel with a competitive compensation package, including stock options, which may require ongoing stockholder approval.

OUR SOFTWARE MAY BE SUBJECT TO DEFECTS AND PRODUCT LIABILITY.

Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. We have not experienced any material adverse effects resulting from any of these defects or errors to date and we test our products prior to release. Nonetheless, defects and errors could be found in current versions of our products, future upgrades to current products or newly developed and released products. Software defects could result in delays in market acceptance or unexpected reprogramming costs, which could materially adversely affect our operating results. Most of our license agreements with customers contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that these provisions limiting our liability may not be valid as a result of federal, state, local or foreign laws or ordinances or unfavorable judicial decisions. A successful product liability claim could have a material adverse affect on our business, operating results and financial condition.

OUR SOFTWARE PRODUCTS AND WEB SITE MAY BE SUBJECT TO INTENTIONAL DISRUPTION.

While we have not been the target of software viruses or other attacks specifically designed to impede the performance of our products or disrupt our Web site, such viruses or other attacks could be created and deployed against our products or Web site in the future. Similarly, experienced computer programmers, or hackers, may attempt to penetrate our network security or the security of our Web site from time to time. A hacker who penetrates our network or Web site could misappropriate proprietary information or cause interruptions of our services. We might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by virus creators and hackers.

WE RELY ON THIRD PARTY TECHNOLOGIES.

Our software products are designed to run on multiple operating systems and integrate with security products from other vendors. Although we believe that the target operating systems and products are and will be widely utilized by businesses in the corporate market, no assurances can be given that these businesses will actually adopt such technologies as anticipated or will not in the future migrate to other computing technologies that we do not support. Moreover, if our products and technology are not compatible with new developments from these companies, as to which there can be no assurances, our business, results of operations and financial condition could be materially and adversely affected.

WE RELY ON OUTSIDE RESEARCH ORGANIZATIONS.

With respect to security vulnerability research, we have contracted with Security Focus to provide updated vulnerability research data in addition to our own research efforts. Our own research team uses publicly available research to find information on vulnerabilities and their attributes. There can be no assurance that Security Focus or the publicly available sites will continue to operate as a going concern and that the data they provide will be delivered without interruption.

WE FACE AGGRESSIVE COMPETITION IN MANY AREAS OF OUR BUSINESS, AND OUR BUSINESS WILL BE HARMED IF WE FAIL TO COMPETE EFFECTIVELY.

We encounter aggressive competition from numerous competitors in many areas of our business. Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater financial, technical and marketing resources than we have. We may not be able to compete effectively with these competitors. To remain competitive, we must develop new products and periodically enhance our existing products in a timely manner. We anticipate that we may have to adjust the prices of many of our products to stay competitive. In addition, new competitors may emerge, and entire product lines may be threatened by new technologies or market trends that reduce the value of these product lines. The market in which we compete is influenced by the strategic direction of major computer hardware manufacturers and operating system software providers. Our competitiveness depends on our ability to enhance existing products and to offer successful new products on a timely basis. We have limited resources and must restrict product development efforts to a relatively small number of projects.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, WHICH COULD CAUSE OUR STOCK PRICE TO DECREASE.

We have been subject to substantial fluctuations in quarterly net revenues and operating results, and these fluctuations may occur in the future. Fluctuations may be caused by a number of factors, including:

     - the timing and volume of customer orders, customer cancellations, and reductions in orders by our distributors;

     -    the timing and amount of our expenses;

     - the introduction of competitive products by existing or new competitors;

     -    reduced demand for any given product;

     - seasonality in the end-of-period buying patterns of foreign and domestic software markets; and

     -    the market's transition between operating systems.

Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower prices or on terms that are less favorable to us. In addition, these factors increase the chances that our results could diverge from the expectations of investors and analysts. If so, the market price of our stock would likely decrease.

OUR MANAGEMENT TEAM IS NEW AND ITS WORKING RELATIONSHIPS ARE UNTESTED.

We have only recently assembled our management team, as part of the Distribution and changes in our operating structure. Some members of our management team have worked with each other in the past, although we cannot assess at this time the effectiveness of their working relationships and may be required to make changes in the management team to achieve our objectives.

WE RELY ON INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.

We regard our software as proprietary and underlying technology as proprietary. We seek to protect our proprietary rights through a combination of confidentiality agreements and copyright, patent, trademark and trade secret laws. However, we do not employ technology to prevent copying of our products. Third parties may copy aspects of our products or otherwise obtain and use our proprietary information without authorization or develop similar technology independently.

We do not have any patents or statutory copyrights on any of our proprietary technology that we believe to be material to our future success. Although we have filed a provisional patent application with respect to some of our business applications and intellectual property rights related to our Hercules software, we have been issued no patents and we cannot assure you that any will be issued from our provisional patent application. Our future patents, if any, may be successfully challenged and may not provide us with any competitive advantages. We may not develop proprietary products or technologies that are patentable and other parties may have prior claims.

In selling our products, we rely primarily on shrink wrap licenses that are not signed by licensees, and, therefore, such licenses may be unenforceable under the laws of some jurisdictions. In addition, existing copyright laws afford limited practical protection. Furthermore, the laws of some foreign countries do not offer the same level of protection of our proprietary rights as the laws of the United States.

Patent, trademark and trade secret protection is important to us because developing and marketing new technologies and products is time-consuming and expensive. We do not own any U.S. or foreign patents or registered intellectual property. We may not obtain issued patents or other protection from any future patent applications owned by or licensed to us.

Our competitive position is also dependent upon unpatented trade secrets. Trade secrets are difficult to protect. Our competitors may independently develop proprietary information and techniques that are substantially equivalent to ours or otherwise gain access to our trade secrets, such as through unauthorized or inadvertent disclosure of our trade secrets.

There can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology substantially equivalent or superseding proprietary technology. Furthermore, there can be no assurance that any confidentiality agreements between us and our employees will provide meaningful protection of our proprietary information, in the event of any unauthorized use or disclosure thereof. Any legal action that we may bring to protect proprietary information could be expensive and may distract management from day-to-day operations.

WE ARE INVOLVED IN LITIGATION, AND MAY BECOME INVOLVED IN FUTURE LITIGATION, WHICH MAY RESULT IN SUBSTANTIAL EXPENSE AND MAY DIVERT OUR ATTENTION FROM THE IMPLEMENTATION OF OUR BUSINESS STRATEGY.

We believe that the success of our business depends, in part, on obtaining intellectual property protection for our products, defending our intellectual property once obtained and preserving our trade secrets. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Any litigation could result in substantial expense and diversion of our attention from our business, and may not adequately protect our intellectual property rights.

In addition, we may be sued by third parties which claim that our products infringe the intellectual property rights of others. This risk is exacerbated by the fact that the validity and breadth of claims covered in technology patents involve complex legal and factual questions for which important legal principles are unresolved. Any litigation or claims against us, whether or not valid, could result in substantial costs, place a significant strain on our financial resources, divert management resources and harm our reputation. Such claims could result in awards of substantial damages, which could have a significant adverse impact on our results of operations. In addition, intellectual property litigation or claims could force us to:

     - cease licensing, incorporating or using any of our products that incorporate the challenged intellectual property, which would adversely affect our revenue;

     - obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, if at all; and

     -    redesign our products, which would be costly and time-consuming.

As part of the Distribution, CT Holdings has assigned to us a legal proceeding in which it is a defendant. From time to time, we may be subject to additional legal claims incidental to our business. We may suffer an unfavorable outcome as a result of one or more claims. We do not expect the final resolution of these claims to have a material adverse effect on our financial position, individually or in the aggregate. However, depending on the amount and timing of unfavorable resolutions of claims against us, or the costs of settlement or litigation, our future results of operations or cash flows could be materially adversely affected.

CT Holdings is a party to some legal proceedings, to which Citadel is not a party. If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that at the time CT Holdings effected the Distribution, CT Holdings or Citadel (1) was insolvent;
(2) was rendered insolvent by reason of the Distribution; (3) was engaged in a business or transaction for which their respective remaining assets constituted unreasonably small capital; or (4) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts matured, such court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and require that the stockholders return the Citadel Shares (in whole or in part) to CT Holdings or require Citadel to fund certain liabilities for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, CT Holdings or Citadel would be considered insolvent if the fair value of their respective assets were less than the amount of their respective liabilities or if they incurred debt beyond their ability to repay such debt as it matures. See "Business- Legal Proceedings".

CITADEL MAY INCUR INCREASED EXPENSES IF THE TRANSITION SERVICES AGREEMENT WITH CT HOLDINGS IS TERMINATED

In connection with the Distribution, Citadel has entered into a transition services agreement with CT Holdings. This agreement provides that CT Holdings and Citadel provide each other services in such areas as information management and technology, employee benefits administration, payroll, financial accounting and reporting, claims administration and reporting, and other areas where CT Holdings and Citadel may need transitional assistance and support following the Distribution. The agreement generally extends for one year after the Distribution, but may be terminated earlier under certain circumstances, including a default. If the agreement is terminated, Citadel or CT Holdings may be required to obtain such services from a third party or increase its headcount to provide such services. This could be more expensive than the fees required under the transition services agreement.

SOME PROVISIONS OF CITADEL'S CERTIFICATE OF INCORPORATION, BYLAWS AND THE TAX DISAFFILIATION AGREEMENT MAY DISCOURAGE TAKEOVERS

Citadel's certificate of incorporation and bylaws contain some anti-takeover provisions that may make more difficult or expensive or that may discourage a tender offer, change in control or takeover attempt that is opposed by Citadel's board of directors. In particular, Citadel's certificate of incorporation and bylaws:

(1) classify Citadel's board of directors into three groups, so that stockholders elect only one-third of the board each year;

(2) permit stockholders to remove directors only for cause and only by the affirmative vote of at least 80% of Citadel's voting shares;

(3) permit a special stockholders' meeting to be called only by a majority of the board of directors;

(4) do not permit stockholders to take action except at an annual or special meeting of stockholders;

(5) require stockholders to give Citadel advance notice to nominate candidates for election to Citadel's board of directors or to make stockholder proposals at a stockholders' meeting;

(6) permit Citadel's board of directors to issue, without stockholder approval, preferred stock with such terms as the board may determine;

(7) require the vote of the holders of at least 80% of Citadel's voting shares for stockholder amendments to Citadel's bylaws; and

(8) require, for the approval of a business combination with stockholders owning 5% or more of Citadel's voting shares, the vote of at least 50% of Citadel's voting shares not owned by such stockholder, unless certain fair price requirements are met or the business combination is approved by the continuing directors of Citadel.

These provisions of Citadel's certificate of incorporation and bylaws, and Delaware law could discourage potential acquisition proposals and could delay or prevent a change in control of Citadel, even though a majority of Citadel's stockholders may consider such proposals, if effected, desirable. These provisions could also make it more difficult for third parties to remove and replace the members of Citadel's board of directors. Moreover, these provisions could diminish the opportunities for stockholders to participate in some tender offers, including tender offers at prices above the then-current market value of the Citadel Shares, and may also inhibit increases in the trading price of the Citadel Shares that could result from takeover attempts or speculation.

In connection with the Distribution, Citadel agreed to indemnify CT Holdings for all taxes and liabilities incurred as a result of Citadel's or an affiliate's post-Distribution action or omission contributing to an Internal Revenue Service determination that the Distribution was not tax-free. Unless CT Holdings effectively rebuts the presumption that a change in control transaction involving Citadel or disposition of Citadel occurring within the four-year period beginning two years prior to the Distribution Date is pursuant to the same plan or series of related transactions as the Distribution, the Internal Revenue Service might determine that the Distribution was not tax-free, giving rise to Citadel's indemnification obligation. These provisions of the tax disaffiliation agreement may have the effect of discouraging or preventing an acquisition of Citadel or a disposition of Citadel's businesses, which may in turn depress the market price for the Citadel Shares.

SUBSTANTIAL SALES OF CITADEL SHARES MAY HAVE AN ADVERSE IMPACT ON THE TRADING PRICE OF THE CITADEL SHARES

CT Holdings distributed to CT Holdings' stockholders a total of approximately 14,387,000 Citadel Shares. Under the United States federal securities laws, substantially all of these shares may be resold immediately in the public market, except for (1) Citadel Shares held by affiliates of Citadel or (2) shares which are issued in respect of restricted shares of CT Holdings common stock. Some of the CT Holdings stockholders who receive Citadel Shares may decide that they do not want shares in a company consisting of the security software business, and may sell their Citadel Shares. Citadel cannot predict whether stockholders will resell large numbers of Citadel Shares in the public market following the Distribution or how quickly they may resell these Citadel Shares. If Citadel stockholders sell large numbers of Citadel Shares over a short period of time, or if investors anticipate large sales of Citadel Shares over a short period of time, this could adversely affect the trading price of the Citadel Shares.

FAILURE TO QUALIFY AS A TAX-FREE TRANSACTION COULD RESULT IN SUBSTANTIAL
LIABILITY

CT Holdings and Citadel intend for the Distribution to be tax-free for U.S. federal income tax purposes. Neither CT Holdings nor Citadel has requested an advance ruling from the Internal Revenue Service, or any opinion of their tax advisors, as to the tax consequences of the Distribution. No assurance can be given that the Internal Revenue Service or the courts will agree that the Distribution is tax-free.

If the Distribution does not qualify for tax-free treatment, a substantial corporate tax would be payable by the consolidated group of which CT Holdings is the common parent measured by the difference between (1) the aggregate fair market value of the Citadel Shares on the Distribution Date and (2) CT Holdings' adjusted tax basis in the Citadel Shares on the Distribution Date. The corporate level tax would be payable by CT Holdings. However, Citadel has agreed under certain circumstances to indemnify CT Holdings for all or a portion of this tax liability. This indemnification obligation, if triggered, could have a material adverse effect on the results of operations and financial position of Citadel. In addition, under the applicable treasury regulations, each member of CT Holdings' consolidated group (including Citadel) is severally liable for such tax liability.

Furthermore, if the Distribution does not qualify as tax-free, each CT Holdings stockholder who receives Citadel Shares in the Distribution would be taxed as if he had received a cash dividend equal to the fair market value of his Citadel Shares on the Distribution Date.

Even if the Distribution qualifies as tax-free, CT Holdings could nevertheless incur a substantial corporate tax liability under Section 355(e) of the Internal Revenue Code of 1986, as amended (the Internal Revenue Code or the Code), if CT Holdings or Citadel were to undergo a change in control (whether by acquisition, additional share issuance or otherwise) pursuant to a plan or series of related transactions which include the Distribution. Any transaction which occurs within the four-year period beginning two years prior to the Distribution is presumed to be part of a plan or series of related transactions which includes the

Distribution unless CT Holdings establishes otherwise. Under certain circumstances, Citadel would be obligated to indemnify CT Holdings for all or a portion of this substantial corporate tax liability under the tax disaffiliation agreement. This indemnification obligation would have a material adverse effect on the results of our operations and financial position.

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

o that a broker or dealer approve a person's account for transactions in penny stocks; and
o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

o obtain financial information and investment experience objectives of the person; and
o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

o sets forth the basis on which the broker or dealer made the suitability determination; and
o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants, if the selling shareholders exercise the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock, except as indicated.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this Prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Except as described in the section entitled "Material Relationships with Selling Stockholders", no selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates. The selling stockholders may from time to time offer and sell any or all of their shares as listed below. Because the selling stockholders are not obligated to sell their shares, and because they may also acquire publicly traded shares of our common stock, we cannot estimate how many shares each selling stockholder will beneficially own after this offering. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

---------------------------------------------------------------------------------------------------------------
                                      SHARES BENEFICIALLY OWNED
                                          PRIOR TO OFFERING
                                  -------------------------------------
                                  NUMBER OF               TOTAL SHARES,               SHARES BENEFICIALLY OWNED
                                   SHARES     NUMBER OF    WARRANTS AND                  AFTER THE OFFERING (1)
                                   COMMON     WARRANTS      OPTIONS AS    SHARES BEING  ----------------------
NAME OF BENEFICIAL OWNER            STOCK    AND OPTIONS    % OF CLASS      OFFERED(1)   NUMBER    % OF CLASS
-----------------------------      ---------  -----------  --------------  ------------  ---------  -----------
MicroCapital Fund LP (3)           1,753,500      450,000        9.1%         1,800,000    403,500       1.8%
The Raisin Fund LLC (4)              937,500      312,500        5.4%         1,250,000          -        *
Presage Corporation (5)              468,750      156,250        2.8%           625,000          -        *
Scott DeSano (6)                     468,750      156,250        2.8%           625,000          -        *
Valor Capital Management, LP (7)     375,000      125,000        2.2%           500,000          -        *
Mark E. Murphy (8)                   281,250       93,750        1.7%           375,000          -        *
J. James Finnerty (9)                187,500       77,441        1.2%           264,941          -        *
Bob Davidson (10)                    125,000       62,500         *             187,500          -        *
Dorado Funds LLC (11)                168,750       56,250        1.0%           225,000          -        *
Rainbow Trading Corporation (12)     412,700       50,000        2.1%           150,000    312,700       1.4%
Richard Vietze (13)                   93,750       31,250         *             125,000          -        *
Michael Alessandro and Shelia
   Alessandro JTWROS (14)             98,750       31,250         *             125,000      5,000        *
David Blakeney Lee (15)               75,000       25,000         *             100,000          -        *
Jonathan Merriman (16)                67,246       29,746         *              96,992          -        *
Jon M. Plexico (17)                   18,750        6,395         *              25,145          -        *
Merriman, Curhan, Ford & Co. (18)          -      261,826                       221,826     40,000        *
Greg Curhan (19)                           -       39,914         *              39,914          -        *
Steve Sarracino (19)                       -       21,492         *              21,492          -        *
John Cooleen (19)                          -        7,253         *               7,253          -        *
Bradley Rotter (19)                        -        3,509         *               3,509          -        *
Aspen Advisors (20)                   24,563       24,563         *              49,126          -        *
DHR International Inc. (21)            8,250            -         *               8,250          -        *
Michael Wachs (22)                    44,250            -         *              38,000      6,250        *
Schnitzer Interests Ltd. (23)        293,862            -        1.6%           293,862          -        *
Kenneth Schnitzer (24)                70,000            -         *                   -     70,000        *
Larry Steinberg (25)                 186,000            -         *             186,000          -        *
Ari Reubin (25)                        4,000            -         *               4,000          -        *
Michael Hershman (25)                 10,000            -         *              10,000          -        *
Marc Still (26)                            -       40,000         *              40,000          -        *
                                   ---------  -----------  --------------  ------------  ---------  -----------
                                   6,173,121    2,062,139       27.3%         7,397,810    837,450       3.7%
                                   =========  ===========  ==============  ============  =========  ===========

* less than 1%

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of the warrants by reason of any stock split,


                                       15

     stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933

(2)  Assumes all shares being offered are sold.

(3) Shares being offered excludes 403,500 shares acquired in open market purchases and includes 900,000 shares acquired in the January 2003 private placement, 450,000 shares received from the exercise of warrants in May 2003 and 450,000 shares underlying warrants issued April 21, 2003. MicroCapital LLC, a registered investment advisor, has sole voting and investment power with respect to all such shares and is the general partner of MicroCapital Fund LP. Ian P. Ellis is the managing member of MicroCapital LLC and has sole voting and investment power of these shares. Mr. Ellis disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(4) Shares being offered include 625,000 shares acquired in the January 2003 private placement, 312,500 shares received from the exercise of warrants in May 2003 and 312,500 shares underlying warrants issued April 21, 2003. This selling shareholder is an affiliate of a registered broker-dealer. At the time this selling shareholder acquired these securities, he (i) was an affiliate of a broker dealer, (ii) had no direct or indirect agreement or understanding with any person to distribute the securities to be resold, and (iii) acquired the securities to be resold in the ordinary course of its business. Preston Raisin has sole voting and investment power with respect to all such shares. Mr. Raisin disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(5) Shares being offered include 312,500 shares acquired in the January 2003 private placement, 156,250 shares received from the exercise of warrants in May 2003 and 156,250 shares underlying warrants issued April 21, 2003. Bradley Rotter has sole voting and investment power with respect to all such shares. Mr. Rotter disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Mr. Rotter is an affiliate of Merriman Curhan Ford & Co., a registered broker-dealer. At the time of the acquisition, this selling stockholder had no agreement, understanding or arrangement with any person, directly or indirectly, to dispose of the securities to be resold, and acquired the securities to be resold in the ordinary course of business.

(6) Shares being offered include 312,500 shares acquired in the January 2003 private placement, 156,250 shares received from the exercise of warrants in May 2003 and 156,250 shares underlying warrants issued April 21, 2003.

(7) Shares being offered include 250,000 shares acquired in the January 2003 private placement, 125,000 shares received from the exercise of warrants in May 2003 and 125,000 shares underlying warrants issued April 21, 2003. John
     M. Krotky III has sole voting and investment power with respect to all such shares. Mr. Krotky disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(8) Shares being offered include 187,500 shares acquired in the January 2003 private placement, 93,750 shares received from the exercise of warrants in May 2003, 93,750 shares underlying warrants issued April 21, 2003 and 14,941 shares underlying warrants assigned to Mr. Finnerty from MCF.

(9) Shares being offered include 125,000 shares acquired in the January 2003 private placement, 62,500 shares received from the exercise of warrants in May 2003 and 62,500 shares underlying warrants issued April 21, 2003. This selling stockholder (i) is an affiliate of Merriman Curhan Ford & Co., a registered broker-dealer, (ii) at the time of the acquisition, had no agreement, understanding or arrangement with any person, directly or indirectly, to dispose of the securities to be resold, and (iii) acquired the securities to be resold in the ordinary course of business.

(10) Shares being offered includes 125,000 shares and 62,500 shares underlying warrants acquired in the January 2003 private placement.

(11) Shares being offered includes 112,500 shares acquired in the January 2003 private placement, 56,250 shares received from the exercise of warrants in May 2003 and 56,250 shares underlying warrants issued April 21, 2003. David Lee has sole voting and investment power with respect to all such shares. Mr. Lee disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(12) Shares being offered excludes 312,700 shares acquired in open market purchases and includes 100,000 shares and 50,000 shares underlying warrants acquired in the January 2003 private placement. This selling stockholder is an affiliate of a registered broker-dealer. At the time this selling stockholder acquired these securities, it (i) was an affiliate of a


                                       16

     broker-dealer, (ii) had no direct or indirect agreement or understanding with any person to distribute the securities to be resold, and (iii) acquired the securities to be resold in the ordinary course of its business. Stanford C. Finney Jr. and Dennis Greer have sole voting and investment power with respect to all such shares. Mr. Finney and Mr. Greer disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(13) Shares being offered include 62,500 shares acquired in the January 2003 private placement, 31,250 shares received from the exercise of warrants in May 2003 and 31,250 shares underlying warrants issued April 21, 2003.

(14) Shares being offered excludes 5,000 shares acquired in the open market and includes 62,500 shares acquired in the January 2003 private placement, 31,250 shares received from the exercise of warrants in May 2003 and 31,250 shares underlying warrants issued April 21, 2003.

(15) Shares being offered include 50,000 shares acquired in the January 2003 private placement, 25,000 shares received from the exercise of warrants in May 2003 and 25,000 shares underlying warrants issued April 21, 2003.

(16) Shares being offered include 37,500 shares acquired in the January 2003 private placement, 10,996 shares underlying warrants exercised in May 2003 that had been assigned to Mr. Merriman from MCF, 18,750 shares received from the exercise of warrants in May 2003 and 29,746 shares underlying warrants issued April 21, 2003. This selling stockholder (i) is an affiliate of Merriman Curhan Ford & Co., a registered broker-dealer, (ii) at the time of the acquisition, had no agreement, understanding or arrangement with any person, directly or indirectly, to dispose of the securities to be resold, and (iii) acquired the securities to be resold in the ordinary course of business.

(17) Shares being offered include 12,500 shares acquired in the January 2003 private placement, 145 shares underlying warrants assigned to Mr. Plexico from MCF, 6,250 shares received from the exercise of warrants in May 2003 and 6,250 shares underlying warrants issued April 21, 2003. This selling stockholder (i) is an affiliate of Merriman Curhan Ford & Co., a registered broker-dealer, (ii) at the time of the acquisition, had no agreement, understanding or arrangement with any person, directly or indirectly, to dispose of the securities to be resold, and (iii) acquired the securities to be resold in the ordinary course of business.

(18) Shares being offered include warrants for 122,812 shares received as compensation for services by Merriman Curhan Ford & Co. ("MCF") as placement agent for our January 2003 private placement and warrants for 39,014 shares received by MCF as compensation for services by MCF as a result of the warrants exercised in May 2003. MCF receives warrants for 10,000 shares of common stock each month pursuant to the terms of the investment advisory agreement (the "Monthly Warrants"). The shares being offered include the Monthly Warrants to purchase 60,000 shares which are included in this registration statement, and excludes Monthly Warrants for 20,000 shares that are immediately exercisable but were issued after the filing of this registration statement and 20,000 that become exercisable within 60 days of June 27, 2003 which are not included in this registration statement. This selling stockholder is a registered broker-dealer. At the time this selling stockholder acquired this warrant, it (i) was a broker-dealer, (ii) had no direct or indirect agreement or understanding with any person to immediately distribute the warrant, or the shares issuable upon exercise or conversion thereof, and (iii) did not acquire the warrant, or the shares issuable upon exercise or conversion thereof, for the purpose of reselling such securities in the ordinary course of its business. D. Jonathan Merriman and Gregory S. Curhan have sole voting and investment power of these shares. Mr. Merriman and Mr. Curhan disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(19) Shares being offered include a total of 72,168 warrants which were received by MCF and then, warrants in the amount shown were assigned by MCF to this beneficial owner. This selling stockholder (i) is an affiliate of Merriman Curhan Ford & Co., a registered broker-dealer, (ii) at the time of the acquisition, had no agreement, understanding or arrangement with any person, directly or indirectly, to dispose of the securities to be resold, and (iii) acquired the securities to be resold in the ordinary course of business.

(20) Shares being offered include 24,563 shares received from the exercise of warrants which had been assigned by MCF and 24,563 shares underlying warrants issued April 21, 2003. Marc Still has sole voting and investment power with respect to all such shares. Mr. Still disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.


                                       17

(21) Shares being offered include 8,250 shares received for executive recruiting services. Michael Setze has sole voting and investment power with respect to all such shares. Mr. Setze disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(22) Shares being offered include 38,000 shares received for investor relations services to be performed in 2003 and excludes 6,250 shares of common stock received upon the Distribution on May 17, 2002.

(23) Shares being offered include 50,000 shares issued in connection with a loan to the Company and 243,862 shares issued upon conversion of the loan into share of common stock. Kenneth Schnitzer and Douglas W. Schnitzer have sole voting and investment power with respect to all such shares. Mr. K. Schnitzer and Mr. D. Schnitzer disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(24) Shares being offered exclude 4,000 shares issued in the spin off distribution of Citadel shares on May 17, 2002 and 66,000 shares acquired in open market purchases. Mr. K. Schnitzer is a principal of Schnitzer Interests Ltd. and as such, the 70,000 shares have been included in the calculation of the beneficial ownership percentages of Schnitzer Interests Ltd.

(25) Shares being offered consist of shares issued in connection with a loan to the company by an entity with which the individual is affiliated.

(26) Shares being offered include stock options for 40,000 shares which were granted in connection with a loan to Citadel by an affiliated party.

As of June 27, 2003, there were issued and outstanding 21,910,498 shares of common stock. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.


TERMS OF WARRANTS

In connection with the January 2003 private placement, we issued to 20 accredited investors warrants to buy 1,637,500 shares of our common stock at an exercise price of $1.50 per share. The warrants expire in three years and may be terminated by the Company, at its option, when the closing market price of the Company's common stock has closed at or above $2.40 per share for ten consecutive trading days. In addition, the placement agent received warrants to purchase 245,625 shares of common stock at $1.18 per share with the same expiration terms and a cashless exercise provision. The placement agent later assigned warrants for 122,813 shares of common stock to accredited investors included in the Selling Stockholders table and further described in "Material Relationships With Selling Stockholders" on Page 19.

To obtain additional working capital in April 2003 we considered obtaining a
bridge loan from the January 2003 accredited investors.   On April 21, 2003, in
lieu of the bridge loan financing, we issued 1,637,500 new warrants to the accredited investors who participated in the January 2003 private placement plus 245,625 new warrants to the placement agent and its assignees (collectively the "New Warrants"). The exercise price of the warrants issued to the investors in the January 2003 private placement (the "Prior Warrants") was reduced to $0.80 per share for a period that ended on May 6, 2003.

Investors holding Prior Warrants to purchase 1,560,559 shares of Citadel common stock exercised their Prior Warrants, for aggregate gross proceeds of approximately $1,248,000 to Citadel (before legal and accounting fees and a placement agent fee of approximately $100,000). As a result, New Warrants to purchase 1,560,559 shares of Citadel common stock will remain outstanding. The New Warrants have an exercise price of $1.27 per share (the closing market price on April 17, 2003, the date of issuance) and have the same terms and conditions as the Prior Warrants. The remaining 322,566 New Warrants that were originally issued on April 21, 2003 expired on May 6, 2003.

In addition, the placement agent received warrants to purchase 39,014 shares of Citadel common stock, based on a rate of 2.5% of 1,560,559 of New Warrants that remain outstanding on May 6, 2003. The placement agent's warrants have a per share exercise price of $1.80, the closing price of Citadel common stock on May 6, 2003 and have a five year term. The proceeds of the transaction will be used for general working capital purposes.

In addition, the exercise price of the warrants will be adjusted in the event we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

If the Registration Statement, of which this Prospectus is a part, is not declared effective by the SEC on or prior to the date one hundred fifty (150) days after the Closing, or June 28, 2003 (the "Deadline Date"), then upon the first day following the Deadline Date (the "Initial Liquidated Damages Date"), and upon the expiration of each fifteen (15)-day period following the Initial Liquidated Damages Date in which the Registration Statement has not been declared effective by the SEC (each, an "Additional Liquidated Damages Date"), the Issuer shall pay the Investor, as liquidated damages and not as a penalty, an amount equal to 1.5% (expressed as a percentage of the Purchase Price for the shares sold to the Investor) with respect to any failure to timely obtain the effectiveness of the Registration Statement; and for any Initial Liquidated Damages Date or Additional Liquidated Damages Date, such payment shall be made no later than the first business day of the calendar month next succeeding the month in which such Initial Liquidated Damages Date or Additional Liquidated Damages Date occurs.

A complete copy of the form of the Subscription Agreement and Warrants were filed or incorporated by reference with the SEC as exhibits to our Form SB-2 relating to this Prospectus.

MATERIAL RELATIONSHIPS WITH SELLING STOCKHOLDERS

On November 11, 2002 the Company entered into an investment advisory and investment banking agreement with Merriman Curhan Ford & Co., formerly known as RTX Securities Corporation ("MCF"). Under the terms of the agreement MCF receives 10,000 warrants each month with an exercise price of the closing price of the Company's common stock on the monthly anniversary of the effective date of the agreement.

In January 2003, MCF acted as the placement agent in a private placement of 3,275,000 shares of common stock plus warrants for 1,637,500 to 15 accredited investors. MCF received a placement fee for this transaction in cash of $196,875 plus warrants for 245,625 shares of common stock. A portion of the warrants were assigned by MCF to individuals and an investment firm that participated in the placement fee as follows:

     J. James Finnerty                   14,941
     Jonathan Merriman                   10,996
     Jon M. Plexico                         145
     Greg Curhan                         39,914     (1)
     Steve Sarracino                     21,492     (1)
     John Cooleen                         7,253     (1)
     Bradley Rotter                       3,509     (1)
     Aspen Advisors                      24,563     (1)

(1) Accredited investor that had not acquired shares of stock in the private placement.

In April 2003, MCF acted as the placement agent for the issuance of new warrants to the accredited investors in the January 2003 private placement, which resulted in warrants to purchase an additional 1,560,559 shares of our common stock following the exercise of warrants held by some of the holders of the January 2003 warrants. MCF received a placement fee of $93,634 in cash plus warrants for 39,014 shares of common stock for completing the April 2003 transaction. Mr. Jonathan Merriman and Aspen Advisors exercised 10,996 and 24,563, respectively of the January 2003 warrants assigned to them by MCF and retained issued new warrants for the same number of shares.

DHR International Inc. ("DHR") provided recruiting services to the Company in the year ended December 31, 2002. The fees to DHR were paid in part by cash and in part by 8,250 shares of common stock issued to DHR, and 6,750 shares of common stock issued to a principal of DHR which are not being registered in this filing.

Michael Wachs was issued 38,000 shares of common stock pursuant to investor relations services to be performed during the year ending December 31, 2003.

Pursuant to the terms of a $40,000 note payable to Aspen Advisors in June 2002, stock options to acquire 40,000 shares of common stock were issued to Marc Still, a principal in Aspen Advisors.

On September 11, 2002 the Company entered into a $200,000 8% note payable with an entity controlled by Larry Steinberg, Ari Reubin and Michael Hershman, (collectively, the "Principals"). In conjunction with the note the Company entered into stock purchase agreements with Mr. Steinberg for 186,000 shares, Mr. Reubin for 4,000 shares and Mr. Hershman for 10,000 shares in exchange for $2,000 in cash.

On December 9, 2002 the Company entered into a $250,000 8% note payable due May 16, 2003 with Kenneth Schnitzer. In conjunction with this note the Company issued 50,000 shares of common stock for $500. In January 2003, the Company repaid $25,000 of the principal balance of the note. In April 2003, the noteholder entered into an agreement with the Company to convert the note plus accrued interest into 243,862 shares of common stock. In addition, prior to the distribution date of May 17, 2002, Mr. Schnitzer held shares of CT Holdings Inc. common stock that resulted from the conversion of shares held of a CT Holdings Inc. affiliated company common stock that resulted in the issuance of 4,000 shares of Citadel common stock on the distribution date.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     -    privately-negotiated transactions;

     -    short sales;

     - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     -    through the writing of options on the shares;

     -    a combination of any such methods of sale; and

     -    any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this Prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this Prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this Prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this Prospectus is a part, and file a Prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

We may suspend the use of this prospectus on a limited basis if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling stockholder.

PROSPECTUS DELIVERY.

Since each of selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth:

     - the name of the selling stockholder and of any participating underwriters, broker-dealers or agents;
     -    the aggregate amount and type of securities being offered;
     - the price at which the securities were sold and other material terms of the offering;
     - any discounts, commissions, concessions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers; and
     - that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

A prospectus supplement or a post-effective amendment may be filed with the SEC to disclose additional information with respect to the distribution of the shares. In particular, if we receive notice from a selling stockholder that a donee, pledgee, transferee or other successor intends to sell more than 500 shares of our common stock, or that a selling stockholder has entered into a material arrangement with an underwriter or broker-dealer for the sale of shares covered by this prospectus, then to the extent required we will file a supplement to this prospectus.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

     - that a broker or dealer approve a person's account for transactions in penny stocks; and

     - the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

     - In order to approve a person's account for transactions in penny stocks, the broker or dealer must

     - obtain financial information and investment experience objectives of the person; and

     - make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

     - sets forth the basis on which the broker or dealer made the suitability determination; and

     - that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants.

In January 2003, we entered into Subscription Agreements with 20 accredited investors in January 2003 for the sale of (i) $2,625,000 of gross cash proceeds for 3,275,000 shares of our common stock and (ii) warrants to buy 1,637,500 shares of our common stock. Estimated transaction costs for this private placement were approximately $228,000 including a fee to the placement agent for $196,875. The proceeds received from the sale of the common stock were used for working capital needs, payment of the transaction fees, the satisfaction of legal settlements, and repayments of short-term borrowings, including the repayment of $550,000 of related party indebtedness. Warrants for 245,625 shares of common stock were issued to the placement agent who later assigned warrants for 122,813 shares of common stock to accredited investor included in the Selling Stockholders table and further described in "Material Relationships With Selling Stockholders" on Page 19.

To obtain additional working capital in April 2003 we considered obtaining a
bridge loan from the January 2003 accredited investors.   On April 21, 2003, in
lieu of the bridge loan financing, we issued 1,637,500 new warrants to the accredited investors who participated in the January 2003 private placement plus 245,625 new warrants to the placement agent and its assignees (collectively the "New Warrants"). The exercise price of the warrants issued to the investors in the January 2003 private placement (the "Prior Warrants") was reduced to $0.80 per share for a period that ended on May 6, 2003.

Investors holding Prior Warrants to purchase 1,560,559 shares of Citadel common stock exercised their Prior Warrants, for aggregate gross proceeds of approximately $1,248,000 to Citadel (before legal and accounting fees and a placement agent fee of approximately $110,000). The proceeds from the exercise of the Prior Warrants have been used for working capital purposes. As a result, New Warrants to purchase 1,560,559 shares of Citadel common stock will remain outstanding. The New Warrants have an exercise price of $1.27 per share (the closing market price on April 17, 2003, the date of issuance). The remaining 322,566 New Warrants that were originally issued on April 21, 2003 expired on May 6, 2003. Prior Warrants for 322,566 shares of common stock also remain outstanding at May 6, 2003.

In addition, the placement agent received warrants to purchase 39,014 shares of Citadel common stock, based on a rate of 2.5% of 1,560,559 of New Warrants that remain outstanding on May 6, 2003. The placement agent's warrants have a per share exercise price of $1.80, the closing price of Citadel common stock on May 6, 2003 and have a five year term. The proceeds of the transaction will be used for general working capital purposes.

If all the warrants outstanding at May 6, 2003 were exercised , we would receive approximately $2,293,000 of cash.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol "CDSS". Our common stock has been quoted on the OTCBB since May 2002 when we completed the spin-off distribution from our former parent company. Prior to the Distribution, there was no public market for our common stock.

The following table sets forth, for the periods indicated, the high and low daily closing sale prices for our Common Stock. The quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

                                                    HIGH    LOW
                                                   ------  -----
     YEAR ENDED DECEMBER 31, 2002
         2nd Quarter (began trading May 20, 2002).  $1.22  $0.51
         3rd Quarter . . . . . . . . . . . . . . .   0.75   0.30
         4th Quarter . . . . . . . . . . . . . . .   1.15   0.28
     YEAR ENDING DECEMBER 31, 2003
         1st Quarter . . . . . . . . . . . . . . .  $1.47  $0.96
         2nd Quarter (through June 27, 2003) . . .   1.98   1.11

HOLDERS

As of June 27, 2003, we had approximately 850 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Computershare Trust Company, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant. We have 1,000,000 shares of preferred stock authorized, none issued, which if issued could entitle the holders thereof to preferences over holders of our common stock as to payment of dividends and liquidation proceeds.


Equity Compensation Plans

The 2002 Stock Incentive Plan went effective upon the completion of the Distribution. This Plan was adopted by the board of directors and approved by the shareholder of Citadel prior to the Distribution. The plan authorizes the Board or a committee, which administers the plan, to grant stock options, stock appreciation rights, restricted stock and deferred stock awards to our officers, directors, employees and consultants. A total of 1,500,000 shares of common stock were reserved for issuance under the terms of the 2002 Stock Incentive Plan. In the event of any sale of assets, merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the stock, the Board or committee may make an equitable substitution or adjustment in the aggregate number of shares reserved for issuance under the plan. We have granted 1,054,000 awards under the 2002 Stock Incentive Plan through June 27, 2003. Options cancelled through June 27, 2003 due to employee terminations amounted to 231,417 and were added back to the options available for future grants under the Plan. The options granted have a term of 10 years and except for 80,000 immediately exercisable options, all options vest over a period of one to three years. The underlying shares of common stock in the Plan have not been registered although the Company intends to register them.

The board of directors has also granted options outside of the 2002 Stock Incentive Plan. These options are not covered under a plan approved by the shareholders. Options have been granted to officers, directors, employees, shareholders and consultants to the Company. The options granted have a term of 10 years or less. There were 5,252,500 options outstanding at June 27, 2003 of which 4,244,144 are exercisable. The remaining options granted vest over a period of one to three years. Options to purchase 165,000 shares of common stock were issued to consultants for services. The underlying shares of common stock have not been registered although the Company intends to register them.

In November 2002 the Company entered into an agreement with an investment banker to provide financial services including capital raising services to the Company. Under the terms of the agreement the Company has agreed that for each month of the agreement, up to six months, will issue to the investment banker warrants to purchase 10,000 shares of common stock of the Company. The warrants will be issued at an exercise price equal to the closing price on the monthly anniversary date of the agreement. Warrants to purchase 80,000 shares of the Company's common stock at an average exercise price of $1.23 were outstanding at June 27, 2003.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

You should read the following discussion in conjunction with our audited financial statements and related notes included elsewhere in this Prospectus. Our year ends on December 31, and each of our quarters end on the final day of a calendar quarter (each March 31, June 30 and September 30). Prior to separation from CT Holdings, described below, our year end was the same as CT Holdings' year end, also December 31. The following discussion contains forward-looking statements. Please see Forward-Looking Statements for a discussion of uncertainties, risks and assumptions associated with these statements.

SEPARATION FROM CT HOLDINGS

In November 2001 the board of directors of CT Holdings approved a pro rata distribution to CT Holdings stockholders of 100% of the outstanding shares of common stock of Citadel Security Software Inc. (the "Distribution"), which until the distribution date on May 17, 2002 (the "Distributions Date"), was a wholly owned subsidiary of CT Holdings. On the Distribution Date 14,387,244 shares of Citadel common stock were distributed to CT Holdings stockholders as of May 6, 2002, the record date for the Distribution. Each CT Holdings stockholder received one Citadel share for every four CT Holdings shares held on that date. On May 20, 2002, Citadel common stock began trading on the OTC Bulletin Board under the symbol "CDSS".

Prior to the Distribution Citadel filed an information statement on Form 10-SB and amendments with the SEC. The filings are available via the EDGAR system on the SEC website, www.sec.gov, or through a link to the SEC website on Citadel's web site, www.citadel.com. The information statement that was filed with the SEC describes the distribution and provides important financial and other information about Citadel, including risk factors related to Citadel and the Distribution. CT Holdings began mailing the information statement to CT Holdings shareholders on May 6, 2002. Citadel was incorporated under the laws of the State of Delaware in December 1996 as a wholly owned subsidiary of CT Holdings. Citadel had no material assets or activities until the contribution of the security software business by CT Holdings to the Citadel corporate entity on the Distribution Date. After the Distribution, Citadel became an independent public company, with CT Holdings having no continuing ownership interest in Citadel.

Citadel's financial statements have been prepared in accordance with accounting principles generally accepted in the United States, and reflect the historical financial position, results of operations, and cash flows of the business transferred to Citadel from CT Holdings in conjunction with the Distribution. The financial information included in this Prospectus, however, is not necessarily indicative of what Citadel's results of operations or financial position would have been had it operated as an independent company during the periods presented prior to the Distribution Date, nor is it necessarily indicative of its future performance as an independent company.

Prior to the Distribution on May 17, 2002 Citadel was allocated the CT Holdings corporate assets, liabilities and expenses related to the security software business based on an estimate of the proportion of such amounts allocable to Citadel, utilizing such factors as total revenues, number of employees and other relevant factors. We believe that these allocations have been made on a reasonable and a consistent basis for the periods presented. We further believe that all costs allocated to Citadel are a reasonable representation of the costs that Citadel would have incurred if Citadel had performed these functions as a stand-alone company although there can be no assurance in this regard.

In conjunction with the separation of the security software business from CT Holdings, Citadel entered into various agreements with CT Holdings that address the allocation of assets and liabilities, and that define Citadel's relationship with CT Holdings after the Distribution, including a distribution agreement, a tax disaffiliation agreement, a transition services agreement, and a sublease agreement. The transition services agreement allows for a charge to CT Holdings of $20,000 per month for the payroll and benefits costs associated with the part time services of our CEO, CFO and accounting staff, shared office space and indirect overhead expenses. It is estimated that the CEO, CFO and accounting staff will spend 20% to 33% of their time on the business of CT Holdings. CT Holdings will bear the cost of all charges and activities directly identified to CT Holdings.

OUR BUSINESS

The security software business of Citadel was formed in 1996 through the acquisition of several technology businesses and was operated by the business incubator CT Holdings from 1996 through May 17, 2002. Following some additional technology acquisitions in 1999, portions of the technology businesses of CT Holdings were carved out and contributed to separate companies in which CT Holdings held an investment. In 2000, Citadel's security software business was reevaluated and refocused primarily on product development. Product sales were not heavily promoted during the year 2000 through the end of the year 2001. During 2000 and 2001 enhancements to Secure PC and NetOFF were released. In 2001 the Hercules development project began and as the release date approached business development and marketing activities were started. In late 2001 and early 2002 sales resources were added to begin building sales pipeline in anticipation of the March 2002 release of Hercules.

In May 2002, Citadel was spun out of CT Holdings as a standalone public company. Our strategy is to address the growing computer network security needs of business, government and other entities with the development, marketing and licensing of time saving and cost effective security software solutions that automatically remediate security vulnerabilities from a central point of control and manage security policies to secure the information infrastructure "inside the firewall". We operate in the security software business segment of the software industry.

We focus our software solutions on the needs and issues of securing computing environments inside the firewall from internal and external cyber threat vulnerabilities. A vulnerability is any weakness in software code, system configuration or systems settings that may be exploited thereby allowing the running of a malicious code or the unauthorized access by an individual to obtain information or to do damage to an organization's computing environment. Our security software solutions do not eliminate the need for firewalls, virtual private network technologies, virus scanners, intrusion detection solutions or vulnerability scanning assessment tools. Our security software solutions work in concert with these security technologies thereby completing the security infrastructure which begins with firewalls and virus scanners at the perimeter of the network and works inward securing the servers and desktops by reducing the opportunity for internal and external attacks, accidents or failures due to system vulnerabilities.

Vulnerabilities fall into five classes: unnecessary services, mis-configurations, backdoors, insecure accounts and software defects. CERT/CC(R) identified 4,129 vulnerabilities in the year 2002. This is an increase of 69% over vulnerabilities identified in the year 2001. The number of vulnerabilities identified in the years 2000, 2001 and 2002 were 7,656 representing 92% of the total vulnerabilities identified by CERT/CC(R) since 1988. The statistics reported by CERT/CC(R), a registered trademark of Carnegie Mellon University's, Software Engineering Institute, may be found on the website www.cert.org. The number of vulnerabilities and incidents of attack are increasing at an accelerating rate. CERT/CC(R) reports further that the attacks are becoming increasingly sophisticated and occur more frequently. The task facing information technology ("IT") professionals is the process of discovering these vulnerabilities on their systems and then determining how and when to remedy them. We have positioned our company as a security solutions provider to allow organizations to proactively protect their networks from this growing number of security threats and incidents.

Network security administrators must continually monitor their networks for new vulnerabilities in a timely manner to protect, and keep confidential, the business data and personal information they hold in those networks. Today a security administrator must maintain a staff of people to manually remediate each vulnerability on each machine attached to a network one-at-a-time. This process is time consuming and costly. The larger the network the more personnel that must be retained to perform the remediation function. The anticipated growth in vulnerabilities will add costs to the security infrastructure of an organization. Quality and consistency of applying the remediations manually across large networks is also a concern of security administrators.

CRITICAL ACCOUNTING POLICIES

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America
(GAAP). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to bad debts, returns and allowances, software capitalization and technological obsolescence, payroll tax obligations, and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

We have identified below the accounting policies, revenue recognition and software costs, related to what we believe are most critical to our business operations and are discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results.

REVENUE RECOGNITION

Our revenue recognition policies are in compliance with Statement of Position
(SOP) No. 97-2, "Software Revenue Recognition," as amended by SOP 98-9, and Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements." We recognize revenue from licensing of our products when persuasive evidence of a sale arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. Post sale customer support contracts provide the customer the right to telephone support, software patches (software bug fixes), vulnerability remediation updates and software updates on a when and if available basis. Customer support contracts are sold separately from the license and the related revenue is recognized ratably over the term of the customer support contract.

Our products are typically sold standalone and are not bundled with professional services, training or other products and services. Should we group additional products or services together as an offering in the future, revenue would be allocated to the components based on vender specific objective evidence ("VSOE") and recognized based on the fair value of that component had each been sold separately. In determining VSOE, management considers several factors that include price lists, historical transactions with similar terms and conditions and the interpretation of the contractual agreement. If any of these factors are misinterpreted, the result could be an error in the amount or period of the revenue recognized.

In May 2002 we made our Hercules product available to our customers under a two-year subscription license in addition to a perpetual license. The customer may renew the subscription at the end of the two-year term or may convert the subscription into a perpetual use license at any time for an additional fee. Under the subscription license the customer receives the right to use the product, post sale customer support and remediation signature updates for the term of the subscription and for as long as the customer meets its payment obligation. The subscription fee payment is generally due in equal payments at the beginning of the subscription term and then on each anniversary date thereafter. Revenue from subscriptions is recognized ratably over the term of the subscription. If a customer fails to adhere to the payment terms of the subscription, the revenue recognized is limited to the ratable recognition of the amount of payments actually received.

The subscription license model offers customers under budget constraints the ability to license our product for fees substantially less than the perpetual license fees. This model has the initial effect of lowering our revenue and cash flow as compared to the perpetual model but we believe has a benefit of sustainable recurring revenue and cash flow over the average life of the subscriptions. We believe that this licensing model will not change our cost structure or our obligation to provide post sale customer support or vulnerability remediation update services. Since this is a new licensing model for us there can be no assurance that we will be successful with this model or that revenue, cash flow or costs may be adversely affected by unknown or unidentified factors.

Customers may obtain a license to our products through our website and telesales organization, and through promotions or reseller agreements with independent third parties. Our customers have a choice to electronically download our software or to have the media and documentation shipped to them directly. A customer may return a product under very limited circumstances during the first thirty days for a replacement if the media is damaged or for a full refund if the software does not perform in accordance with written specifications. Accordingly we record a provision for product returns and allowances against product revenue in the same period the revenue is recorded. The estimates are based on historical product returns, allowances, refunds, average invoice size and other known data as well as market and economic conditions. Software code is inherently subject to program coding errors commonly referred to as software "bugs." Changes in the estimates of product returns could occur should our software experience an unusually high number of bugs. While the product may perform substantially in accordance with written specifications management may decide to allow customers to return product or to incur costs to develop a software patch to replace the code causing the bug. While the returns of product have been minimal there can be no assurance that our historical returns are representative of the future.

Our products are not sold through retail distribution channels. Resellers and systems integrators generally order product when they receive an order from their end user customer and receive a reseller discount from our product and customer support contract list price for generating the order. Current reseller agreements do not provide for a contractual right of return, future price concessions, minimum inventory commitments nor is payment contingent upon the reseller's future sales of our products. Revenue generated through distribution and marketing channels where the right of return exists, explicitly or implicitly, is reduced by reserves for estimated product returns. Such reserves are estimates based on returns history and current economic and market trends.

SOFTWARE DEVELOPMENT COSTS

We follow the guidance provided in Statement of Financial Accounting Standards No. 86 "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed" ("SFAS No. 86") regarding the accounting for the costs of developing our products. Purchased software (i.e. software acquired from a third party) is recorded at the lower of acquisition cost or net realizable value. We develop software for licensing to our customers and capitalize software development costs when technological feasibility has been established. Technological feasibility generally occurs at the time a detailed plan is available and programming of the software code may begin. Software development costs not qualifying for capitalization are expensed and classified as product development expense in the statements of operations. Product development expense and the capitalization rate will fluctuate from period to period depending upon the number and status of software development projects that are in process and the related number of people assigned to those projects.

Purchased software and capitalized software development costs are amortized using the greater of the revenue method or the straight-line method with useful lives ranging from one to five years. Amortization expense is classified in costs of revenue on the statements of operations. Our products operate on or with other third party operating systems and software. When determining the useful life of a product we consider factors such as the current state of the technology, operating systems on which our products run, competitive products and the potential use of our products by the end user. Technological advances in software operating systems and other software technologies on which our products rely may shorten the expected life cycle of some versions of our products. We make an assessment of the useful lives of our products at each balance sheet date. If that assessment determines that a shortened product life has occurred, we amortize the remaining unamortized balances over the new estimated useful life of the product and provide disclosure regarding a change in estimate in the notes to the financial statements pursuant to Accounting Principles Board Opinion No. 20 "Accounting Changes."

We evaluate the estimated net realizable value of each software product at each balance sheet date. The estimate is based on historical and forecasted net revenue for each product. Net revenue is the product revenue reduced by the estimated costs of revenue and, if in development, the estimated cost to complete the development of the product. When the net book value exceeds the estimate of net realizable value, we record a write-down to net realizable value on each product affected. Management's ability to achieve its revenue forecast is subject to judgment, competitive pressures, market and economic conditions and management's ability to successfully license its products to its customers. A change in one or more of these factors may influence management's estimates. Accordingly currently estimated net realizable values are subject to reductions resulting in corresponding charges for impairment in the future.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2003 AS COMPARED WITH THE THREE MONTHS ENDED MARCH 31, 2002

                                                 Three Months Ended
                                                       March 31,
                                                   2003        2002
                                                -----------  --------
          Revenue from:
            License fees
               Hercules                         $  117,798   $      -
               SecurePC                             52,603     70,022
               NetOFF                               17,197     22,728
                                                -----------  --------
                                                   187,598     92,750
            Customer support contracts              77,606      1,526
            Other services                           8,726          -
                                                -----------  --------
                                                   273,930     94,276
          Provision for returns and allowances           -     (5,000)
                                                -----------  --------
                                                $  273,930   $ 89,276
                                                ===========  ========

The increase in revenue is due primarily to the license fees and customer support contract revenue recognized from the licensing of Hercules. The increase in customer support contract revenue recognized is attributable to the higher number of active customer support contracts during the quarter ended March 31, 2003 versus the quarter ended March 31, 2002.

We focus our licensing efforts on industry segments including government, education, healthcare, financial institutions and corporations in all other industry segments. This is due in part to the mandates of the Health Insurance Portability and Accountability Act ("HIPAA") for healthcare, Gramm-Leach-Bliley Act for financial services businesses ("GLB"), Government Information Systems Reform Act ("GISRA") and government initiatives under the National Strategy to Secure Cyberspace, each of which require certain industries to meet minimum security requirements for the protection of personal, financial and government data. The revenue distribution by industry segments for the three months ended March 31, 2003 and 2002 was as follows:

                                        Three Months Ended March 31,
                                             2003            2002
                                        -------------  -------------
     Healthcare                                   20%            34%
     Education                                    26%            16%
     Financial services                            1%            11%
     Government                                   30%             4%
     All other, primarily corporations            23%            35%

Revenue from customers representing 10% or more of total revenue during the three months ended March 31, 2003 and 2002, respectively, was as follows:

                                Three Months Ended
                                    March 31,
                                 2003       2002       Industry Segment
                               ---------  ---------    ----------------------
Gold Bank                          22%         -%      Financial Services
Veterans Administration
  Medical Centers of the
  Department of Veterans Affairs    -%        18%      Healthcare
Memorial Hermann Baptist Hospital   -%        16%      Healthcare

COSTS OF REVENUE

Total costs of revenue were $68,800 for the three months ended March 31, 2003 versus $7,092 for the three months ended March 31, 2002. The components of costs of revenue are as follows:

                                          Three Months Ended
                                              March 31,
                                         2003            2002
                                       ----------     ----------
Costs of revenue
   Software amortization               $  46,446      $    5,000
   Customer support costs                 21,787               -
   Shipping, supplies and other              567           2,092
                                       ---------      ----------
   Total costs of revenue              $  68,800      $    7,092
                                       =========      ==========

During the year 2002 and the three months ended March 31, 2003 we launched the first release of Hercules and four point release updates of Hercules. As a result, software amortization expense increased $41,446, in the three months ended March 31, 2003 over the three months ended March 31, 2002 due to higher balances of capitalized software development costs primarily related to the capitalized development costs of Hercules. Our development plan for the remainder of 2003 includes the planned release of new features and functionality to our products, including version 2.0 of Hercules. Software amortization varies according to the timing of product releases and the amount of capitalized development costs that become amortizable upon the release of new products and versions. We expect that software amortization will increase in the remaining quarters of 2003 due to the start of amortization of the capitalized software development costs associated Hercules version 2.0 scheduled for release during the second quarter of 2003.

The comparison of unamortized capitalized software development costs to the net realizable value of the capitalized software at March 31, 2003 and December 31, 2002 indicated that the unamortized capitalized software balances at March 31, 2003 and December 31, 2002 did not exceed net realizable value and accordingly no write-off was required during the three months ended March 31, 2003 or the year ended December 31, 2002. Because the net realizable value analysis involves assumptions as to future product revenues there can be no assurance that we will successfully achieve those future revenue forecasts or that an unexpected technological change in operating systems or other technologies will not impair the recorded values or require us to change our estimated useful lives in the future.

Under our post sale customer support agreements a customer receives telephone support and the right to receive software point releases and software patches. In addition to these services, Hercules customers receive updates to the vulnerability remediation signatures via Internet access to our VFlash remediation signature database. Our customer support organization was first formed in July 2002 with the assignment of personnel to the post sale customer support function and the implementation of a customer support call tracking system. The post sale customer support activities in periods prior to July 2002 were immaterial and generally not distinguishable from sales and marketing costs. Prior to July 2002 the costs to write the vulnerability remediation signatures for the initial release of Hercules were included in product development costs. The customer support costs for the three months ended March 31, 2003 of $21,787 include the salaries, benefits and other direct expenses of the personnel assigned to the post sale customer support function plus similar expenses associated with the team that writes the vulnerability remediation signatures and manages the signature database.

We encourage our customers to download their licensed software programs and related documentation directly from our website. In many cases a limited use evaluation copy is downloaded as part of the technical sales effort prior to the customer committing to license the product. Once the customer issues a purchase order for the license a permanent license key is provided for the quantity and time frame of use. This delivery process reduces the costs of shipping and preparation of media and documentation versus traditional media preparation and delivery methods. Shipping and preparation costs for the three months ended March 31, 2003 were $567 compared to $2,092 for the three months ended March 31, 2002. We expect that shipping and preparation costs will vary with revenue levels but will not become a significant component of costs of revenue.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

We incurred selling, general and administrative expenses of $1,285,645 for the three months ended March 31, 2003 versus $594,162 for the three months ended March 31, 2002, representing an increase of $691,483 or 116%. Of this increase approximately $320,000 is attributable to the compensation, commissions and employee benefits as well as increased travel expenses of approximately $100,000 associated with the increase in the number of employees hired to execute our sales and marketing strategies surrounding our flagship product, Hercules. At March 31, 2003 we employed twenty (20) people in sales, marketing and business development, and seven (7) people in finance, administration and general management. This compares to eight (8) people in selling, marketing and business development, and five (5) in finance, administration and general management at March 31, 2002. Approximately $189,000 of the increase relates to professional fees associated with investment banking services, legal and accounting fees and public relations fees incurred in the first quarter of 2003. The remaining increase in selling and administrative expenses of approximately $63,000 is primarily due to the general increase in telephone, office supplies, recruiting fees and other similar overhead expenses associated with the increase in the number of personnel.

We are continuing to execute our business plan and accordingly we expect the number of employees focused on sales, marketing, and business development activities to increase in future periods causing an increase in the related compensation and benefits expenses. We do not anticipate a large increase in the number of administrative personnel. We will continue to tightly control costs and expenses and limit expenditures to necessary items to support the addition of sales and sales engineering resources.

PRODUCT DEVELOPMENT EXPENSE

We capitalize software development costs at the time technological feasibility is established which generally occurs at the time the design and analysis plan is completed and programming begins. Costs and expenses that do not qualify for capitalization are expensed as product development expenses. These costs and expenses primarily consist of salaries, benefits and the direct and indirect costs associated with the development staff or the specific development projects. During the three months ended March 31, 2003 we incurred $65,705 of product development expense which is net of $486,266 of capitalized software development costs. During the three months ended March 31, 2002 we incurred product development expenses of $40,675 net of $131,174 of capitalized software development costs.

Product development expense and the capitalization rate historically have fluctuated, and may continue to fluctuate from period to period in the future depending upon the number and status of software development projects that are in process and the related number of employees assigned to those projects. At March 31, 2003 we employed twenty (20) people in development including our Chief Technology Officer. At March 31, 2002 we employed five (5) people in development.
We plan to add development resources to our team as is necessary to execute the development project plan in the future. Capitalized software development costs and product development expense are expected to increase as we continue the development of new versions of our products in the future.

DEPRECIATION EXPENSE

We recognize depreciation expense for the depreciation of property and equipment. Depreciation expense for the quarter ended March 31, 2003 was $38,044, compared to $16,929 for the three months ended March 31, 2002, an increase of $21,115, or 125%. We attribute this decrease to higher depreciable balances of property and equipment. Our business plan calls for the addition of staff in all departments. Although we have no material commitments for capital expenditures at March 31, 2003 the planned employee additions will require us to increase capital expenditures for computers and network infrastructure improvements and accordingly there will be an increase in capital expenditures and depreciation expense in future periods.


RESULTS OF OPERATIONS FOR YEAR ENDED DECEMBER 31, 2002 AS COMPARED WITH THE YEAR ENDED DECEMBER 31, 2001


OPERATIONAL HIGHLIGHTS OF 2002

Key operational highlights for the year ending December 31, 2002 include:

     - Hercules, an automated vulnerability remediation solution and our flagship product, was first released for commercial licensing in March 2002. The initial release was interoperable with scanners from Internet Security Systems, Microsoft and Nessus Consulting.

     -    Shipments of Hercules began in the second quarter of 2002.

     - In May 2002 we completed the spin-out of Citadel from its former parent company and began trading on the OTCBB under the symbol CDSS.

     - We entered into strategic relationships with eEye Digital Security Inc., Harris Corporation, and Qualys Inc. to build the interoperability of Hercules with their respective vulnerability scanning assessment solutions.

     - New updates to Hercules were released in the second, third and fourth quarters adding new features, reporting capabilities and interoperability with the vulnerability assessment products offered by our partners.

     - We began development of the next generation of Hercules in the fourth quarter of 2002 which is scheduled for release in 2003 and includes UNIX and Linux platform support, device grouping, enhanced remediation scheduling and enhanced reporting.

     - In the third quarter we entered into an agreement with PlanetGov Inc., a systems integrator servicing the U.S. Federal Government market, to offer our products to the Department of Veterans Affairs (VA) through the "Purchase of Computer Hardware and Software - 2" (PCHS-2) contract.

     - In the second quarter of 2002 we began efforts and negotiations with potential funding sources to raise capital for the Company. Our efforts bore fruit in January 2003 as we were successful in raising approximately $2,397,000 of net proceeds from the sale of 3,275,000 shares of common stock and warrants to purchase 1,883,125 shares in a private placement to accredited investors.

REVENUE

Revenue, net of provision for product returns, from all three of the our products for the year ended December 31, 2002 was $1,311,800 versus $580,039 for the year ended December 31, 2001, an increase of $731,761 or 126%. The increase in revenue is primarily due to an increase in the number of sales representatives and the availability of Hercules for shipment during the year ended December 31, 2002. Revenue from all three products grew in 2002 over 2001. During 2002 we grew our sales and marketing staff from 7 people at December 31, 2001 to 16 people at December 31, 2002.

                                               Year Ended December 31,
                                                   2002        2001
                                                -----------  --------
          Revenue from:
            License fees
               Hercules                         $  414,444   $      -
               SecurePC                            542,825    468,570
               NetOFF                              222,103     77,123
                                                -----------  --------
                                                 1,179,372    545,693
            Customer support contracts             134,521     18,845
            Other                                    7,940     15,501
                                                -----------  --------
                                                 1,321,833    580,039
          Provision for returns and allowances     (10,033)         -
                                                -----------  --------
                                                $1,311,800   $580,039
                                                ===========  ========

Shipments of Hercules since its initial release in March 2002 attributed $414,444 or 32% of total revenue during the year ended December 31, 2002. Revenue recognized from customer support contracts is recognized ratably over the length of the contract, generally one year, amounted to $134,521 and $18,845 for the years ended December 31, 2002 and 2001, respectively. Since June 2002 we have required all customers to enter into a separate customer support contract with the licensing of our products. This had the effect of increasing revenue from post sales customer support contracts in 2002 over 2001 as not all customers were required to enter into customer support contracts prior to June 2002. We expect that customer support revenue will increase in the future due to this policy as well as our forecast of growth in license fees, primarily due to Hercules, and we expect that our customers will renew their annual customer support contracts in future periods. However there can be no assurance that that our customers will do either. In addition, there is approximately $8,553 of services revenue recognized upon the completion of two custom development projects during the year ended December 31, 2002. Custom development services are not expected to be a significant component of future revenue.

The provision for product returns and allowances for the years ended December 31, 2002 amounted to $10,033. At December 31, 2001 no provision for returns and allowances was determined to be required. The provision for returns and allowances is an estimate based upon historical trends and the increase in the average invoice size in 2002. We do not expect product returns, if any, related to this 2002 revenue to exceed the estimated allowance of $10,033 at December 31, 2002 due to the nature of our licensing terms and product quality however, there can be no assurance that returns will not exceed the allowance. We do not ship product into distribution channels to hold as inventory-for-sale and therefore we have no exposure to distributor returns for overstocked inventory or distributor price adjustments.

We focus our licensing efforts on industry segments including government, education, healthcare, financial institutions and corporations in all other industry segments. This is due in part to the mandates of the Health Insurance Portability and Accountability Act ("HIPAA") for healthcare, Gramm-Leach-Bliley Act for financial services ("GLB"), Government Information Systems Reform Act ("GISRA") and Presidential Decision Directive 63 ("PDD-63") for government, each of which require certain industries to meet minimum security requirements for the protection of personal, financial and government data. The revenue distribution by industry segments for the years ended December 31, 2002 and 2001 was as follows:

                                            Year Ended December 31,
                                             2002            2001
                                        -------------  -------------
     Healthcare                                   36%             8%
     Education                                     8%            15%
     Financial institutions                       27%            33%
     Government                                    8%             8%
     All other, primarily corporations            21%            36%

Revenue from customers representing 10% or more of total revenue during the years ended December 31, 2002 and 2001, respectively, was as follows:


                                               Year Ended December 31,
                                                  2002       2001        Industry Segment
                                                ---------  ----------  ------------------
Washington Mutual Bank                                27%        31%  Financial institutions
Veterans Administration Medical Centers
  of the Department of Veterans Affairs ("VA")        23%         3%  Healthcare

Of our total revenue approximately $333,350 was sold through resellers with the remainder from fees generated by our direct sales force. Of the fees received from resellers approximately $303,325 related to the product and support contracts sold through resellers authorized to sell to the VA under a federal procurement contract. Although the customers listed above represent a large portion of the 2002 revenue we do not rely on any one customer, group of customers or industry segment for a significant source of recurring revenue. There is no assurance that the distribution of revenue by industry segment is representative of future revenue projections and we expect that our revenue by industry segment could vary dramatically from period to period.

COSTS OF REVENUE

Costs associated with revenue generally consist of software amortization, customer support costs associated with customer support contracts and the costs of shipping our products. Total costs of revenue were $291,639 for the year ended December 31, 2002 versus $621,382 for the year ended December 31, 2001. Software amortization for the year ended December 31, 2002 was $119,590 and compares to $594,923 for the year ended December 31, 2001. The decrease in software amortization of $475,333 or 80% in 2002 from 2001 is directly attributable to lower amortizable balances of capitalized software during the year ended December 31, 2002 versus during the year ended December 31, 2001. The lower amortizable balances were due in part to business conditions and factors considered at December 31, 2000, including minimal revenue forecasts for the then existing products and the decision at that time to refocus the Company's strategic direction around the development and release of Hercules. We determined that the estimated useful lives of the then existing products should be shortened and we fully amortized the remaining capitalized software costs over the year ended December 31, 2001. The resulting change in estimate increased software amortization in the year ended December 31, 2001 by approximately $420,000. We expect that software amortization costs will increase in the future due to the increase in capitalization of software development costs, primarily due to an increase in the number of product development personnel, and the planned release of additional product features and functionality. The comparison of unamortized capitalized software development costs to the net realizable value of the capitalized software at December 31, 2002 and 2001 indicated that the unamortized capitalized software balances at December 31, 2002 and 2001 did not exceed net realizable value and accordingly no write-off was required during the years ended December 31, 2002 or 2001.

Under our customer support agreements a customer receives telephone support and the right to receive software point releases and software patches. In addition to these services Hercules customers receive updates to the vulnerability remediation signatures via Internet access to our VFlash remediation signature database. In July 2002, we formalized our customer support organization with the assignment of personnel to the post sale customer support function and the implementation of a customer support call tracking system. The post sale customer support activities in periods prior to July 2002 were immaterial and generally not distinguishable from sales and marketing costs. Prior to July 2002 the costs to write the vulnerability remediation signatures was included in product development expense. The customer support costs for the year ended December 31, 2002 of $167,107 include the salaries, benefits and other direct expenses of the personnel assigned to the post sale customer support function plus similar expenses associated with the team that writes the vulnerability remediation signatures and manages the signature database.

We encourage our customers to download their licensed software programs and related documentation directly from our website. In many cases a limited use evaluation copy is downloaded as part of the technical sales effort prior to the customer committing to license the product. Once the customer issues a purchase order for the license a permanent license key is provided for the quantity and time frame of use. This delivery process reduces the costs of shipping and preparation of media and documentation versus traditional media preparation and delivery methods. Shipping costs for the year ended December 31, 2002 were $4,942 compared to $26,459 for the year ended December 31, 2001 a decrease of $21,517 or 81%. We expect that delivery and preparation costs will vary with revenue levels but will not become a significant component of costs of revenue.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

We incurred selling, general and administrative expenses of $3,306,257 for the year ended December 31, 2002 versus $1,610,922 for the year ended December 31, 2001, an increase of $1,695,335 or 105%. Of this increase approximately $1,286,000 is attributable to the compensation, commissions and employee benefits associated with the increase in the number of employees hired to execute our business strategy. New hires during 2002 include members of the management team including our chief financial officer, our vice president of sales and our vice president of marketing. At December 31, 2002 we employed sixteen (16) people in sales, marketing and business development, and six (6) people in finance, administration and general management including our CEO. This compares to seven (7) people in selling, general and administrative functions, and five (5) in finance, administration and general management at December 31, 2001. The reason for the growth in sales and marketing personnel is primarily due to the 2002 launch of the business around our flagship product, Hercules. In the second quarter of 2001 we began the execution of a market development strategy for the Hercules vulnerability remediation solution and hired business development personnel to begin building strategic third party relationships and in the third quarter of 2001 we hired marketing personnel to build brand awareness. In anticipation of the initial Hercules release in March 2002 we expanded our sales organization in the first and second quarters of 2002 to include the addition of experienced sales representatives and sales engineers. These initiatives have increased the number of employees and our operating expenses accordingly, including an increase in travel expenses of approximately $153,000. Professional fees related to consultants who provided strategic and tactical sales and marketing expertise to the Company in 2002 increased approximately $144,000 including approximately $63,000 of stock compensation expense for stock options and warrants issued to consultants for services. The remaining increase in selling and administrative expenses of approximately $112,000 is primarily due to the general increase in telephone, office supplies recruiting fees and other similar overhead expenses associated with the increase in personnel.

We are continuing to execute our business plan and accordingly we expect the number of employees focused on sales, marketing, and business development activities to increase in future periods causing an increase in the related compensation and benefits expenses. We do not anticipate a large increase in the number of administrative personnel. We will continue to tightly control costs and expenses and limit expenditures to necessary items to support the addition of sales and engineering resources.

PRODUCT DEVELOPMENT EXPENSE

We capitalize software development costs at the time technological feasibility is established which generally occurs at the time the design and analysis plan is completed and programming begins. Costs and expenses that do not qualify for capitalization are expensed as product development expenses. These costs and expenses primarily consist of salaries, benefits and the direct and indirect costs associated with the development staff or the specific development projects. During the year ended December 31, 2002 we incurred $285,105 of product development expense which is net of $597,034 of capitalized software development costs. During the year ended December 31, 2001 we incurred product development expenses of $118,432 net of $177,110 of capitalized software costs.

Capitalized software development costs and product development expense are expected to increase as we begin development of new versions releases of our products in the future. Product development expense and the capitalization rate historically have fluctuated, and may continue to fluctuate from period to period in the future depending upon the number and status of software development projects that are in process and the related number of employees assigned to those projects. At December 31, 2002 we employed twelve (12) people in development including our Chief Technology Officer. We plan to add development resources to our team as is necessary to execute the development project plan in the future.

DEPRECIATION EXPENSE

Depreciation expense for the year ended December 31, 2002 was $36,934, compared to $95,284 for the year ended December 31, 2001, representing a decrease of $58,350 or 61%. We attribute this decrease to lower depreciable balances of property, equipment and leasehold improvements. In September 2002 we entered into commitments for approximately $400,000 to acquire computer software and equipment. The assets acquired are being depreciated over an estimated useful life of three years and began depreciating in the fourth quarter of 2002. The addition of software and equipment to support our operating plan for the next twelve months is expected to increase depreciation expense accordingly in future periods.

INTEREST EXPENSE

Interest expense of $107,796 during the year ended December 31, 2002, including $62,583 of amortization of debt discounts and $8,680 of expense related to the fair value of stock options issued to a note holder, relates directly to the borrowings on notes payable that were entered into to fund our operations following the Distribution on May 17, 2002. There was no interest expense for the year ended December 31, 2001.

OTHER INCOME

Other income of $369,036 represents the write-off of old accounts payable balances relating to years prior to 2001. We wrote off these accounts payable balances as we no longer believe that they represent liabilities of the company. These amounts were written off primarily because the vendor is no longer in business or we have not had any communication with the vendor in several years.

LIQUIDITY AND CAPITAL RESOURCES

Three Months ended March 31, 2003
---------------------------------------------
The balance of cash and cash equivalents at March 31, 2003 was $123,996. The net cash used in operating activities of $1,156,303 for the three months ended March 31, 2003 is principally a result of the net loss of $1,237,682 and a decrease in cash resulting from a net change in operating assets and liabilities of $63,495 offset by net non-cash charges of $144,874 primarily consisting of $84,489 of depreciation and amortization, a non-cash charge of $23,600 representing the fair value of stock warrants issued in lieu of cash for services, and $35,083 of debt discount amortization. The net cash provided by operating activities of $11,973 for the three months ended March 31, 2002 is principally a result of the net loss of $569,582 offset by non-cash charges of $26,929 for depreciation, amortization and bad debt expense plus an increase in cash resulting from a net change in operating assets and liabilities of $554,626.

Cash flows used by investing activities were $341,442, representing $56,176 purchases of computer equipment for newly hired employees and improvements to our information technology infrastructure and $486,266 of additions to capitalized software development costs related to the Hercules version 2.0 product development costs incurred during the three months ended March 31, 2003. In addition we received $201,000 from the payment of a note receivable. During the three months ended March 31, 2002 we acquired $14,773 of computers and software and capitalized $131,174 of software development costs directly related to the first release of Hercules in March 2002. As noted above, expenditures for computer equipment and our expansion of our information technology infrastructure will increase in future periods as we add personnel and continue to execute our business plan. There are no material commitments for new capital expenditures at March 31, 2003. In April 2003 a CT Holdings legal claim associated with a lawsuit was settled for $225,000 in cash and Citadel advanced $225,000 to CT Holdings in return for a demand note payable bearing interest at 12% per year. Since CT Holdings has a significant cash deficiency and stockholders' deficit this demand note receivable will be fully reserved in the second quarter of 2003 as there can be no assurance that this note will be collected.

Cash flows provided by financing activities for the three months ended March 31, 2003 include the net proceeds of approximately $2,397,000 from the issuance of 3,275,000 shares of unregistered common stock and advances received from related parties of $141,445. During the quarter ended March 31, 2003 we repaid notes payable to third parties of $225,000 and reduced advances and notes payable to related parties by $705,000 of which $550,000 represented payments of notes payable to our CEO. In addition, during the quarter ended March 31, 2003 a former director exercised stock options for 862,500 shares of the Company's common stock using a $250,000 note payable to the former director plus accrued interest of $26,000 through the date of exercise as payment of the aggregate exercise price of $276,000. At March 31, 2002 we were a subsidiary of CT Holdings and as a result, cash flows provided by financing activities are represented by the contribution from CT Holdings, our parent prior to the Distribution, of $70,811 for the three months ended March 31, 2002.

As a result of the aforementioned factors, cash and cash equivalents increased by $111,167 for the quarter ended March 31, 2003, versus a decrease of $63,163 for the three months ended March 31, 2002.

Year ended December 31, 2002
--------------------------------------

Our cash and cash equivalents at December 31, 2002 were $12,829. The net cash used in operating activities of $592,716 for the year ended December 31, 2002 is principally a result of the net loss of $2,346,895 partially offset by changes in operating assets and liabilities of $1,374,214 plus net non-cash charges of $379,965 primarily consisting of depreciation and amortization of $156,524, amortization of debt discount of $62,583 and $140,858 of stock compensation expense for the fair value of stock and stock options issued for payment of professional services. The increase in accounts receivable of $162,443 is directly attributable to the increase in revenue during the year ended December 31, 2002. Operating liabilities before deferred revenue have increased $1,362,551, primarily due to the growth of accounts payable, payroll tax obligations and accrued compensation related to commissions, vacation liabilities and other incentives recorded at December 31, 2002. The increase is primarily due to a lack of appropriate levels of cash to settle these liabilities in a timely manner. In addition, deferred revenue increased $150,193 due to a higher value and volume of post sale customer support contracts in force at December 31, 2002 than at December 31, 2001. Current liabilities including notes payable will increase in the future until the Company raises sufficient capital either through increased cash flow from operations or a capital financing to settle these amounts. For the year ended December 31, 2001 the net cash used in operating activities of $703,774 is principally a result of the net loss of $1,865,981, partially offset by non-cash charges of $670,851 primarily for depreciation and amortization expenses and a net increase in operating assets and liabilities of $491,356 primarily related to the increase in the payroll tax obligation or $245,385 and increases in accounts payable and accrued expenses of $56,972 and accrued compensation of $78,037.

Cash flows used by investing activities were $1,023,423 representing $426,386 purchases of computer equipment and internal use software to support the increase in employees and our technology infrastructure and $597,034 of additions to capitalized software development costs related to the development projects completed or in process at December 31, 2002. During the year ended December 31, 2001 we incurred $44,232 in expenditures for property and equipment and $177,110 for capitalized software development costs. Expenditures for computer equipment and our information technology infrastructure will likely increase in future periods as we add personnel and continue to execute our business plan. In addition, our development plans include new releases of features and functionality in our products therefore it is likely that there will be an increase in the amount of capitalized software development costs in future periods.

Cash flows provided by financing activities were $1,553,938 for the year ended December 31, 2002. We have financed our operations since the Distribution primarily through notes to and advances from related parties of $1,262,441, notes to shareholders of $450,000, a note to an unrelated third party of $40,000 and the exercise of stock options for $60,266. During the year we made payments to related parties for the notes and advances of $420,900 and $40,000 for a note to an unrelated third party. At December 31, 2002 there were notes payable to shareholders parties for $450,000 before unamortized debt discounts. Subsequent to year end we repaid $225,000 of the notes to shareholders from the proceeds of a private equity financing discussed below.

Notes and advances to related parties at December 31, 2002 totaled $841,541. During the first quarter of 2003, approximately $550,000 of the notes and advances from related parties were repaid in cash and $250,000 plus accrued interest of approximately $26,000 was used to exercise stock options for 862,500 shares of common stock. Financing activities prior to the Distribution consisted of a net contribution of approximately $200,000 from our former parent company CT Holdings. Financing activity in the year ended December 31, 2001 consisted of a net contribution of $1,059,939 from the former parent company offset by a $70,924 payment on notes payable.

As a result of the aforementioned factors, cash and cash equivalents decreased by $62,201 for the year ended December 31, 2002, versus an increase of $63,899 for the year ended December 31, 2001.

Liquidity
-----------
We have received a report from our independent auditors for our year ended December 31, 2002 containing an explanatory paragraph that describes the uncertainty regarding our ability to continue as a going concern due to our recurring operating losses and our working capital deficiency. In addition, geopolitical and information technology industry conditions during the first quarter of 2003 raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described below. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

The Company has incurred recurring operating losses, negative cash flow from operations and has a cash balance at March 31, 2003 of approximately $124,000, a significant deficiency in working capital of approximately $2.4 million and a stockholders' deficit of approximately $868,000. The liquidity situation is being addressed through the execution of the business plan and the identification of financing alternatives. The Company's primary cash flow strategy is to increase cash flow from the execution of the operating plan which relies primarily upon the fees to be received from the licensing of Hercules.

In January 2003, we entered into Subscription Agreements with 20 accredited investors in January 2003 for the sale of (i) $2,625,000 of gross cash proceeds for 3,275,000 shares of our common stock and (ii) warrants to buy 1,637,500 shares of our common stock. Estimated transaction costs for this private placement were approximately $228,000 including a fee to the placement agent for $196,875. The proceeds received from the sale of the common stock were used for working capital needs, payment of the transaction fees, the satisfaction of legal settlements, and repayments of short-term borrowings, including the repayment of $550,000 of related party indebtedness. Warrants for 245,625 shares of common stock were issued to the placement agent who later assigned warrants for 122,813 shares of common stock to accredited investor included in the Selling Stockholders table and further described in "Material Relationships With Selling Stockholders" on Page 19.

To obtain additional working capital in April 2003 we considered obtaining a
bridge loan from the January 2003 accredited investors.   On April 21, 2003, in
lieu of the bridge loan financing, we issued 1,637,500 new warrants to the accredited investors who participated in the January 2003 private placement plus 245,625 new warrants to the placement agent and its assignees (collectively the "New Warrants"). The exercise price of the warrants issued to the investors in the January 2003 private placement (the "Prior Warrants") was reduced to $0.80 per share for a period that ended on May 6, 2003.

Investors holding Prior Warrants to purchase 1,560,559 shares of Citadel common stock exercised their Prior Warrants, for aggregate gross proceeds of approximately $1,248,000 to Citadel (before legal and accounting fees and a placement agent fee of approximately $110,000). The proceeds from the exercise of the Prior Warrants have been used for working capital purposes. As a result, New Warrants to purchase 1,560,559 shares of Citadel common stock will remain outstanding. The New Warrants have an exercise price of $1.27 per share (the closing market price on April 17, 2003, the date of issuance). The remaining 322,566 New Warrants that were originally issued on April 21, 2003 expired on May 6, 2003. Prior Warrants for 322,566 shares of common stock also remain outstanding at May 6, 2003.

In addition, the placement agent received warrants to purchase 39,014 shares of Citadel common stock, based on a rate of 2.5% of 1,560,559 of New Warrants that remain outstanding on May 6, 2003. The placement agent's warrants have a per share exercise price of $1.80, the closing price of Citadel common stock on May 6, 2003 and have a five year term. The proceeds of the transaction will be used for general working capital purposes.

If all the warrants outstanding at May 6, 2003 were exercised approximately $2,293,000 of cash proceeds would be received.

There can be no assurance that our execution of our operating plan and financing strategies will be successful or that other actions may become necessary in order to raise capital. Although we have been successful raising capital in the past, any inability to raise capital may require us to sell assets or reduce the level of our operations. Such actions could have a material adverse effect on our business and operations and result in charges that could be material to the our business and results of operations.

                             DESCRIPTION OF BUSINESS

OVERVIEW

Our products, Hercules(R), WinShield(R) Secure PC(TM) and NetOFF(TM) provide solutions within the security software segment of the software industry. Our strategy is to provide software solutions that address the growing computer network security needs of business, government and other entities. We focus our software solutions on the needs and issues of securing computing environments from internal and external attacks, accidents or failures due to system vulnerabilities or noncompliance with security policies. Companies that establish security policies for access and use of their network systems could use WinShield Secure PC ("Secure PC") to monitor desktop compliance with the established policies. This same customer group could also use NetOFF for protection of sensitive data that could be viewed on an unattended computer. The same customers would use Hercules with industry leading vulnerability assessment tools to scan for vulnerabilities and remediate them under a controlled automated process.

Our security software solutions do not eliminate the need for firewalls, virtual private network technologies, virus scanners, intrusion detection solutions or vulnerability scanning assessment tools. Our security software solutions work in concert with these security technologies thereby solidifying the security infrastructure. System security begins with firewalls and virus scanners at the perimeter of the network and work inward securing the servers and desktops to reduce the opportunity for internal and external attacks, accidents or failures due to system vulnerabilities or noncompliance with security policies.

The security software business of Citadel is based in Dallas, Texas and was formed in 1996 through the acquisition of several technology businesses. In its early history the Company was managed as part of a group of technology businesses owned by CT Holdings, a technology business incubator. CT Holdings had several software products which were sold directly to corporations and government entities as well as to consumers through retail distribution channels. Following some additional technology acquisitions in 1999, portions of the technologies, were carved out and contributed to separate businesses which CT Holdings either managed or held as an investment. The security software business was reorganized in 1999. Several of CT Holdings' software product offerings were discontinued and the security software business was downsized. In 2000, Citadel's security software business was re-focused primarily on product development.

Two of our products, Secure PC and NetOFF, were not heavily promoted during the years 2000 and 2001. However during these years enhancements to Secure PC and NetOFF were released and the year 2001 saw the formal launch of the Hercules(R) development project, an automated vulnerability remediation technology. As the planned product release date approached, business development and marketing activities were initiated. Late in the year 2001 and early in the year 2002 sales resources were added to begin building the sales pipeline in anticipation of the March 2002 general release of Hercules as our flagship product. In November 2001 the board of directors approved the spin-out of Citadel from CT Holdings and upon its completion in May 2002, the security software business was transferred from CT Holdings to a Delaware corporation known as Citadel Security Software Inc. On May 20, 2002 Citadel commenced trading under the symbol CDSS on the OTC Bulletin Board.

OUR MARKET

The market for software and hardware security technology has many players and many products that secure networks systems from attack, accident or failure from outside and inside influences. Our company is actively engaged in two of the security market categories, "policy administration" and "automated vulnerability remediation". Our products NetOFF and Secure PC participate in the policy administration category and Hercules is positioned in the automated vulnerability remediation market. In a November 2002 study, commissioned by us, Aberdeen Group states that the category "automated vulnerability remediation" is a new class of solution that has evolved to provide the desired automation for vulnerability remediation. Hercules is our automated vulnerability remediation solution which Aberdeen cited as the only identified flexible and automated solution at the time the paper was released.

The security technology market categories and representative companies in those categories are listed below.


SECURITY MARKET CATEGORIES                        REPRESENTATIVE COMPANIES IN THE CATEGORY
Perimeter Security
  Anti Virus                           Symantec, Network Associates, Computer Associates
  Firewall                             Cisco, Checkpoint, Sonicwall, Netscreen
  Virtual Private Networks (VPN)       Cisco, Checkpoint, Nortel, Sonicwall
  Authentication                       Microsoft, Watchguard, Bindview
  Intrusion Detection                  Internet Security Systems, Intrusion, Cisco, Symantec


                                       39

Security Inside the Firewall
  Policy Administration                Citadel, Microsoft, RSA
  Application Security                 Microsoft, Oracle, Computer Associates (application providers)
  Automated Vulnerability Assessment   Internet Security Systems, Harris Corporation, Microsoft,
                                           Network Associates, Symantec, Qualys, eEye Digital Security,
                                           Foundstone, Vigilante, SPI Dynamics, Sanctum
Automated Vulnerability Remediation    Citadel

POLICY ADMINISTRATION AND COMPLIANCE

The policy administration and compliance market is a mature market with many players including Symantec, Microsoft, RSA and Computer Associates to name a few. This market has grown around the need for organizations to control access to desktop and system settings, thereby reducing costs associated with downtime and reconfiguration of systems, and the need to control unauthorized access, whether internal or external to the company, of confidential information thereby meeting organizational or mandated security and privacy requirements. Healthcare, Financial Services, Education, and Data Processing are just a few of the industries that require tools to protect private information and to restrict user access to system settings that can cause down time and require extensive cost and time to repair.

Our strategy is to position NetOFF and WinShield Secure PC as critical components to the overall security and privacy posture of organizations in the Healthcare, Financial, Educational and applicable corporate industries. We will continue to market and license these products into the industries in which we have gained a foothold. We will furthermore expand the new customer relationships developed though sales of Hercules to include WinShield SecurePC and NetOFF.

AUTOMATED VULNERABILITY REMEDIATION

The automated vulnerability remediation software market addresses the need for frequent and timely repair of the growing number of identified vulnerabilities plaguing network systems today. A vulnerability is any weakness in software code, system configuration or systems settings that may be exploited thereby allowing the running of a malicious code or the unauthorized access by an individual to obtain information or do damage to an organization's computing environment. Vulnerabilities fall into five classes, unnecessary services, mis-configurations, backdoors, insecure accounts and software defects. CERT/CC(R) identified 4,129 vulnerabilities in the year 2002. This is an increase of 69% over vulnerabilities identified in the year 2001. The number of vulnerabilities identified in the years 2000, 2001 and 2002 were 7,656 representing 92% of the total vulnerabilities identified by CERT/CC(R) since 1988. The statistics reported by CERT/CC(R), a registered trademark of Carnegie Mellon University's Software Engineering Institute, may be found on the website www.cert.org. The task facing information technology ("IT") professionals is the process of discovering the vulnerabilities on their systems and then determining how and when to remedy them.

IT professionals have used automated vulnerability assessment solutions to perform the discovery process. These solutions are commonly known as assessment scanners or scanners and have been generally available from several technology companies for several years. These tools have gained wide use and acceptance for success in auditing systems and identifying the weakness in network systems that make an organization subject to attack, accident or failure due to the unrepaired vulnerabilities. When a system scan is performed the number, type and severity level of system vulnerabilities are reported and then the repair process can begin. Until the advent of the Hercules automated remediation solution, the subsequent repair process was largely performed manually. The manual repair process today consists of staff personnel searching for the right fix for each vulnerability, downloading of a software patch when required, testing the fix or patch and then manually deploying the patch or resetting a configuration to each individual network node. This is time consuming and in most cases not a cost effective solution as the number of vulnerabilities identified is growing faster than the ability to remediate them using the manual process. Organizations that choose to ignore the making of repairs to vulnerable systems expose the organization to growing security exposure and potentially significant financial liability.

According to data published by the Internet Software Consortium in January 2003, the number of Internet connected devices is nearly 172,000,000. As the number of Internet connected devices increases, the potential to fall behind the growing repair backlog of system vulnerabilities is likely to increase dramatically. Solutions that provide patch management capabilities often work with their own proprietary scanning assessment engine which eliminates the independence of the audit and the subsequent repair of the system weakness. Some patch management tools merely push out a software patch without regard to the real need for the patch. Finally, the repair tools available today do not aggregate the results of independent scans from multiple scanning assessment solutions.

In addition, the government has mandated security compliance in certain industries and in all government agencies. In May 1998, Presidential Decision Directive 63 ("PDD 63") was issued and called for the establishment of a framework to protect the national infrastructure and improve the security of government systems. The Government Information Security Reform Act ("GISRA") passed in October 2000 requires that government computers and networks be scanned and remediated frequently. In November 1999 the Gramm-Leach-Bliley Act ("GLB") was passed and mandates the protection of personal data and information in the financial industry. The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") places similar demands on the privacy and security of patient data. In February 2003 the President issued the final report on the Strategy to Secure Cyberspace which mandates initiatives for federal government agencies and makes recommendations to industry and individuals to improve network security across the country and around the world. Affecting all public companies is the Sarbanes-Oxley Act of 2002 which places emphasis on process and access controls with respect to financial information systems used for public company financial reporting. And finally, the creation of the Department of Homeland Security is driving security initiatives throughout all agencies of the federal and state governments affecting not only the agencies but the companies and organizations that provide products and services to the government.

OUR STRATEGY

Our objective to increase stockholder value is to leverage our market position with Hercules in what we believe to be a first mover product in the "automated vulnerability remediation market" including the mandates and initiatives addressed above. We will initially focus marketing and licensing efforts on the governmental agencies, healthcare organizations and financial institutions affected by the mandates and initiatives of HIPAA, GLB, and GISRA. Each of these acts places an emphasis on securing personal data and financial information from intentional or unintentional unauthorized access. In addition, the President's final report on the Strategy to Secure Cyberspace is driving systems security initiatives across all agencies in the federal government. As discussed above, CERT/CC(R) reports an increasing number of vulnerabilities each calendar quarter. In addition, the severity and sophistication of attacks is increasing. As a result, Chief Information Officers and Chief Security Officers are under increased scrutiny and pressure to secure their systems. We believe the increased focus on securing systems before an attack, accident or failure of an organization's network happens will result in increased licensing of our software products.

As the worldwide economy improves, we believe that corporations will shift spending to information technology, especially infrastructure security. A survey published in 2002 by the Gartner Group entitled "Top Spending Priorities for 2003" cites that a top five spending priority for 2003 is security infrastructure. Merrill Lynch estimated in November 2002 that the computer security market will grow 11% a year over the next five years, from $9.8 billion in 2002 to $15 billion in 2006. We believe that corporations will want to spend their money wisely and will look for information technology products that provide a realistic return on investment ("ROI"). We believe that one of the key benefits of Hercules that can be demonstrated in the customer product evaluations is a realistic ROI translating into real labor cost savings. We intend to focus a part of our direct sales force on the Fortune 1000 companies that will drive the spending being forecast by the Gartner Group.

During 2002 we entered into product referral agreements and marketing alliances with several vulnerability assessment scanning companies including eEye Digital Security, Harris Corporation and Qualys Corporation. Hercules is interoperable with the scanning tools from these companies. Hercules is also interoperable with several other leading industry vulnerability assessment scanning solutions including products from Internet Security Systems and Nessus as well as Microsoft's version of HFNetChk. We plan to formalize relationships with these companies in 2003 however we do not know the form or extent of such relationships and we might not be successful in forming such relationships.

We believe that customers of these companies that have purchased vulnerability assessment scanning tools will also desire an automated vulnerability remediation solution. In addition, we seek to enter into strategic alliances related to the marketing and licensing of our products through select systems integrators and information technology outsourcing companies.

Our planned release of Hercules version 2.0 in 2003 will expand our product offering to run on Solaris UNIX and Red Hat Linux platforms in addition to the Microsoft Windows platform. This will allow us to license Hercules to a larger and wider audience of companies. We also intend to broaden the number of UNIX platforms through new point releases and updates during 2003 and beyond. As more mandates for privacy and security are issued by the federal government we intend to apply our technology to address the security needs required by organizations to come into compliance with the mandates. While we believe we can be successful with this strategy there can be no assurance that we will be successful.

OUR PRODUCTS

Our software products, Hercules, Secure PC and NetOFF, provide network security administrators flexibility and scalability for automating the remediation of network security vulnerabilities, and for managing security policies within their computing environments. Our security software solutions operate inside the firewall and are designed to secure computers and networks against unauthorized configuration changes, unapproved software installations and other causes of security vulnerabilities in computing systems. In addition, we offer a solution for automatic remediation of security vulnerabilities found in the computing environment. We license our security software products for perpetual use on standalone personal computers or on single or multiple networks across single or multiple customer computing sites. We offer customer support services and vulnerability remediation updates under yearly renewable contracts. We also make our Hercules software available to our customers under a two-year subscription license in addition to a perpetual license.

Our products, Hercules, Secure PC and NetOFF, provide customers with network security solutions inside the firewall. Our customers license our products for various reasons ranging from

     - a need for the automated remediation of numerous security vulnerabilities to preclude internal and external attacks (Hercules),

     - a desire for centralized desktop policies management and compliance to protect information or to meet the mandates of information protection laws (Secure PC),

     - or, a simple need for a security solution to limit access to an unattended computer (NetOFF).

Hercules, Secure PC and NetOFF also address the mandated requirements of HIPAA and GLB legislation, which impose strict security and privacy requirements on personal data in the healthcare and financial industries, respectively. The direct impact of these laws on revenue is difficult to specifically determine, however revenue from healthcare organizations and financial institutions including insurance companies represent approximately 63% and 41% of total revenue for the years ended December 31, 2002 and 2001, respectively. We expect that these laws and the increasing concern for security and privacy of personal data will drive further interest in our products from healthcare and financial institutions. In addition, we see a growing awareness of network security needs from the federal government as well as companies and organizations across all industries.

HERCULES

Hercules is a robust software solution that automates the process for the remediation of security vulnerabilities in computing environments. We believe it is the only solution that can automatically deploy the appropriate resolution of all five classes of vulnerabilities across a network thereby enhancing the overall security of the computing environment. Hercules version 1.0 was released in March 2002. Version 1.5 of Hercules was released for commercial availability in June 2002. Versions 1.75 and 1.8 were released in August 2002 and September 2002, respectively and in January 2003 version 1.9 was released. These point release added new features, functionality, reports and interoperability with multiple vulnerability assessment scanning solutions.

Using industry standard vulnerability assessment scanning tools ("scanners") security administrators today can identify security vulnerabilities affecting their computing environments. Under the approval and control of the system administrator, Hercules imports the data output from the assessment scanners and applies the available remediation signature to repair the identified vulnerabilities in a system. Hercules was developed to be scanner neutral and is interoperable with several scanners including those from eEye Digital Security, Harris Corporation, Internet Security Systems, Inc., Microsoft, Nessus Consulting and Qualys, Inc.

All five classes of vulnerabilities may be selected for remediation by a security professional using Hercules. These include mis-configurations, backdoors, unnecessary services, unauthorized or weak permissions, and software defects. Many of the vulnerabilities in these classes cannot be repaired by applying software patches, for example, forcing password changes or turning off unnecessary services. The Hercules remediation process may include the elimination of a malicious code, the blocking of an unauthorized user or unnecessary service, the time out of a password, the deployment of a vendor patch or a multitude of other remediation solutions to repair identified system vulnerabilities. Hercules allows a security professional to increase security compliance for servers and workstations across a widely dispersed network from a central point of control. Prior to Hercules, for most vulnerabilities to be repaired, each server and workstation required the user or IT professional to physically find the device, research and identify the vulnerability repair solution, apply the repair, test it and finally, restart the device. This process is time consuming and expensive. Hercules remediation is initiated and controlled from a central console eliminating the need to resolve each vulnerability individually at each network node, one-at-a-time.

The vulnerability repair solutions are called Hercules remediation signatures. These signatures are written by our staff of security engineers who monitor multiple sources of vulnerability identification. These sources include published reports from Security Focus, CERT/CC(R), FEDcirc, Mitre, the FBI and other law enforcement and government agencies. We also work closely with the suppliers of the vulnerability assessment scanners to match their vulnerability database. When a new vulnerability is identified our security engineers immediately prepare the remediation signature, test it and update our Hercules Vulnerability Remediation database called VFlash. The VFlash database is available to our customers via the Internet. When a security professional runs Hercules an option may be selected to gather the latest signatures from the VFlash database. This procedure allows the customer to have the latest remediation signature updates to repair the newly identified system vulnerabilities.

Hercules is offered to our customers under a perpetual license or under a two year subscription license. As part of the perpetual licensing process for Hercules, we require our customers to enter into a customer support contract whereby the customer receives vulnerability remediation updates through VFlash. These services are also included under the subscription based license model.

WINSHIELD SECURE PC

WinShield Secure PC ("Secure PC") provides advanced features that allow security administrators to create, manage and deploy security policies for Windows computing environments. Secure PC establishes user and group profiles to enforce workstation and server security policies from a single point of control. These security policies can be configured to prevent changes to system settings and installation of unauthorized software. Secure PC "hardens" system files as a first line of defense against viruses, malicious code and unauthorized access or theft of confidential information. Hardening of files is crucial to defending against intentional and unintentional security breaches.

Secure PC offers support for computers running Microsoft Windows versions 95, 98, ME, NT, 2000 and XP. Its advanced set of features allows administrators to apply security policies to users or groups of users within an organization. We sell this product in two configurations. Secure PC Workstation is designed for home, educational or commercial non-networked computers. Secure PC Network is designed for environments with multiple computers connected to a Windows or Novell network. The network version of Secure PC has been designed to scale dynamically within network environments ranging from departmental local area networks (LANs) to global wide area network (WAN) capacity and includes tools that provide remote installation and configuration of the Secure PC client
software.   Additional benefits include:

- File and Folder Access Control. Secure PC folder protection enables administrators to control access to specific files, folders, desktop shortcuts or drives. Administrators can also secure files and folders as read-only and prevent changes to file attributes. This enables organization to meet the privacy requirements that are applicable to their organization or industry.

- Prevent Un-Authorized Software Installation. Part of SecurePC's capabilities include preventing installation and running of unauthorized software. Whether the software was brought in by an employee or downloaded from the Internet if it is not approved by the administrator, it can be restricted from installing or running.

- Application Control. Administrators can disable specific menu items in most standard Windows applications which can reduce the time and cost spent reconfiguring application settings.

NETOFF

NetOFF allows administrators to secure unattended workstations from unauthorized access. A PC that stays connected to a network while users attend meetings - or leave the office for the night - is a wide-open door to the network. Customer files, patient records, classified information and proprietary documents are open to disclosure and theft through unattended PCs. With NetOFF, unattended PCs are a reduced security risk.

NetOFF is designed to protect a network by shutting down unattended client PCs automatically after a specified period of inactivity. Through NetOFF, administrators can define policies that trigger a graceful logoff on unattended or inactive workstations. Through a graceful logoff, all user data is saved, applications are closed and workstations are logged off the network. Network administrators may also use NetOFF to shut down PCs to enhance backup operations or assist with the distribution of new software and anti-viral updates.

NetOFF is available for Windows NT and NetWare platforms and supports Windows 95, 98, ME, Windows NT, Windows 2000 and Windows XP desktop PCs. Additional benefits of NetOFF include:

- Enhancing Overall Computer Security. Unattended desktop PCs subject the network and PC to a heightened risk of data theft. NetOFF protects confidential files and information by loading a screen blocker and logging off the unattended PCs, thus shutting off access to the data that resides on them and the networks they are connected to.

- Regulatory Compliance. NetOFF's unique screen blocking and automated logoff features help organizations achieve and maintain HIPAA and GLB compliance. HIPAA requires each organization that uses communications or networks to protect communications containing health information that are transmitted electronically over open networks so that they cannot be easily intercepted and interpreted by parties other than the intended recipient. GLB imposes similar regulatory requirements on financial institutions.

- Conserving Resources. Software license fees are often based on the number of actual users of the licensed product. Many companies pay excess license fees for programs that are left open on unattended computers. NetOFF helps customers reduce costs by logging off unattended PCs.

PRODUCT  DEVELOPMENT

In developing new Citadel Security products, we strive to meet the following standards in product development:

- Standards Compliance and Network Compatibility. Our products comply with industry standards and are designed to be compatible with the leading operating systems, including Microsoft, Novell, Unix and Linux variants. To that end, our products are currently developed using standard tools such as XML, C++, and various platform dependent toolkits.

- Ease of Use. Our products are designed to function without extensive and continual user involvement. The aim is to simplify, not complicate, the user's work environment.

- Commitment to Common Criteria. In June 1993, the sponsoring organizations in the United States, Canada, and European Union started the Common Criteria project to align their separate criteria into a single set of IT security criteria. In 1999 the Common Criteria project became ISO International Standard 15408. Common Criteria is required for selling software solutions to certain agencies of the federal government. In 2003 our Hercules product will undergo rigorous testing under the Common Criteria standards.

We plan to capitalize on our existing security and network administration technology and our expertise in research, development and marketing to expand our business into products that address the growing market for security. Our internal development work remains the key component of bringing new product lines to market. In addition, we may pursue an alliance strategy to develop new products. Our internal research and development staff is currently working on the development of the next generation of Hercules with an expected release in 2003. Schedules for the development and release of high technology products are inherently difficult to predict, and there can be no assurance that we will achieve targeted customer shipment dates for any of our products, or at all. In addition, we may pursue acquisitions of technologies or products that complement our products and product strategy. Acquisitions of technology are risky and we may not be successful in finding the right technology products or, once acquired, integrating the new technology with existing development projects.

We capitalize software development costs at the time technological feasibility is established which generally occurs at the time the design and analysis plan is completed and programming begins. Costs and expenses that do not qualify or capitalization are expensed as product development expenses. These costs and expenses primarily consist of salaries, benefits and the direct and indirect costs associated with the development staff or the specific development projects. During the year ended December 31, 2002 we incurred $285,105 of product development expense which is net of $597,034 of capitalized software development costs. During the year ended December 31, 2001 we incurred product development expenses of $118,432 net of $177,110 of capitalized software costs.

Capitalized software development costs and product development expense are expected to increase as we begin development of new versions and point releases of our products in the future. Product development expense and the capitalization rate historically have fluctuated, and may continue to fluctuate from period to period in the future depending upon the number and status of software development projects that are in process and the related number of employees assigned to those projects. At December 31, 2002 we employed twelve
(12) people in development including our Chief Technology Officer. We plan to add development resources to our team as is necessary to execute the development project plan in the future.

BUSINESS DEVELOPMENT

The Business Development team at Citadel Security has the following objectives.

     1. Negotiate and secure strategic alliances related to our security products;
     2. Build and maintain technology integration partner relationships including our current and new vulnerability assessment scanning partners;
     3. Establish relationships with system integration vendors and professional services firms; and
     4.   Provide leads for the sales staff.

The Citadel Business Development team is currently engaged in building strategic alliances related to marketing and licensing our software products. With Hercules we are seeking to work with companies which have technologies for scanning for vulnerabilities within a network structure. In 2002 we established relationships with several scanning technology companies including eEye Digital Security, Harris Corporation, and Qualys, Inc. We are engaged in ongoing talks with additional companies that have similar scanning solutions. By entering into strategic alliances with these companies, we seek to leverage their existing installed customer base to sell Hercules and broaden their opportunity to sell more scanners.

In addition to the leading scanning software companies, we will seek to enter into relationships with information technology consulting firms and the "Big Four" accounting firms specifically targeting those firms that are engaged in security assurance practices. We believe that the process used by these firms and the time to implement these processes can be dramatically reduced by using Hercules as a remediation tool.

The Business Development team manages system integrator and value added reseller relationships. While we sell our products primarily on a direct basis, we work with a limited number of resellers that administer government procurement contracts or have their business aligned with security products and practices.

Through alliances and marketing relationships, the Business Development team is constantly looking for ways to increase the number of leads that can be cultivated by the Citadel sales team. By working with the sales teams of the third parties that the Business Development team is working with, we believe that we can increase the revenue generated from Citadel products without adding significant cost, and provide qualified customer leads for our inside sales staff.

SALES AND MARKETING

Our technology is licensed, not sold, to our end user customers. The license grants the customer the right to use the software technology in return for a license fee. Each customer receives a license agreement stating the terms under which our software may be used. The license appears on a screen during the software installation process and a paper copy is included in the product documentation shipped to the customer. A customer may license our products for perpetual use or for limited terms under a subscription. In addition to technology licenses we offer one year renewable customer support agreements generally referred to as maintenance or post contract customer support agreements.

Even though our technology is not sold we refer to a sales organization and depend upon our sales representatives to sell licenses of our products to end users. The sales organization consists of experienced sales representatives that have been trained in the use of each of our products. As a general rule we hire individuals with prior technology selling experience so that we have an experienced sales representative available from the first day of employment. The sales representatives are supported by a team of software engineers who are responsible for doing demonstrations of the products to prospective customers and responding to the technical issues raised during the product evaluations done prior to the closing of the licensing process. Our sales representatives are assigned territories by geography or by industry. At December 31, 2002 we had sales representatives assigned to the healthcare, federal government and the state and local government vertical markets, as well as sales representatives assigned to geographic territories. Within these verticals, current and prospective customers are segregated by employee size focusing our most experienced sales consultants on the larger opportunities. In addition, our executive team is highly involved in the selling process.

Each sales representative is assigned a sales quota and receives incentive compensation based on achieving the assigned sales target, in addition to a base salary and benefits package. Higher commissions may be earned when a sales representative exceeds the sales quota. Special incentives may be offered from time-to-time to encourage the sales team to achieve specific sales goals.

In addition to our direct sales organization we work with a select group of systems integrators to attempt to extend that reach to more customers and maximize revenues. Hercules was designed to operate with several of the industry leading vulnerability assessment scanners and as such we leverage the marketing arrangements, both formal and informal, with our scanning partners to increase the marketing and licensing of Hercules into their established customer base. With respect to sales to federal and state government agencies, we have a contract with the General Services Administration for federal government agencies, we are authorized to sell under the Procurement of Computer Hardware and Software ("PCHS") contract for purchasing by the hospitals under the Department of Veteran Affairs, we are a Qualified Information Systems Vendor for Texas and we are listed on the California Multiple Award Schedules (CMAS) for sales to the state agencies in California.

Marketing and partnering efforts are targeted to provide qualified leads and leverage the opportunities presented by our vulnerability assessment partners. Lead generation sources include database mining of prospects and customers, partner opportunities, opt-in email, trade show events and conferences, and the Citadel web site. Our web site allows software downloads and tracking. Citadel may also participate in partner events and regional seminars. All leads are entered and tracked utilizing a web based customer relationship management system.

We believe that our direct selling model, coupled with targeted marketing activities and focused alliance efforts with vulnerability scanning providers and managed service providers, will enable Citadel to increase revenues. These efforts will provide the opportunity for increased market penetration without requiring significant additional sales and marketing resources.

COMPETITION

The security software industry is intensely competitive and rapidly changing. We compete against large companies (such as Microsoft, Novell, Cisco, Computer Associates, Internet Security Systems, Network Associates, Symantec and others) that offer network and desktop PC security and administration software as a segment of their businesses. We also compete with a large number of small companies that offer security and administration software for networks and desktop PCs as a portion of their product line. Some of these competitors offer products that address multiple aspects of network and desktop security and administration and management, while other competitors market products that provide narrow solutions. Many of our competitors have longer operating histories and significantly greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger installed customer base, than we do. Further, many competitors have established relationships with our customers and end users of our products. Our competitors could, in the future, introduce products with more features and lower prices than our product offerings. These companies could also bundle existing or new products with other, more established products in order to compete with us.

CUSTOMERS AND PRODUCT LICENSING

We license our software products to corporations, government organizations and entities that need to reduce computing vulnerabilities and manage security and privacy policies within their computing environments. Our products are licensed for perpetual use on standalone computers, within a single network, or within a network of computers across single or multiple customer sites. Our license agreement restricts the use of the software to a single computer or designated network or site(s) and generally prohibits the reproduction, transfer, reverse engineering and disclosure of the program code. Our customers include, Washington Mutual Bank and hospitals under the Department of Veterans Affairs and numerous healthcare, education and corporate clients.

During the three months ended March 31, 2003 one customer, Gold Bank, accounted for 22% of our total revenue for the quarter ended March 31, 2003. During the year ended December 31, 2002, revenue from hospitals under the Department of Veterans Affairs accounted for approximately 23% of total revenue and Washington Mutual Bank accounted for approximately 27% of total revenue. During the year ended December 31, 2001, revenue from the Washington Mutual Bank accounted for approximately 31% of total revenue. The Company does not depend upon any one customer or group of customers for a significant source of recurring revenue. We expect that in the future our customers will enter into annual renewal contracts for post sale customer support but no assurance is provided that this expectation will be met.

INTELLECTUAL PROPERTY RIGHTS

We regard some features of our software and documentation to be proprietary intellectual property. We have been and will be dependent in part on our ability to protect our proprietary technology. We will seek to use copyright, trademarks, trade secret laws, confidentiality agreements and other measures if necessary to establish and protect our rights in our proprietary technology. Although we have filed a patent application with respect to some of our business applications and intellectual property rights related to our Hercules software, we do not have any patents or statutory copyrights on any of our proprietary technology which we believe to be material to our future success, and we cannot be certain that others will not develop substantially equivalent or superseding proprietary technology. Furthermore, there can be no assurance that any confidentiality agreements between our employees or third parties and us will provide meaningful protection of our proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

There can be no assurance that we will not become the subject of claims of infringement with respect to intellectual property rights associated with our products. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any such claims could be time consuming and could result in costly litigation or lead us to enter into royalty or licensing agreements rather than disputing the merits of such claims.

EMPLOYEES

As of June 27, 2003, we had 54 employees, including 23 in sales, customer support and marketing, 23 in product development and technical support, and 8 in finance and administration. Our future success depends in significant part upon the continued service of our key technical and senior management personnel and our continuing ability to retain highly qualified technical and managerial personnel. Competition for such personnel with security technology skills is intense, and there can be no assurance that we can retain our key technical and managerial employees or that we can assimilate or retain other highly qualified technical and managerial personnel in the future. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

GOVERNMENT REGULATION

Government regulation has not had a material effect on the conduct of our business to date. Except for the requirement of compliance with United States export controls relating to the export of high technology products, we are not subject to government approval procedures or other regulations for the licensing of our products. The nature of our business does not subject us to environmental laws in any material manner. As the United States and other governments address via legislation the growing requirements for increased security and privacy of data, particularly health, financial and personal information, new opportunities to license our existing and future products may arise.

                             DESCRIPTION OF PROPERTY

We lease approximately 13,700 square feet of general purpose office space at 8750 North Central Expressway, Suite 100, Dallas, Texas 75231. The lease will expire on February 28, 2005. We believe that the office space currently under lease will be sufficient to meet the requirements of our operation for the foreseeable future. Office space of the nature required for our business is generally available in the Dallas/Fort Worth market at reasonable rates. We have plans to open sales offices in cities around the United States but there are no immediate plans to open offices outside the United States.

                                LEGAL PROCEEDINGS

In June 2000, Tech Data Corporation filed suit against CT Holdings, alleging a breach of a Software Distribution Agreement (the "Agreement") with CT Holdings. The lawsuit is styled Tech Data Corporation v. Citadel Technology, Inc. (now known as CT Holdings), and was filed in Dallas County Court at Law No. 2. Because CT Holdings was not properly served, Tech Data obtained a default judgment for $101,048. When CT Holdings discovered the default judgment, it filed and won a motion to set aside this judgment. In June 2001, Tech Data properly served CT Holdings. CT Holdings answered and demanded binding arbitration pursuant to the Agreement. The parties filed a Joint Motion to Arbitrate in December 2001. The judge granted this motion, and the matter was referred to binding arbitration in the fourth quarter of 2002. In the first quarter of 2003 Tech Data obtained an arbitration award of approximately $72,000 plus interest at the applicable rate under Florida law from January 3, 2000 until January 10, 2003, together with attorney's fees of $3,500, and interest on those sums at 10% per year from February 10, 2003 until the amounts are paid as a result of the arbitration. Tech Data filed a motion to revive the abated lawsuit to enforce the arbitration award and the judgment was entered. As part of the Distribution, the Company assumed payment responsibility for this lawsuit. The Company has an accrued liability of approximately $101,000 recorded relating to this litigation at March 31, 2003 and December 31, 2002.

Other than the lawsuit described above, we are not party to any material legal proceedings. Various legal claims are pending or may be instituted against CT Holdings. Because Citadel is a separate corporation which did not engage in the activities giving rise to these legal claims, Citadel's management believes the risk that Citadel's assets could be subject to these claims and liabilities (except for those claims and liabilities expressly assumed in the distribution agreement) is remote, although there can be no assurance that Citadel will not become subject to these claims and liabilities.

We may become involved from time to time in litigation on various matters which are routine to the conduct of our business. We believe that none of these actions, individually or in the aggregate, will have a material adverse effect on our financial position or results of operations, though any adverse decision in these cases or the costs of defending or settling such claims could have a material adverse effect on our business.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Board Of Directors

The following sets forth the names of our directors at December 31, 2002, their principal occupations and the year in which each current Director of Citadel initially joined the Board of Directors and the year in which their term as director expires.

                                                                                   DIRECTOR   TERM
NAME                            AGE             POSITION WITH COMPANY               SINCE    EXPIRES
------------------------------  ---  --------------------------------------------  --------  --------
                                                                                -
Steven B.  Solomon               38  President, Chief Executive Officer,Secretary      1996     2004

Major General (Ret) John Leide   65  Director                                          2001     2003

Chris A. Economou                47  Director                                          2001     2003

STEVEN B. SOLOMON has served as a director and the President and Chief Executive Officer of Citadel since its formation in December 1996, as President and Chief Executive Officer of CT Holdings since May 1997 and as a director of CT Holdings since February 1996. Mr. Solomon also serves as a Director of Parago, Inc., an incubation venture of CT Holdings that is an application solution provider and Internet-based business process outsourcer that provides an on-line suite of promotional offerings designed to automate promotional management and optimize the customer care services offered by its clients, and he served as Chairman of the Board of Directors of Parago from January 1999 to April 2001, and Chief Executive Officer of Parago from January 1999 to August 2000. From February 1996 through April 1997, Mr. Solomon served as Chief Operating Officer of CT Holdings. Since May 5, 2000, Mr. Solomon has also served as a director of River Logic, Inc., an incubation venture of CT Holdings that creates and operates integrated networks of decision support tools, elearning solutions and ecommerce capabilities designed to enable decision makers to leverage knowledge and information to gain competitive advantage.

MAJOR GENERAL (RET.) JOHN LEIDE has served as a director of Citadel since December 2001. Mr. Leide serves presently as President of Appenine Associates Ltd., an international defense and security services company that consults with government intelligence and operational agencies, on strategic and security matters. He previously served as Executive Vice President of Avenue Technologies of Alexandria, Virginia from 1997 to 1999. Upon retirement from the U.S. Army in 1995, General Leide was the President of Global Information Technologies strategic business unit with Electronic Data Systems (EDS) until 1997 when he joined Avenue Technologies. General Leide also serves as a Senior Executive Advisor to General Dynamics Land Systems and Senior Consultant to various Washington-based governmental and business organizations. His long and distinguished military career includes service to the country in security and intelligence matters for more than 30 years. Among his recent assignments, General Leide performed duties as Director of Intelligence, J-2, United States Central Command, and served as chief of intelligence in the Gulf War for General Schwarzkopf throughout Operations Desert Shield and Desert Storm. In his last military position before retiring as an Army Major General in August 1995, General Leide was Director, National Military Intelligence Collection Center (NMICC); Director, Central MASINT (Measurements and Signatures) Office:
Director, Defense Human Intelligence Service (DHS), for the Department of
Defense.

CHRIS A. ECONOMOU has served as a director of Citadel since November 2001 and as a director of CT Holdings since February 1996, and as a director of LoneStar Hospitality Corp. from June 1993 until its merger with CT Holdings. Mr. Economou has been engaged in the private practice of law in Fort Lauderdale, Florida, primarily in the transactional and corporate areas since 1981. Mr. Economou also served as a director of Parago during its incubation phase from January 1999 to February 2000.

Classified Board of Directors

The current directors are divided into three classes with staggered three-year terms. As a result, a portion of our board of directors will be elected each year. The division of the three classes, the initial directors and their respective election dates are as follows:

- the class 1 director is Chris A. Economou, and his term will expire at the next annual meeting of stockholders;

- the class 2 director is Major General (Ret.) John Leide, and his term expires at the 2003 annual meeting of stockholders; and

- the class 3 director is Steven B. Solomon and his term will expire at the 2004 annual meeting of stockholders.

In October 2002 Mr. Lawrence Lacerte and Mr. Philip Romano resigned as directors of the Company for personal reasons unrelated to Company matters. Both remain shareholders in the Company.

At each annual meeting of stockholders, a class of directors will be elected to serve for a three-year term to succeed the directors of the same class whose terms are then expiring. Only our board of directors may change the authorized number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.

Committees of the Board of Directors

Citadel's board of directors established several standing committees to assist in the discharge of its responsibilities. These committees include an audit committee composed exclusively of the outside directors, Mr. Economou and General Leide, an executive committee and a compensation committee. The executive committee acts in place of the full board in matters delegated to it to the extent permitted under Delaware law. Messrs. Solomon and Economou serve as members of the executive committee. Citadel's board of directors may also establish such other committees as it deems appropriate, in accordance with applicable Delaware law and Citadel's bylaws.

Directors' Compensation

Citadel reviews its compensation arrangements for directors from time to time and may alter these arrangements. Directors will receive no cash compensation for services as a director or as a member of a committee of Citadel's board. Citadel will reimburse each director for out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

We may, in our discretion, grant stock options and other equity awards to our non-employee directors under our equity incentive plan. Our outside directors hold options to purchase an aggregate of 125,000 shares of our common stock at a weighted average exercise price per share of $0.32. Options held by these directors were granted at the fair market value of our common stock as of the date of grant as determined by our board of directors.

Executive Officers

Listed below is certain information concerning individuals who serve as executive officers of Citadel.


NAME                AGE              POSITION WITH CITADEL              EMPLOYED SINCE
------------------  ---  ---------------------------------------------  --------------
Steven B.  Solomon   38  President, Chief Executive Officer, Secretary       1996

Richard Connelly     51  Chief Financial Officer                             2002

Carl Banzhof         37  Chief Technology Officer                            1996

David Harris         41  Chief Strategy Officer                              2003

Greg Duke            42  Vice President Sales                                2003

Richard Speyer       50  Executive Vice President Business Development       2001

Jack Doxey           36  Executive Vice President Marketing                  2002

STEVEN B. SOLOMON has served as the President and Chief Executive Officer of Citadel Security since its formation in December 1996, as President and Chief Executive Officer of CT Holdings since May 1997 and as a director of CT Holdings since February 1996. Mr. Solomon also serves as a Director of Parago, Inc., an incubation venture of CT Holdings that is an application solution provider and Internet-based business process outsourcer that provides an on-line suite of promotional offerings designed to automate promotional management and optimize the customer care services offered by its clients, and he served as Chairman of the Board of Directors of Parago from January 1999 to April 2001, and Chief Executive Officer of Parago from January 1999 to August 2000. From February 1996 through April 1997, Mr. Solomon served as Chief Operating Officer of CT Holdings. Since May 5, 2000 Mr. Solomon has also served as a director of River Logic, Inc., an incubation venture of CT Holdings that creates and operates integrated networks of decision support tools, elearning solutions and ecommerce capabilities designed to enable decision makers to leverage knowledge and information to gain competitive advantage.

RICHARD CONNELLY joined the Company in March 2002 and serves as Chief Financial Officer. Mr. Connelly also serves as Chief Financial Officer of CT Holdings. Mr. Connelly brings 27 years of financial management experience to the Company initially serving as a financial consultant to Citadel and CT Holdings from January 2002 until March 2002. Prior to this, he served as Chief Financial Officer for several venture funded technology companies, including from February 2001 until December 2001 at ASSET InterTech, Inc., a boundary scan software tool developer; from September 1998 through November 2000 at JusticeLink, Inc., an ecommerce legal services provider; and from April 1997 through July 1998 at AnswerSoft, Inc., a developer of computer telephony software. From February 1987 through March 1997, Mr. Connelly served in various financial management capacities at Sterling Software Inc., an enterprise software development company, including Vice President Corporate Controller, Vice President Treasurer and Group Vice President Finance & Administration of Sterling's Systems Management Group.

CARL E. BANZHOF has served as Chief Technology Officer of the Company since November 2001 and of CT Holdings since July 1997, prior to which he served as Vice President - Development of Network Products since joining CT Holdings in February 1996. Mr. Banzhof has more than 17 years of experience in the software industry, including designing, developing and marketing software products, building software development teams and organizations and managing products in network management and PC desktop markets. He was the founding partner and Vice President of Software Engineering from 1992 to 1995 of Circuit Masters Software, Inc., a software company which developed and marketed network management utilities for Novell NetWare environments, and was acquired by CT Holdings in February 1996. During his career, Mr. Banzhof has held various technology positions with other companies including Fluor Daniel Engineers where he was responsible for network infrastructure, and software development on numerous projects. Mr. Banzhof currently sits on the board of OVAL, an industry consortium developing a common language for security experts to discuss and agree upon technical details about how to check for the presence of vulnerabilities on computer systems.

DAVID HARRIS joined the Company in February 2003 as Chief Strategy Officer. Mr. Harris has 21 years of experience in sales, marketing and management roles at information technology and data security companies. Prior to joining the Company Mr. Harris was Founder, Chairman and Chief Executive Officer of Complysec an IT Security and Privacy services company. From June 2000 to January 2001 he held the position of Vice President Business Development at e-Security, Inc. a provider of security event management software. While at Internet Security Systems, Inc. from December 1996 to June 2000, Mr. Harris was responsible for the managing the sales, marketing, field engineering and professional services activities.

GREG DUKE joined the Company as Vice President of Sales in January 2003. Mr. Duke has 22 years of experience with information technology companies and most recently served as President of Duke and Associates Corporation a provider of sales and business development outsourcing services from August 2001 until joining Citadel. From September 2000 to July 2001 Mr. Duke was Vice President of Sales and Business Development for Cotelligent, Incorporated an information technology consulting company. Mr. Duke held senior management positions at Computer Associates International from December 1998 until August 2000, including Senior Divisional Vice President of Application Information Management Services and Senior Vice President and General Manager for the Western US consulting services business. From July 1995 until December 1998 Mr. Duke held various sales and marketing management positions at IBM Corporation.

RICHARD SPEYER has served as Executive Vice President of Business Development for Citadel since May 2001. Prior to joining Citadel, Mr. Speyer served as EVP of Business Development of Parago, Inc. from June 2000 to May 2001. Prior to joining Parago, Mr. Speyer worked for Compaq where he was responsible for a billion dollar P&L managing the business development and partnership activities for SAP, from 1993 to 1995 and from 1997 to 2000. Mr. Speyer held similar positions at Novell from 1995 to 1997, where he managed the activities of licensing complementary software and hardware for the NetWare operating system. In addition, he was involved in defining the initial specifications and licensing terms for Novell's High Availability clustering solutions. Mr. Speyer brings more than 21 years of experience in the computer industry to Citadel. Eight of those years he served as CEO and Executive Vice President of Sales and Marketing for CPU Corporation, a distributor of networking products.

JACK DOXEY joined Citadel in August 2002, as the Executive Vice President of Marketing. Mr. Doxey has thirteen years experience in software sales and marketing including the retail and VAR distribution channels. Prior to joining Citadel, Mr. Doxey served as Vice President of Partners and Alliances for Parago, Inc. from August 1999 to August 2002. From October 1997 to August 1999 Mr. Doxey served as Vice President of Marketing for CT Holdings Inc., a technology incubator. From November 1996 until October 1997, he served as Vice President of Sales and Marketing for Visual Applications, a privately held software manufacturer based in Kansas City, MO. From March 1995 until November 1996, Mr. Doxey served as an independent sales and marketing consultant to software and hardware manufacturers including: Attachmate Corporation, MicroHelp, Eicon Technology Corporation, Penumbra Group, and smaller start-up manufacturers. From September 1994 until March 1995, he helped found MindShare Associates, an out-sourced marketing company for software and hardware manufacturers, where he served as Vice President.

                             EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to the annual and long-term compensation for services to Citadel for Citadel's chief executive officer and the other most highly compensated officers of Citadel who are executive officers of Citadel (the Named Executive Officers) during the periods presented. Such amounts do not necessarily reflect the compensation such persons will receive in the future. Following the Distribution all the executive officers of the Company were compensated by Citadel. Prior to the Distribution all executive officers, except Mr. Doxey, were compensated by CT Holdings from the date of their employment. Compensation for Messrs. Solomon and Banzhof is presented for all three reporting periods because they were employed by CT Holdings prior to the Distribution for all of those periods. Compensation for Messrs. Connelly, Doxey and Speyer are presented from their respective dates of employment by either CT Holdings or Citadel.

                                               SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                    ANNUAL COMPENSATION                COMPENSATION
                                          ------------------------------------------  ---------------
                                                                         OTHER          SECURITIES
                                                                        ANNUAL          UNDERLYING         ALL OTHER
                            PERIOD ENDED  SALARY ($)   BONUS ($)   COMPENSATION ($)     OPTIONS (#)    COMPENSATION ($)
                            ------------  -----------  ----------  -----------------  ---------------  -----------------
Steven B.  Solomon               12/2002  $   200,000  $  150,000  $               0  4,750,000 ( 1 )  $    48,887 ( 3 )
  Chief Executive Officer        12/2001      200,000     150,000                  0  2,750,000 ( 2 )       17,548 ( 4 )
                                 12/2000      140,000     120,500                  0                0       12,619 ( 5 )

Richard Connelly                 12/2002  $   118,750  $        0  $               0          425,000  $    36,516 ( 6 )
  Chief Financial Officer

Carl Banzhof                     12/2002  $   115,000  $    8,500  $               0          225,000  $    10,051 ( 7 )
  Chief Technology Officer       12/2001      115,000           0                  0           50,000
                                 12/2000       95,833           0                  0

Richard Speyer                   12/2002  $   150,000  $        0  $               0          150,000  $    10,051 ( 7 )
  Executive Vice President       12/2001       97,789                              0                         3,493 ( 7 )
    Business Development

Jack Doxey                       12/2002  $    52,885  $        0  $               0          175,000  $        54 ( 7 )
  Executive Vice President
    Marketing

(1) Includes options to purchase 3,250,000 shares of Citadel common stock and a conversion right to exchange shares in Parago, Inc. for 1,500,000 shares of Citadel common stock.

(2) Includes options to purchase 1,250,000 shares of Citadel common stock and a conversion right to exchange shares in Parago, Inc. for 1,500,000 shares of Citadel common stock.

(3) Includes a payment of $28,077 for unused vacation, a car allowance of $11,400, and payments for life, health and disability insurance premiums.

(4) Includes a car allowance of $11,400 plus $6,048 for payments of life insurance premiums.

(5) Includes a car allowance of $11,400 plus payments of life insurance premiums.

(6) Includes $25,000 in cash payments plus $7,273 paid with 25,000 pre Distribution shares of CT Holdings common stock in lieu of cash for consulting services performed prior to employment as CFO for Citadel plus payments of life, health and disability insurance premiums.

(7)  Includes payments of life, health and/or disability insurance premiums.

Our Board of Directors makes determinations regarding salary levels and bonus opportunities for our executive officers, and performs all other compensation related functions. Members of the Board of Directors do not receive cash compensation for their service.

Our compensation policy reflects a commitment to an executive compensation plan, which enables us to attract, retain and motivate highly qualified management professionals. Our compensation philosophy is to directly align executive compensation with the financial performance of the organization. We believe that the relationship between executive compensation and our performance will create benefit for all shareholders.

The executive compensation program has been developed by the Board using various factors which include historical earnings, review of industry competition executive compensation plans, and consultation with compensation experts. The key elements of the executive compensation program are base salary, annual incentive bonus and stock options.

The Board reviews and approves each element of our executive compensation program and periodically assesses the effectiveness of the program as a whole. This program covers the Chief Executive Officer, the other named executive officers and all other executive officers. Specifically, the Board approves the salaries of all executive officers, the grants of stock options, and the provision of any special benefits or perquisites to executive officers.

The base salary program is intended to provide base salary levels that are externally competitive and internally equitable, and to reflect each individual's sustained performance and cumulative contribution. Each executive officer's individual performance is reviewed to arrive at merit increase determinations. These merit increases are then reviewed within the context of the total merit increase budget to determine reasonableness.

The option grants are designed to reward executive officers and other key employees directly for appreciation in the long-term price of our stock. The plan directly links the compensation of executive officers to gains by the shareholders and encourages executive officers to adopt a strong stakeholder orientation in their work. The option grants also places what can be a significant element of compensation at risk because the options have no value unless there is appreciation over time in the value of our stock.

With the understanding that the value (if any) of stock options is based on future performance, we base stock option grants on levels of expected value for long-term incentive grants among other companies and other comparable corporate employers. The Board periodically reviews the practices, grant levels and grant values of other companies to ensure the plan continues to meet our objectives.

Miscellaneous benefits offered to executive officers are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability, or death. Benefits offered to executive officers are largely the same as those offered to the general employee population.

The Board believes the executive compensation program is adequate to accomplish the program's goals of attracting, retaining, and motivating highly qualified management professionals. The Board believes the executive compensation program is fair to both the executive officers and Citadel Security Software.


Employment Agreements

We have entered into an employment agreement with Mr. Solomon, our Chief Executive Officer. The annual base salary payable to Mr. Solomon was $200,000 as of January 2002, and the employment agreement provides for an annual bonus of $150,000. The employment agreement has an initial term of five years and is renewable for one year terms following the initial term unless terminated. If Mr. Solomon is terminated for any reason other than for cause, he is entitled to a severance payment equal to three times his base salary and up to three times his bonus.


Stock Options Granted During 2002

The following table sets forth each grant of stock options during 2002 to each of the Named Officers. No stock appreciation rights were granted during the fiscal year. Each of the options has a ten-year term, subject to earlier termination in the event the holder ceases providing services to us.

The percentage numbers are based on an aggregate of 3,670,000 options granted to our employees during 2002, including officers. The exercise price was equal to the fair market value of our common stock as valued on the OTCBB or, if prior to the Distribution, by the board of directors on the date of grant. The exercise price may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. We may also finance the option exercise by accepting a full recourse note from the optionee, except officers and directors prohibited under the Sarbanes-Oxley Act of 2002, equal to the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

                                   INDIVIDUAL GRANTS
                   ---------------------------------------------------------------
                        NUMBER OF           PERCENT OF
                       SECURITIES         TOTAL OPTIONS      EXERCISE
                   UNDERLYING OPTIONS       GRANTED TO        PRICE     EXPIRATION
NAME                     GRANTED        EMPLOYEES IN 2002     ($/SH)       DATE
-----------------  -------------------  ------------------  ----------  ----------
Steven B. Solomon        2,000,000 (1)               54.5%  $     0.34  11/05/2012

Richard Connelly           275,000 (2)                7.5%        0.32  03/16/2012
                           150,000 (3)                4.1%        0.34  11/05/2012

Carl Banzhof               175,000 (2)                4.8%        0.32  03/15/2012

Richard Speyer             100,000 (2)                2.7%        0.32  03/15/2012

Jack Doxey                 175,000 (2)                4.8%        0.34  11/05/2012

     (1)  All options are immediately exercisable
     (2) Options become exercisable quarterly in equal amounts over three years from grant date
     (3) Options become exercisable in equal amounts quarterly over one year from grant date

Option Exercises During 2002 And Year-End Option Values

The following table reports information regarding stock option exercises during fiscal 2002 and outstanding stock options held at the end of fiscal 2002 by our named executive officers.

                                                NUMBER OF              VALUE OF
                                                SECURITIES           UNEXERCISED
                                                UNDERLYING           IN-THE-MONEY
                                           UNEXERCISED OPTIONS         OPTIONS
                     SHARES                  AT FISCAL YEAR-       AT FISCAL YEAR-
                   ACQUIRED ON    VALUE      END(EXERCISABLE/      END(EXERCISABLE/
NAME                EXERCISE    REALIZED      UNEXERCISABLE)      UNEXERCISABLE)(2)
-----------------  -----------  ---------  --------------------  --------------------
Steven B. Solomon        0         $0        3,250,000 / 0  (1)  $     3,640,000 / $0

Richard Connelly         0         $0         68,748 / 406,252   $  76,998 / $455,002

Carl Banzhof             0         $0         93,749 / 131,251   $ 104,999 / $147,001

Richard Speyer           0         $0         41,663 / 108,337   $  46,663 / $121,337

Jack Doxey               0         $0         14,583 / 160,417   $  16,333 / $179,667

     (1) Does not include an immediately exercisable exchange right for 1,500,000 shares of common stock
     (2) Based on closing market price of $1.12 per share on the OTCBB on December 31, 2002

2002 Stock Incentive Plan

The board of directors adopted the 2002 Stock Incentive Plan effective upon the completion of the Distribution. The plan authorizes the Board or a committee, which administers the plan, to grant stock options, stock appreciation rights, restricted stock and deferred stock awards to our officers, other key employees and consultants.

A total of 1,500,000 shares of common stock were reserved for issuance under the terms of the 2002 Stock Incentive Plan. In the event of any sale of assets, merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the stock, the Board or committee may make an equitable substitution or adjustment in the aggregate number of shares reserved for issuance under the plan. We have granted 550,000 awards under the 2002 Stock Incentive Plan as of December 31, 2002.

Option Grants

The 2002 Stock Incentive Plan permits the granting of incentive stock options, as defined by the Internal Revenue Code, and nonqualified stock options. Incentive stock options may only be granted to our employees. The term of any stock option is set by the Board or committee, but cannot exceed ten years in the case of incentive stock options. Stock options become exercisable, in full or in installments, for shares of common stock at the time determined by the Board or committee, but generally a stock option will not be exercisable prior to three months from the date of the grant of a stock option. The exercise price per share of stock options is determined by the Board or committee at the time of grant, but must be equal to 100% of the fair market value of our common stock on the date of grant.

Stock Appreciation Rights

Stock appreciation rights may be granted in conjunction with nonqualified stock options granted under the 2002 Stock Incentive Plan to our officers, employees and consultants. Stock appreciation rights may only be exercised at such time and to the extent the underlying options a re exercisable. These stock appreciation rights entitle the holder, upon exercise of the stock appreciation right, to receive an amount in any combination, of cash or our unrestricted common stock equal in value to the excess of the fair market value on the date of exercise of the stock appreciation rights of one share of our common stock over the exercise price per share of the connected stock option multiplied by the number of shares for which the stock appreciation right is exercised. Each stock appreciation right will terminate upon the termination of the related option.

Restricted Stock Awards

The Board or committee may also award non-transferable restricted shares of our common stock to our officers and key employees. Such restricted shares will be subject to such conditions and restrictions as the Board or committee may determine. The Board or committee will determine to whom restricted shares will be granted, the number of shares to be awarded, the price, if any, to be paid by the recipient, the times within which such awards may be subject to forfeiture and all other conditions of the award. During the restriction period set by the Board or committee, the recipient may not sell, transfer, pledge or assign restricted shares awarded to the recipient under the 2002 Stock Incentive Plan. If a recipient of restricted stock terminates employment for any reason other than death, disability or retirement prior to the end of the restriction period determined by the Board or committee, the participant will forfeit all shares still subject to restriction in exchange for the amount, if any, that the participant paid for them.

Deferred Stock Awards

Deferred stock awards may be made under the 2002 Stock Incentive Plan by the Board or committee to any of our officers, key employees and consultants it determines. These awards entitle the recipient to receive unrestricted shares without any payment in cash or property in one or more installments at a future date or dates, as determined by the Board or committee. Each deferred stock award will be confirmed by and subject to the terms of a deferred stock award agreement executed by us and the recipient and may generally not be sold, assigned, transferred, pledged or otherwise encumbered during the period specified by the Board or committee. Receipt of deferred stock may be conditioned on such matters as the Board or committee may determine, including continued employment or attainment of performance goals. All rights under a deferred stock award will generally terminate upon the participant's termination of employment prior to the receipt of unrestricted shares.

Executive Compensation Conversion Stock Options

Under the 2002 Stock Incentive Plan, each year the Chairman of the Board of Directors or the Board or committee will designate those executives eligible to convert salary and bonus to stock options for the next year. These eligible executives may then, prior to the beginning of the next calendar year, elect to convert up to 25% of their next year's salary and 25% of their next year's bonus (in either 5% or $10,000 increments) into stock options under the plan. On the last day of each calendar year, the total amount of salary, bonus and compensation an eligible executive elected to convert into stock options for that calendar year will be converted into stock options. The number of shares of common stock subject to stock options that are converted from salary, bonus or compensation will be the total dollar amount an eligible executive has elected to convert into stock options divided by the per share value of a stock option on the last day of that year, as determined by the Board or committee using any recognized option valuation model it selects. Options converted from salary, bonus or compensation are generally exercisable, cumulatively, as to 10% commencing on each of the first through tenth anniversaries of the day the option is converted.

The exercise price per share of common stock under stock options obtained by conversion of salary, bonus or compensation will, at the election of the holder of the option prior to the year for which the option is converted from salary, bonus or cash, be either 100% of the fair market value on the last day of the year when the option is obtained or a lesser percentage determined by the Board or committee from time to time, but not less than 75% of the fair market value on the last day of the year when the option is obtained.

Change of Control

The 2002 Stock Incentive Plan provides that in the event of a change of control of Citadel, unless otherwise determined by the Board or committee prior to the change of control, and, to the extent expressly provided by the Board or committee, in the event of a potential change of control, the following will occur:

- Any stock appreciation rights and any stock options that are not previously exercisable and vested will become fully exercisable and vested;

- The restrictions and deferral limitations on restricted stock and deferred stock awards will lapse and these shares and awards will become fully vested; and

- The value of all outstanding stock options, stock appreciation rights, restricted stock and deferred stock awards will, to the extent determined by the Board or committee, be settled on the basis of the change of control price as of the date the change of control occurs.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of the material terms of the agreements and arrangements involving our company and either CT Holdings or its direct or indirect subsidiaries.

General

We were organized in December 1996 as a wholly owned subsidiary of CT Holdings. Prior to the Distribution, two of our current directors (Messrs. Solomon and Economou) and four of our executive officers (Messrs. Solomon, Banzhof, Connelly and Speyer) were also directors or officers and employees of CT Holdings and/or its other subsidiaries. Prior to the Distribution while acting on our behalf, these directors and officers considered not only the short-term and long-term impact of operating decisions on our business, but also the impact of such decisions on the consolidated financial results of CT Holdings. Following the distribution, Mr. Solomon remains Chief Executive Officer and a director and Mr. Connelly remains Chief Financial Officer of CT Holdings, and Messrs. Solomon and Economou remain directors of CT Holdings.

We have entered into a number of agreements with CT Holdings and its subsidiaries relating to our historical business and our relationship with the CT Holdings group of companies, the material terms of which are described below. In addition, we recently entered into a number of agreements with CT Holdings relating to the Distribution, which are described below and elsewhere in this Prospectus. Although these agreements were not negotiated on an arm's-length basis, we believe that the terms of these agreements are comparable to those that we would receive from unaffiliated third parties.

Prior to the Distribution Date of May 17, 2002 the security software business of Citadel was operated by CT Holdings therefore the related party transactions of CT Holdings from January 1, 2001 through the Distribution date are described below. Prior to the enactment of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") companies were allowed to enter into loan agreements with its officers and directors. Such loan transactions with officers and directors are discussed below. Following the enactment of Sarbanes-Oxley, no loans are allowed or were made by either CT Holdings or Citadel to its officers and directors.

Agreements Relating To The Distribution

We have entered into several agreements with CT Holdings to define our ongoing relationship after the Distribution and to allocate tax and other specified liabilities and obligations arising from periods prior to the Distribution Date. We entered into these agreements prior to the Distribution while we were a wholly owned subsidiary of CT Holdings.

Distribution Agreement

On or before the Distribution Date, CT Holdings and Citadel entered into the distribution agreement, which provides for, among other things, the principal corporate transactions required to effect the Distribution and certain other agreements relating to the continuing relationship between Citadel and CT Holdings after the Distribution. The distribution agreement provides that prior to the Distribution Date, Citadel will have issued to CT Holdings a number of Citadel Shares equal to one fourth of the total number of shares of CT Holdings common stock outstanding on the Distribution Date (plus an additional immaterial number of Citadel Shares to be distributed with respect to fractional shares that are rounded up). CT Holdings effected the Distribution by delivering a certificate representing 100% of the Citadel Shares to the Distribution Agent.

Under the distribution agreement and effective as of the Distribution Date, Citadel assumed and agreed to indemnify CT Holdings against all liabilities, litigation and claims, including related insurance costs, arising out of Citadel's businesses (including discontinued or sold security software businesses), and CT Holdings retained and agreed to indemnify Citadel against all other liabilities, litigation and claims, including related insurance costs. The foregoing obligations do not entitle an indemnified party to recovery to the extent any such liability is covered by proceeds received by such party from any third party insurance policy.

Under the distribution agreement for a two-year period beginning on the Distribution Date, except in limited circumstances, Citadel will not solicit or recruit any CT Holdings employee without CT Holdings' prior written consent and likewise, CT Holdings will not solicit or recruit any Citadel employee without Citadel's prior written consent.

The distribution agreement also provides that each of CT Holdings and Citadel shall be granted access to certain records and information in the possession of the other, and requires the retention by each of CT Holdings and Citadel for a period of six years following the Distribution Date of all such information in its possession.

Transition Services Agreement

On the Distribution Date, Citadel entered into a transition services agreement with CT Holdings. This agreement provides that CT Holdings and Citadel will provide each other services in such areas as information management and technology, sharing of office space, personnel and indirect overhead expenses, employee benefits administration, payroll, financial accounting and reporting, claims administration and reporting, and other areas where CT Holdings and Citadel may need transitional assistance and support. The transition services agreement provides generally that each of Citadel and CT Holdings will undertake to provide substantially the same level of service and use substantially the same degree of care as their respective personnel provided and used in providing such services prior to the execution of the agreement. The agreement generally will extend for a one year term, but may be terminated earlier under certain circumstances, including a default, and may be renewed for additional one-year terms. Initially, CT Holdings will pay Citadel a monthly fee of $20,000, subject to adjustment on a quarterly basis. No adjustments to the fee have been made through December 31, 2002. We believe that the terms and conditions of the transition services agreement are as favorable to Citadel as those available from unrelated parties for a comparable arrangement.

Tax Disaffiliation Agreement

On the Distribution Date CT Holdings and Citadel entered into a tax disaffiliation agreement which sets out each party's rights and obligations with respect to deficiencies and refunds, if any, of federal, state, local or foreign taxes for periods before and after the Distribution Date and related matters such as the filing of tax returns and the conduct of Internal Revenue Service and other audits. Under the tax disaffiliation agreement, Citadel will indemnify CT Holdings for all taxes and liabilities incurred as a result of Citadel's or an affiliate's post-Distribution action or omission contributing to an Internal Revenue Service determination that the Distribution was not tax-free. CT Holdings will indemnify Citadel for all taxes and liabilities incurred solely because CT Holdings or an affiliate's post-Distribution action or omission contributes to an Internal Revenue Service determination that the Distribution was not tax-free. If the Internal Revenue Service determines that the Distribution was not tax-free for any other reason, CT Holdings and Citadel will indemnify each other against all taxes and liabilities pro rata based on relative values as of the Distribution Date.

Citadel will indemnify CT Holdings against any taxes resulting from any internal realignment undertaken to facilitate the Distribution on or before the Distribution Date.

Related Party Transactions Prior To The Distribution Date

Prior to the Distribution CT Holdings held investments in Citadel, Parago Inc. ("Parago"), River Logic Inc. ("River Logic") and Encore Telecommunications, Inc. ("Encore"). Mr. Solomon, our CEO and a director of Citadel and a director and CEO of CT Holdings is also a director of Parago and River Logic. Mr. Lacerte and Mr. Romano, shareholders and former directors of Citadel were directors and shareholders of CT Holdings until their resignation effected with the Distribution. Mr. Lacerte also served as a director of Parago. Mr. Romano served as a director of Encore.

During the years ended December 31, 2002 and 2001 CT Holdings received substantially all of its financing from its CEO, directors and other related parties. The related party transactions of CT Holdings prior to the Distribution Date are described below. Other than transactions related to the agreements related to the Distribution described above there were no transactions with CT Holdings following the Distribution Date.

On January 1, 2001 CT Holdings had recorded a $1.2 million note receivable from its CEO recorded on its balance sheet. This note was issued in October 2000 by CT Holdings with approval from its board of directors. The note receivable was due October 2001, bore interest at 5% per year and was repaid in full prior to its maturity by cash payments of approximately $700,000 and by the offset of approximately $506,000 in accrued salary and bonus due to him in 2001 pursuant to his employment agreement.

In June 2001, the CEO loaned CT Holdings approximately $855,000 in connection with CT Holdings' participation in a bridge loan transaction for Parago Inc., an affiliated company. Our CEO is also a director of Parago Inc. and through several transactions advanced approximately $4 million of his personal assets to Parago for working capital needs all of which was repaid to him in payments in January and April 2001.

During the year ended December 31, 2001 and the period January 1, 2002 through the Distribution Date, May 17, 2002, CT Holdings incurred legal fees in the amount of approximately $60,000 and $49,500 respectively to a law firm in which David Wood, an attorney who was a former CT Holdings' employee and is a relative our CEO, is a partner. After leaving the CT Holdings in 1997, his law firm continued to provide legal services to CT Holdings. Mr. Wood was also employed as an executive officer of Parago from March 1999 through October 2001 for which he had received an annual salary of $150,000 per year. See below for a discussion of Mr. Wood's services to Citadel following the Distribution.

Mr. Lawrence Lacerte resigned as a director of CT Holdings effective with the Distribution. During the year ended December 31, 2001, CT Holdings issued an 8% note payable to Mr. Lacerte for $250,000 and payable April 30, 2002. This note was unpaid at December 31, 2002 and is in default by CT Holdings. In May 2002, prior to the Distribution Date, Mr. Lacerte exercised stock options for 2,250,000 shares of CT Holdings' common stock by entering into a note payable to CT Holdings for $450,000, the aggregate exercise price of the options. This note was subsequently charged to stock compensation expense.

At December 31, 2001 CT Holdings had a liability to its CEO of approximately $290,000 for cash advances received to fund operations in 2001. From January 1, 2002 through the Distribution Date CT Holdings received approximately $267,500 of additional advances from its CEO, repaid $322,500 of the total advances to its CEO and offset $8,934 of the CEO's business expenses against the net amount due the CEO. The remaining amount due the CEO of approximately $226,000 was converted by CT Holdings into a 5% note payable due July 1, 2002, and at December 31, 2002 is in default and accruing interest at 18% per annum.

At December 31, 2001 CT Holdings had a $130,000 note receivable due from Encore. CT Holdings' investment in Encore was liquidated in October 2002 in exchange for approximately $2000 in liquidating proceeds.

In June 2001, two directors, Messrs. Solomon and Lacerte, funded and guaranteed CT Holdings' participation in a bank bridge loan financing of Parago. In consideration for this funding and guarantees, CT Holdings has agreed to permit the directors to exchange up to 5,000,000 Parago shares into up to 6,000,000 shares of CT Holdings common stock including a right to any dividends. The exercise of the exchange right will require Citadel to issue up to 1,500,000 shares of Citadel common stock, if exercised.

On April 1, 2002, prior to the Distribution, CT Holdings entered into a $600,000 non-interest bearing convertible note payable due April 1, 2003 to Thomas Oxley a 5% shareholder. The note payable may be converted, at the option of the shareholder, into a maximum of 2,700,000 shares of CT Holdings common stock and 675,000 shares of Citadel common stock.

Prior to the Distribution Date employees, officers and directors of CT Holdings exercised options for approximately 1,397,500 shares of CT Holdings common stock. The aggregate exercise price of approximately $297,000 was recorded as compensation expense by CT Holdings. The holders of these shares received approximately 349,375 shares of Citadel common stock as a result of the Distribution.

In May 2002, prior to the record date of the Distribution, CT Holdings entered into negotiations to settle approximately $860,000 of operating liabilities in exchange for 1,662,500 shares of CT Holdings common stock. As of December 31, 2002 the extinguishment of approximately $163,000 of these liabilities was completed and approximately 612,500 shares of CT Holdings common stock was issued including 100,000 shares for services provided by an independent consultant, 12,500 shares to a consultant for services performed prior to employment as the CT Holdings' and Citadel's Chief Financial Officer, 250,000 shares to a shareholder for consulting services, and 250,000 shares to David Wood for the performance of professional services to the Company. At the Distribution Date approximately 153,125 shares of Citadel common stock were issued to these same individuals. At December 31, 2002 approximately $697,000 of CT Holdings operating liabilities were not yet settled with approximately 1,050,000 shares of the CT Holdings' common stock which if issued will require Citadel to issue approximately 262,500 shares of Citadel common stock. We believe that the negotiations will ultimately be concluded with the issuance of the shares in full settlement of these liabilities however there can be no assurance that such settlement will be finalized or on terms favorable to the Company.

Citadel Related Party Transactions Following The Distribution Date

Since the Distribution Date we have entered in notes payable aggregating $450,000 for which our CEO has signed personal guarantees. In addition, our CEO has personally guaranteed the lease for our office space with future minimum rent commitments of $410,803. Since the Distribution Date our CEO has advanced $604,000 to the Company and the Company has repaid $250,000 of those advances. On November 5, 2002 we entered into two promissory notes payable to our CEO in the total amount of $570,000. The $570,000 consists of $354,000 of cash advances and accrued compensation and expenses of $216,000 due to the CEO. The notes bear interest at 8% per annum, mature on February 28, 2003 and were secured by all of the Company's copyrights, trademarks, patents and intellectual property under patent application. In the event of default, including the failure to pay any principal or interest by the Company or the payment of any obligations of the Company for which the CEO has personally guaranteed, the notes shall become immediately due and payable and shall bear interest at 18% per annum. In February, 2003 the Company repaid $550,000 of the notes to the CEO and the security interest was released. Since December 31, 2002 our CEO has advanced the Company approximately $164,000 for operating funds.

Since the Distribution Date an entity related to an employee of the Company has advanced the Company $170,900 under short term notes and advances due on demand. The Company has repaid all of the notes and advances.

In June 2002, the Company entered into an 8% note payable for $250,000 due July 31, 2002 with Lawrence Lacerte, a former director of the Company. This note was in default and accrued interest at 18% per annum. In February 2003 Mr. Lacerte exercised stock options for 862,500 shares of the Company's common stock using the note and accrued interest through the date of exercise as payment of the aggregate exercise price of $276,000.

Pursuant to the transition services agreement, CT Holdings reimburses the Company $20,000 per month for the shared services of the Company's CEO, CFO and administration. At December 31, 2002 the Company has a $150,000 receivable due from CT Holdings for these services since May 17, 2002, the Distribution Date. Due to the cash deficiency of CT Holdings we have fully reserved this receivable and continue to show the costs of these services as a general and administrative expense in our statement of operations.

In March 2003 the Company advanced CT Holdings $225,000 and entered into a 12% demand note. The note receivable has been fully reserved due to CT Holdings lack of cash flow from operations and cash deficiency.

Following the Distribution and through December 31, 2002, Mr. Wood provided legal services to the Company and the Company has recorded legal expenses of approximately $ 31,225 plus stock compensation expense of $84,200 for stock and stock options issued in payment for consulting services provided by Mr. Wood since the Distribution Date.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of June 27, 2003, there were issued and outstanding approximately 21,910,498 shares of Common Stock. There is no other class of voting security of Citadel issued or outstanding. The following table sets forth the number of shares of Common Stock beneficially owned as of June 27, 2003 by (i) each person known to the Company to own more than 5% of the Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors, named executive officers and other executive officers as a group. We calculated beneficial ownership according to Rule 13d-3 of the Securities Exchange Act as of that date. Shares issuable upon exercise of options or warrants that are exercisable within 60 days after June 27, 2003 are included as beneficially owned by the option holder or warrant holder. Beneficial ownership generally includes voting and investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.


                                                          Approximate
                                             Number of      Percent
Name and Address                            Shares Owned    Of Class
------------------------------------------  ------------  ------------
Steven B. Solomon (1)                          6,396,499         22.6%

Micro Capital (2)
     410 Jessie Street, Suite 1002
     San Francisco, California  94103          2,203,500          9.1%

Lawrence Lacerte
     5950 Sherry Lane #900
     Dallas, Texas  75225                      2,175,000          9.0%

The Raisin Fund LLC (3)
     40th Floor
     1 Sansome Street
     San Francisco, California  94104          1,250,000          5.4%

Chris A. Economou (4)
     150 North Federal Highway, Suite 210
     Fort Lauderdale, Florida  33301             343,600          1.5%

Richard Connelly (5)                             295,830          1.3%

Major General (Ret) John Leide (6)
     78 Clubhouse Drive
     Palm Coast, Florida  32137                  163,500            *

Carl Banzhof (7)                                 162,265            *

Richard Speyer (8)                                78,327            *

Jack Doxey (9)                                    91,582            *

All officers and directors
     as a group (9 people) (10)                7,686,601         25.8%

* Less than 1%

(1) Includes 3,250,000 shares of common stock that are issuable upon the exercise of immediately exercisable options and exchange rights for 1,500,000 shares of common stock.

(2) Includes 450,000 shares of common stock that are issuable upon the exercise of warrants.


                                       61

(3) Includes 312,500 shares of common stock that are issuable upon the exercise of warrants.

(4) Includes 162,500 shares of common stock that are issuable upon the exercise of immediately exercisable options.

(5) Includes 189,580 shares of common stock that are issuable upon the exercise of vested options and 37,500 exercisable within 60 days of June 27, 2003.

(6) Includes 162,500 shares of common stock that are issuable upon the exercise of immediately exercisable options.

(7) Includes 122,915 shares of common stock that are issuable upon the exercise of vested options and 500 shares owned by his spouse.

(8) Includes 66,661 shares of common stock that are issuable upon the exercise of vested options and 4,166 exercisable within 60 days of June 27, 2003.

(9) Includes 43,749 shares of common stock that are issuable upon the exercise of vested options and 14,583 exercisable within 60 days of June 27, 2003.

(10) Includes 4,035,404 of shares issuable upon the exercise of vested options, immediately exercisable exchange rights for 1,500,000 shares of common stock and 93,748 shares issuable pursuant to options exercisable within 60 days of June 27, 2003 held by all directors and all executive officers as a group.

                            DESCRIPTION OF SECURITIES

The following summary is qualified by reference to the provisions of our charter and by-laws included as exhibits to the registration statement of which this Prospectus is a part.

COMMON STOCK

Our charter authorizes 50,000,000 shares of common stock, par value $.01 per share, for issuance. As of June 27, 2003, approximately 21,910,498 shares of our common stock were issued and outstanding. Our charter provides for the following with respect to our common stock:

Voting. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends. If our board of directors declares a dividend, holders of common stock will receive payments on a ratable basis from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

Liquidation. If we are dissolved, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

Other. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are fully paid and nonassessable. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Currently, we have no shares of preferred stock outstanding.

We have engaged ComputerShare Trust Company, located in Golden, Colorado, as our transfer agent and registrar.

PREFERRED STOCK

Our charter authorizes our board of directors, subject to any limitations prescribed by law and without further stockholder approval, to issue from time to time up to 1,000,000 shares of preferred stock in one or more series. Our charter also authorizes our board of directors, subject to the limitations prescribed by Delaware law, to:

- establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series; and
- issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock or of rights to purchase preferred stock, however, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding common stock.

As of June 27, 2003, there were no shares of preferred stock outstanding, and we have no current plans to issue any preferred stock.

OPTIONS

At June 27, 2003 there are outstanding options to purchase 6,075,083 shares of our common stock at a weighted average exercise price of $0.52 per share, consisting of the following: (i) 822,583 outstanding options granted under our 2002 Stock Incentive Plan; and (ii) 5,252,500 outstanding options granted by us pursuant to board resolutions as well as other non-plan option agreements.

WARRANTS

At June 27, 2003 there are outstanding warrants for the purchase of 2,002,139 shares of our common stock at a weighted average exercise price of $1.26 per share.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

INDEMNIFICATION Our Certificate of Incorporation and bylaws and Section 145 of the Delaware General Corporation Law, allow, and in some cases require, the indemnification of directors and officers under some circumstances, grant our directors and officers a right to indemnification to the fullest extent permitted by law for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of Citadel or (ii) by reason of the fact that, while they are or were directors or officers of Citadel, they are or were serving at the request of Citadel as a director, officer or employee of another enterprise. Citadel's bylaws further provide that an advancement for any such expenses shall only be made upon delivery to Citadel by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified by Citadel.

INDEMNIFICATION AGREEMENTS We have also entered into indemnification agreements with some of our directors and officers. These agreements require us to indemnify these directors and officers with respect to their activities as directors or officers of Citadel or when serving at our request as a director, officer or trustee of another corporation, trust or other enterprise against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in any threatened, pending or completed suit or proceeding (civil, criminal administrative or investigative) to which they are, or are threatened to be made, parties as a result of their service to Citadel. We have agreed to indemnify each indemnitee for any one or a combination of the following, whichever is most advantageous to the indemnitee, as determined by the indemnitee (i) the benefits provided by our certificate of incorporation and bylaws in effect on the date of the indemnification agreement; (ii) the benefits provided by our certificate of incorporation and bylaws at the time expenses are incurred by the indemnitee;
(iii) the benefits allowable under Delaware law in effect on the date of the indemnification agreement; (iv) the benefits allowable under the law of the jurisdiction under which Citadel exists at the time expenses are incurred by the indemnitee; (v) the benefits available under liability insurance obtained by Citadel; and (vi) such other benefits as may be otherwise available to indemnitee under our existing practices. Under the indemnification agreements, each indemnitee will continue to be indemnified even after ceasing to occupy a position as an officer, director, employee or agent of Citadel with respect to suits or proceedings arising out of acts or omissions during his service to Citadel. Each indemnitee will agree to notify Citadel promptly of any proceeding brought or threatened and not to make any admission or settlement without Citadel's consent, unless the indemnitee determines to undertake his own defense and waives the benefits of the indemnification agreement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS LIMITATION ON LIABILITY OF DIRECTORS Pursuant to authority conferred by Section 102 of the Delaware General Corporation Law, Article X of Citadel's certificate of incorporation (Article X) eliminates the personal liability of Citadel's directors to Citadel or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as it may hereafter be amended. Under the Delaware General Corporation Law as in effect on the date hereof, Citadel's directors remain liable for (i) any breach of the duty of loyalty to Citadel or its stockholders,
(ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any violation of Section 174 of the Delaware General Corporation Law, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances and (iv) any transaction from which directors derive an improper personal benefit. Article X provides that any future repeal or amendment of its terms (including any amendment or repeal of Article X made by virtue of any change in the Delaware General Corporation Law) will not adversely affect any rights of directors existing thereunder with respect to acts or omissions occurring prior to such repeal or amendment.

     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                     MATTERS

On March 7, 2003 we filed a Report on Form 8-K to report a change in accountants due to a merger of accounting firms. Effective March 1, 2003, King Griffin & Adamson P.C. merged with BDA&K Business Services, Inc. and formed a new entity, KBA Group LLP. The personnel that we dealt with at King Griffin & Adamson P.C. are now employees of KBA Group LLP. As a result of this merger, on March 1, 2003, King Griffin & Adamson P.C. resigned to allow its successor entity KBA Group LLP to be engaged as our independent public accountants.

                                  LEGAL MATTERS

David Allen Wood, P.C., Dallas, Texas will issue an opinion with respect to the
validity of the shares of common stock being offered hereby.   Mr. Wood owns
87,500 shares of our common stock and options to purchase 100,000 shares of our common stock.

                                     EXPERTS

The financial statements of Citadel Security Software Inc. as of December 31, 2002 and 2001, and for the fiscal years then ended, appearing in this Prospectus have been audited by KBA Group LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this Prospectus, and reference is made to such registration statement. This Prospectus constitutes the Prospectus of Citadel Security Software Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                         CITADEL SECURITY SOFTWARE INC.
                                TABLE OF CONTENTS


                                                                           Page

Report of Independent Certified Public Accountants                          F-2

Balance Sheets as of December 31, 2002 and 2001                             F-3

Statements of Operations
  for the years ended December 31, 2002 and 2001                            F-4

Statement of Stockholders' (Deficit) Equity
  for the years ended December 31, 2002 and 2001                            F-5

Statements of Cash Flows
  for the years ended December 31, 2002 and 2001                            F-6

Notes to Financial Statements                                               F-7

Balance Sheets as of
   March 31, 2003 (unaudited) and December 31, 2002                         F-26

Unaudited Statements of Operations for the three months
   ended March 31, 2003 and 2002                                            F-27

Unaudited Statements of Cash Flows for the three months
   ended March 31, 2003 and 2002                                            F-28

Notes to Financial Statements for the three months
   ended March 31, 2003 (unaudited)                                         F-29

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


Board of Directors
Citadel Security Software Inc.

We have audited the accompanying balance sheets of Citadel Security Software Inc., (the "Company") as of December 31, 2002 and 2001 and the related statements of operations, stockholders' (deficit) equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Citadel Security Software Inc. as of December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note A, the Company has incurred recurring operating losses and has a working capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.


/s/ KBA Group LLP
-------------------
KBA Group LLP
Dallas, Texas
March 5, 2003

                         CITADEL SECURITY SOFTWARE INC.
                                 BALANCE SHEETS

                                                                          DECEMBER 31,
                                                                    2002               2001
                                                              ----------------  -----------------
                                ASSETS
                                ------
CURRENT ASSETS
  Cash and cash equivalents                                   $         12,829   $        75,030
  Accounts receivable-trade, less allowance
   of $20,000 and $0                                                   166,665            24,222
  Note receivable                                                      201,000                 -
  Prepaid expenses and other current assets                             56,197            72,702
                                                              ----------------  -----------------
  Total current assets                                                 436,691           171,954

PROPERTY AND EQUIPMENT, net of accumulated
  depreciation of $1,005,503 and $968,569                              432,461            43,006

CAPITALIZED SOFTWARE DEVELOPMENT COSTS,
  net of accumulated amortization of
  $2,671,257 and $2,551,666                                            651,554           174,110

OTHER ASSETS                                                            17,243            24,651
                                                              ----------------  -----------------
  TOTAL ASSETS                                                $      1,537,949   $       413,721
                                                              ================  =================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
                      -------------------------------------
CURRENT LIABILITIES
  Accounts payable and accrued expenses                       $      1,416,196   $       768,406
  Payroll tax obligations                                              788,562           245,385
  Accrued compensation                                                 265,440            93,856
  Deferred revenue                                                     150,193                 -
  Notes payable to shareholders,
    net of debt discount of $47,083                                    402,917                 -
  Notes and advances payable to related parties                        841,541                 -
                                                              ----------------  -----------------
  Total current liabilities                                          3,864,849         1,107,647

COMMITMENTS AND CONTINGENCIES (Notes F and G)

PREFERRED STOCK, $.01 par value per share;
  1,000,000 shares authorized; no shares issued
  or outstanding at December 31, 2002 and 2001
COMMON STOCK, $.01 par value per share;
  50,000,000 shares authorized; 15,255,577
  and 12,457,402 shares issued and outstanding
  at December 31, 2002 and 2001                                        152,555           124,574
ADDITIONAL PAID-IN CAPITAL                                          28,889,332        28,203,392
ACCUMULATED DEFICIT                                                (31,368,787)      (29,021,892)
                                                              ----------------  -----------------
STOCKHOLDERS' DEFICIT                                               (2,326,900)         (693,926)
                                                              ----------------  -----------------
 TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                  $      1,537,949   $       413,721
                                                              ================  =================


The accompanying notes are an integral part of these financial statements.

                         CITADEL SECURITY SOFTWARE INC.
                            STATEMENTS OF OPERATIONS

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                             2002          2001
                                                        ------------  -------------
Revenue
  License fees                                          $  1,169,339   $   545,693
  Customer support and services                              142,461        34,346
                                                        ------------  -------------
                                                           1,311,800       580,039

Costs of revenue
  Software amortization                                      119,590       594,923
  Customer support costs                                     167,107             -
  Shipping and other costs                                     4,942        26,459
                                                        ------------  -------------
  Total costs of revenue                                     291,639       621,382

Operating expenses
  Selling, general and administrative expense              3,306,257     1,610,922
  Product development expense                                285,105       118,432
  Depreciation expense                                        36,934        95,284
                                                        ------------  -------------
  Total operating expenses                                 3,628,296     1,824,638
                                                        ------------  -------------
  Operating loss                                          (2,608,135)   (1,865,981)

Interest expense                                            (107,796)            -
Write off of accounts payable                                369,036             -
                                                        ------------  -------------
Loss before income taxes                                  (2,346,895)   (1,865,981)

Provision for income taxes                                        -             -
                                                        ------------  -------------
Net loss                                                $ (2,346,895)  $(1,865,981)
                                                        ============= =============

Net loss per share - basic and diluted                  $      (0.17)  $     (0.15)
                                                        ============= =============

Weighted average shares outstanding -
    basic and diluted                                     13,874,488    12,433,427
                                                        ============= =============

The accompanying notes are an integral part of these financial statements.

                                                CITADEL SECURITY SOFTWARE INC.
                                         STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY


                                                Common Stock
                                     --------------------------------------
                                                 After Effect of
                                     As Reported  Distribution                  Additional       Accumulated
                                      By Parent      Ratio        Amount      Paid-in Capital      Deficit        Total
                                     -----------  ------------  -----------  -----------------  -------------  ------------
Balances at December 31, 2000         49,660,704    12,415,176  $   124,152  $     27,143,875   $(27,155,911)  $   112,116

Parent common stock issued
  pursuant to the exercise of
  warrants                               168,904        42,226          422              (422)                           -

Net contribution from parent                                                        1,059,939                    1,059,939

Net loss                                                                                          (1,865,981)   (1,865,981)
                                     -----------  ------------  -----------  -----------------  -------------  ------------
Balances at December 31, 2001         49,829,608    12,457,402      124,574        28,203,392    (29,021,892)     (693,926)

Parent common stock issued in
  lieu of cash for services               12,500         3,125           31               (31)                           -

Parent common stock issued
  pursuant to the exercise
  of stock options                     6,647,500     1,661,875       16,618           (16,618)                           -

Parent common stock issued in
  lieu of cash for settlement
  of liabilities                         868,306       217,077        2,171            (2,171)                           -

Other, including fractional
  shares issued in the
  Distribution                           188,014        47,765          478              (478)                           -

Net contribution from parent
  through spin-off
  distribution date                                                                   200,131                      200,131

Issuance of common stock
  in conjunction with notes payable
  to shareholders                                      250,000        2,500           109,167                      111,667

Issuance of common stock
  pursuant to the exercise of
  stock options                                        488,333        4,883           256,382                      261,265

Stock and stock options issued
  in lieu of cash for services                         130,000        1,300           139,558                      140,858

Net loss                                                                                          (2,346,895)   (2,346,895)
                                                  ------------  -----------  -----------------  -------------  ------------
Balances at December 31, 2002                       15,255,577  $   152,555  $     28,889,332   $(31,368,787)  $(2,326,900)
                                                  ============  ===========  =================  =============  ============

The accompanying notes are an integral part of these financial statements.

                         CITADEL SECURITY SOFTWARE INC.
                           STATEMENTS OF CASH FLOWS


                                                                      YEARS ENDED
                                                                      DECEMBER 31,
                                                                   2002          2001
                                                               ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net loss                                                 $(2,346,895)  $(1,865,981)
      Adjustments to reconcile net loss to net cash
        used in operating activities:
          Depreciation and amortization                            156,524       690,205
          Provision for returns, allowances and bad debts           20,000       (19,354)
          Amortization of debt discount                             62,583             -
          Stock and stock options issued for payment
            of services                                            140,858             -
      Changes in operating assets and liabilities
        Accounts receivable                                       (162,443)       49,926
        Inventory                                                       -         22,077
        Prepaid expenses and other current assets                   16,505        21,515
        Other assets                                                 7,408        17,444
        Accounts payable and accrued expenses                      647,790        56,972
        Payroll tax liability                                      543,177       245,385
        Accrued compensation                                       171,584        78,037
        Deferred revenue                                           150,193             -
                                                               ------------  ------------
      NET CASH USED IN OPERATING ACTIVITIES                       (592,716)     (703,774)

CASH FLOWS FROM INVESTING ACTIVITIES
      Purchases of property and equipment                         (426,389)      (44,232)
      Capitalized software development costs                      (597,034)     (177,110)
                                                               ------------  ------------
      NET CASH USED IN INVESTING ACTIVITIES                     (1,023,423)     (221,342)

CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds of notes and advances from
        related parties                                          1,262,441             -
      Payments on notes and advances from
        related parties                                           (420,900)            -
      Proceeds from notes payable to shareholders                  450,000             -
      Proceeds from notes payable                                   40,000             -
      Payments on notes payable                                    (40,000)      (70,924)
      Proceeds from exercise of stock options                       60,266             -
      Proceeds from issuance of common stock                         2,000             -
      Net contribution from Parent                                 200,131     1,059,939
                                                               ------------  ------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES                  1,553,938      989,015
                                                               ------------  ------------
      Net (decrease) increase in cash
        and cash equivalents                                       (62,201)       63,899
      Cash and cash equivalents at the beginning
        of the period                                               75,030        11,131
                                                               ------------  ------------
      Cash and cash equivalents at the end
        of the period                                          $    12,829   $    75,030
                                                               ============  ============

Interest payments                                              $     4,223            -

Non cash financing and investment items
   Common stock issued at below fair value recorded
     as debt discount                                           $  109,167    $        -
   Stock options exercised in exchange for note receivable         201,000             -

The accompanying notes are an integral part of these financial statements.

                         CITADEL SECURITY SOFTWARE INC.
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2002

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements of Citadel Security Software Inc. (the "Company" or "Citadel") have been prepared in accordance with generally accepted accounting principles. The Company began operations as a separate standalone company immediately following the pro rata dividend distribution on May 17, 2002 as further discussed below. Prior to May 17, 2002 certain of CT Holdings, Inc. ("CT Holdings"), the Company's former parent, assets, liabilities and expenses were allocated to Citadel based on an estimate of the proportion of amounts allocable to Citadel, utilizing such factors as revenues, number of employees, and other relevant factors. In the opinion of management, the allocations have been made on a reasonable and consistent basis for the periods presented prior to May 17, 2002. Management believes that all amounts allocated to Citadel are a reasonable representation of the costs that would have been incurred if Citadel had performed these functions as a standalone company.

The Distribution

Citadel was incorporated under the laws of the state of Delaware in December 1996 as a wholly owned subsidiary of CT Holdings. In November 2001, the board of directors of CT Holdings approved the spin-off of Citadel through the declaration of a pro rata dividend distribution to the holders of record of the outstanding shares of CT Holdings common stock (the "Distribution"). CT Holdings set May 6, 2002 as the record date and on May 17, 2002 a pro rata dividend of 14,387,244 shares of Citadel's common stock were distributed to CT Holdings shareholders. In the Distribution each common shareholder of CT Holdings received one share of Citadel common stock for every four shares of CT Holdings common stock held as of May 6, 2002, the record date. The Distribution is intended to be a tax free distribution for U.S. federal tax purposes although there is no assurance that the transaction will be tax free to CT Holdings or to shareholders receiving the dividend.

Description of Business

Citadel develops, markets, and licenses security software solutions that address network security inside the firewall, a growing segment within the software industry. The Company's security software products are typically licensed for perpetual use on standalone personal computers or on single or multiple networks, across single or multiple customer computing sites. The Company's software products, Hercules, Secure PC(TM) and NetOFF(TM), provide flexibility and scalability to network security administrators for automating the remediation of security vulnerabilities and for managing security policies within computing environments. These security software solutions run on servers and workstations and provide controlled automation of the remediation process of network security vulnerabilities and to secure computers and networks against unauthorized configuration changes, unapproved software installations, insecure accounts, backdoors, software defects and other causes of network security vulnerabilities in computing systems.


Liquidity

From the beginning of the year 2000 until the first release of Hercules in March 2002 the Company's business strategy was focused primarily on Hercules product development, business development and minimal marketing of its Secure PC and NetOFF products.

Until late 2001, the Company allocated minimal resources to the licensing of its products and as a result the Company generated minimal revenue. The result has been recurring operating losses, negative cash flow from operations and a significant deficiency in working capital of $3,428,158 and a significant stockholders' deficit of $2,326,900 at December 31, 2002.

In January 2003, the Company closed a private equity placement (the "January 2003 Financing") and received net proceeds of approximately $2,378,000 from the issuance of 3,275,000 shares of unregistered common stock and issued warrants to the investors for approximately 1,637,500 shares of common stock with an exercise price of $1.50 per share and warrants to the placement agent for 245,625 shares of common stock at an exercise price of $1.18 per share. If all of the warrants were exercised approximately $2,700,000 of additional cash proceeds would be available to the Company. The Company's primary cash flow strategy is to increase cash flow from the execution of the operating plan which relies primarily upon the fees to be received from the licensing of Hercules. The January 2003 Financing coupled with management's forecast of revenue in 2003 is expected to provide sufficient working capital for the next twelve months. However should the Company not achieve its revenue forecast additional financing would be required.

Subsequent to December 31, 2002 principal in the amount of $225,000 of the $450,000 on notes payable to shareholders was paid. In addition, a $250,000 note payable to a former director plus accrued interest was used to offset the aggregate exercise price of stock options exercised for 862,500 shares of common stock.

During the year ended December 31, 2001, substantially all of the funding of Citadel and its former parent company, CT Holdings, was received from related parties. Citadel received contributions from CT Holdings of approximately $1,060,000 during the year ended December 31, 2001 and approximately $200,000 from January 1, 2002 through May 17, 2002, the Distribution Date. Since the Distribution Date the Company has received advances and proceeds of short term notes of approximately $1,260,000 from related parties and entered into a notes payable for approximately $490,000 from shareholders and other third parties. Since the Distribution Date stock options for 188,333 shares of common stock were exercised providing proceeds of approximately $60,000. In addition, in December 2002 stock options for 300,000 shares of stock were exercised in exchange for a note receivable of $201,000 that was collected in January 2003.

During the year ended December 31, 2002 the Company repaid debt to related parties of $420,900 and repaid a short term note payable of $40,000 to an unrelated third party. A $250,000 note payable to a former director of the Company due July 31, 2002 was in default at December 31, 2002 and was bearing interest at a rate of 18% per annum. This note payable plus accrued interest was repaid through the offset of the aggregate exercise price of stock options exercised by the former director in the first quarter of 2003.

Prior to the January 2003 Financing substantially all of the Company's cash requirements were raised from related parties including the Company's CEO and certain shareholders of the Company. This funding from related parties was obtained through the issuance of short term notes payable, sales of unregistered stock and the exercise of stock options. Should additional funding be required the Company would seek funding from independent third party sources, as well as, current shareholders and related parties. There can be no assurance that management's execution of its operating plan and financing strategies will be successful or that other actions may become necessary in order to raise capital. Although the Company has been successful raising capital in the past, any inability to raise capital may require the Company to sell assets or reduce the level of its operations. Such actions could have a material adverse effect on the Company's business and operations and result in charges that could be material to the Company's business and results of operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

Revenue Recognition

The Company's customers consist of large and small corporations, healthcare organizations, financial institutions, individual consumers, and government and educational agencies. The Company's revenue recognition policies comply with Statement of Position (SOP) 97-2, "Software Revenue Recognition," as amended by SOP 98-9 and Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements". License revenue is recognized when persuasive evidence of a sale arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. Customer support contracts provide the customer the right to telephone support, software patches, point releases of new features and functionality and vulnerability remediation updates on a when and if available basis. Customer support contracts do not include explicit rights to new versions of the software or new products. Customer support contracts are sold separately from the license and the related revenue is recognized ratably over the term of the support contract. The Company's products are typically licensed standalone and are not typically bundled with professional services, training or other products and services. Should additional products or services be grouped together as an offering, revenue would be allocated to the components based on vender specific objective evidence and recognized separately for each component in accordance with SOP 97-2, SOP 98-9 and SAB 101.

Customers may download the Company's products from its website, obtain a license from Citadel's direct sales organization, or license products through promotions or agreements with independent third party resellers. The Company's products are not licensed through retail distribution channels. A customer may return a product under very limited circumstances during the first thirty days from shipment for a replacement if the media is damaged or for a full refund if the software does not perform in accordance with written specifications. Accordingly, the Company records a provision for returns against license revenue in the same period the revenue is recorded. The provision is estimated based on historical product returns and other known data as well as market and economic conditions. An allowance for returns, allowances and bad debts of $20,000 has been recorded at December 31, 2002. This estimate may fluctuate from period to period due to factors including but not limited to the value of actual returns, the average dollar value of licenses granted in the period and the relative product revenue volume for the period. No such reserve was determined to be required at December 31, 2001.

Current reseller agreements do not provide for a contractual right of return, future price concessions, or minimum purchase commitments. Payment is not contingent upon the reseller's future licensing of products. Revenue generated from products licensed through various marketing channels where the right of return might explicitly or implicitly exist is reduced by reserves for estimated product returns. Such reserves are estimates developed by management based on returns history and current economic and market trends. Management determined that no reserve for returns from resellers was required at December 31, 2002 or 2001.

The Company also offers its products to customers under two-year subscription licenses. The customer may renew the subscription at the end of the two-year term or may convert the subscription into a perpetual use license at any time for an additional fee. Under the subscription license the customer receives the right to use the product, post sale customer support and vulnerability updates for the term of the subscription and as long as the customer meets its payment obligation. The subscription fee payment is generally due in equal payments at the beginning of the subscription term and then on each anniversary date thereafter. Revenue from subscriptions is recognized ratably over the term of the subscription. If a customer fails to adhere to the payments terms of the subscription, the revenue recognized is limited to the ratable recognition of the amount of payments actually received. No subscription revenue was recognized in the years ended December 31, 2002 or 2001.

The Company's current product strategy is structured around the current and future releases of Microsoft Windows operating system environments. A 2003 release of Hercules will support versions of UNIX and Linux operating system platforms. These operating systems are well established and the Company believes that this cross platform strategy reduces the potential exposure to product obsolescence due to rapid changes in customer preferences or technological obsolescence due to the introduction of new operating systems or computing products. However, it is possible that these factors may change in the future as the Company's business model is adapted to changes in technology, changes in customer buying patterns and changes in the software industry's licensing models.

Software Development Costs

The Company capitalizes software development costs when technological feasibility has been established. Software development costs not qualifying for capitalization are recorded as product development expense. Product development expense, net of capitalized software development costs, was $285,105 and $118,432 for the years ended December 31, 2002 and 2001, respectively. Additionally, the Company capitalized software development costs of $597,034 and $177,110 for the years ended December 31, 2002 and 2001, respectively. Capitalized software development costs, including purchased software, if any, are amortized using the greater of the revenue method or the straight-line method with useful lives ranging from one to five years. Amortization expense related to capitalized software development costs was $119,590 and $594,923 for the years ended December 31, 2002 and 2001, respectively.

At each balance sheet date the Company evaluates the estimated net realizable value of each software product and when required, records write-downs of net book value to net realizable value of any products for which the net book value is in excess of net realizable value. The net realizable value is the estimated future gross revenues of each product reduced by the estimated future costs of completing and disposing of that product, including the costs of performing completing in process development and customer support. The Company determined that no write-down of capitalized software development costs was required at December 31, 2002 or 2001.

Net Loss per Common Share

Basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Basic and diluted loss per common share are identical because options or warrants outstanding are antidilutive and are therefore excluded from the computation of diluted earnings per share. The effect of 10,678,350 CT Holdings options and 2,351,601 CT Holdings warrants outstanding at December 31, 2001 plus 2,445,000 Citadel options outstanding at December 31, 2001 have been excluded from the weighted average shares computation as they are antidilutive. For the year ended
December 31, 2001 the weighted average number of shares of common stock outstanding has been computed using the weighted average number of CT Holdings common shares outstanding of 49,733,710 for the year ended December 31, 2001, divided by four (the Distribution Ratio) resulting in weighted average shares for Citadel of 12,433,427 for the year ended December 31, 2001.

For the year ended December 31, 2002 the weighted average number of shares was calculated using the weighted average number of CT Holdings shares from January 1, 2002 through the Distribution on May 17, 2002, 51,019,020, divided by the Distribution Ratio, four, plus the weighted average number of Citadel shares outstanding following the Distribution through December 31, 2002. This resulted in a weighted average number of shares outstanding of 13,874,488 for the year ended December 31, 2002. The effect of 4,080,850 CT Holdings options and 2,351,601 CT Holdings warrants outstanding on The Distribution Date plus 5,900,167 Citadel options and 20,000 Citadel warrants outstanding at December 31, 2001 have been excluded from the weighted average shares computation as they are antidilutive.

Common Stock

The shares of common stock outstanding of 12,457,402 at December 31, 2001, presented in the financial statements represent the number of shares that would have been outstanding if the Distribution had occurred at December 31, 2001, using the number of shares of CT Holdings common stock outstanding of 49,829,608 at December 31, 2001, divided by four, the Distribution Ratio.

Change in Estimate

The Company's product versions existing at January 1, 2001 were determined at that time to have a limited useful life and therefore the Company decreased its estimate of the useful lives of all remaining unamortized balances of purchased software and capitalized software development costs from primarily three years to one year. This change has the effect of increasing the net loss for the year ended December 31, 2001 by approximately $420,000 or $0.03 per share.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

Property, Equipment and Depreciation

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over estimated useful lives of the assets.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and exceeds its fair value. If conditions indicate an asset might be impaired, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. The impairment would be measured by the amount by which the asset exceeds its fair value typically represented by the future discounted cash flow associated with the asset.

Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred income tax expenses are provided based upon estimated future tax effects of differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes calculated based upon provisions of enacted laws.

Advertising Expense

The Company expenses costs associated with advertising as they are incurred and includes these costs in selling, general and administrative expense. Advertising expense for the years ended December 31, 2002 and 2001 was $12,376 and $53,617, respectively.

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" as amended by SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123". Under APB Opinion No. 25, compensation expense for employees is based on the excess, if any, on the date of grant, between the fair value of the Company's stock over the exercise price.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and SFAS No. 148 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date on which it is probable that performance will occur.

If the Company had recognized compensation expense, in accordance with SFAS No. 123 and 148, based upon the fair value at the grant date for options granted to employees, officers and directors during the years ended December 31, 2002 and 2001, the pro forma effect on net loss and net loss per share would have been as follows:

                                                   2002          2001
                                               ------------  ------------
Net loss attributable
   to common stockholders
   as reported                                 $(2,346,895)  $(1,865,981)

Add: Stock-based employee
   compensation expense included
   in reported net loss                                  -             -

Deduct: Stock-based employee
   compensation expense
   determined under fair value
   based method                                   (565,525)     (627,019)
                                               ------------  ------------
Pro forma net loss                             $(2,912,420)  $(2,493,000)
                                               ============  ============

Net loss per common share - basic and diluted
   As reported                                 $     (0.17)  $     (0.15)
                                               ============  ============
   Pro forma                                   $     (0.21)  $     (0.20)
                                               ============  ============

Fair Value of Financial Instruments

The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and notes payable are carried at cost, which approximates fair value.

Recent Accounting Pronouncement

In December 2002, Statement of Financial Accounting Standards No. 148 (SFAS
148), "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of Statement of Financial Accounting Standards No. 123 (SFAS 123)" was issued. This statement amends SFAS 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results of operations. This statement is effective for fiscal years ending after December 15, 2002. The Company has not voluntarily changed to fair value accounting for employee stock options but has adopted the disclosure requirements of SFAS 148. The adoption of this standard had no material effect on the Company's financial position, cash flows or results of operations.


NOTE B - PROPERTY AND EQUIPMENT

Major classes of property and equipment and their estimated useful lives are as follows:

                                                     December 31,
                                Lives             2002          2001
                              ----------      -----------   -----------
Furniture                     5-10 years      $  179,114    $  179,114
Office equipment              3-7 years           87,101        87,101
Computer equipment            3-7 years        1,103,077       676,688
Leasehold improvements        Lease term          68,672        68,672
                                              -----------   -----------
                                               1,437,964     1,011,575
Less accumulated depreciation
  and amortization                            (1,005,503)     (968,569)
                                              -----------   -----------
Net property and equipment                    $  432,461    $   43,006
                                              ===========   ===========

NOTE C - PAYROLL TAX OBLIGATIONS

The Company has timely filed its Federal and State employer and employee payroll tax forms during the years ended December 31, 2002 and 2001 but has an estimated obligation at December 31, 2002 to remit $788,562 of payroll taxes and related late payment penalties for these periods. At December 31, 2001 this obligation was estimated to be $245,385. The Company has estimated this obligation to be the actual amounts of tax withheld from employees and the employer portion of Social Security Federal Tax Obligation in addition to an estimated accrual for interest and penalties. The liability is reflected in the accompanying financial statements as payroll tax obligations. During the first quarter of 2003 the Company made payments of $114,791 against this payroll tax obligation.

NOTE  D  -  INCOME  TAXES

The significant components of the Company's deferred tax liabilities and assets are as follows:

                                                     December 31,
                                                 2002          2001
                                             ------------  -------------
Deferred tax assets (liabilities)
  Net operating loss carryforwards           $11,518,000   $ 10,738,000
  Accounts receivable allowance                    8,000              -
  Accrued expenses                               122,000         75,000
                                             ------------  -------------
Total deferred tax assets                     11,648,000     10,813,000
Valuation allowance                          (11,648,000)   (10,813,000)
                                             ------------  -------------
Total deferred tax assets, net               $         -   $          -
                                             ============  =============

The difference between the provision for income taxes and the amount computed by applying the federal statutory rate to loss before provision for income taxes is explained below:

                                                    December 31,
                                                 2002          2001
                                              ----------  ----------
Benefit computed at federal statutory rate    $(798,000)  $(634,000)
Increase in valuation allowance                 835,000     700,000
Other                                           (37,000)    (66,000)
                                              ----------  ----------
                                              $      --   $      --
                                              ==========  ==========

For Federal Income Tax purposes, at December 31, 2002 the Company had a net operating loss carryforward of approximately $30,000,000. The net operating loss carryover, which is subject to annual limitations as prescribed by the Internal Revenue Code, is available to offset future taxable income and begins to expire in 2013. A valuation allowance has been recorded for the entire amount of the net deferred tax asset due to uncertainty of realization.


NOTE E - NOTES PAYABLE

Notes payable to shareholders consist of the following:

                                                    December 31,
                                                 2002         2001
                                              -----------  ---------
8% Note payable due February 11, 2003         $  200,000   $       -
8% Note payable due May 16, 2003                 250,000           -
Unamortized debt discount                        (47,083)          -
                                              -----------  ---------
                                              $  402,917   $       -
                                              ===========  =========

On September 11, 2002 the Company entered into a $200,000 8% note payable due January 11, 2003 that was personally guaranteed by the Company's Chief Executive

Officer. The due date was later extended by the noteholder to February 11, 2003. In the event of payment default the note would accrue interest at 18% per annum. At the option of the noteholder, all unpaid principal and interest would become convertible into shares of common stock of the Company at a conversion rate of $0.30 per share. In conjunction with this note, the Company entered into a stock purchase agreement with the principals of the entity holding the note payable. Under this agreement the Company sold 200,000 shares of its common stock for $2,000, $0.01 per share. The Company recorded a note discount of $64,666 representing the difference between the proceeds of $2,000 and the fair value of the stock. This discount has been amortized over the term of the note and approximately $57,000 of amortized discount expense is included in interest expense in the statement of operations.

On December 9, 2002 the Company entered into a $250,000 8% note payable due May 16, 2003 that was personally guaranteed by the Company's Chief Executive Officer. In conjunction with this note, the Company entered into a stock purchase agreement with the noteholder. Under this agreement the Company sold 50,000 shares of its common stock for $500, $0.01 per share, to be offset against accrued interest. The Company recorded a note discount of $8,611 representing the difference between the proceeds of $500 and the fair value of the stock. This discount has been amortized over the term of the note and approximately $6,000 of amortized discount expense is included in interest expense in the statement of operations.

Pursuant to the terms of a $40,000 note payable to an unrelated third party, entered into in June 2002, stock options to acquire 40,000 shares of common stock were issued to the note holder. The Company recorded interest expense of approximately $9,000 for the issuance of these options which represented the fair value of the options. This note was repaid in 2002.

Notes  and  advances  payable  to  related  parties  consist  of  the following:

                                                     December 31,
                                                 2002        2001
                                              ----------  ----------
8% Note payable to a former director
    due July 31, 2002                         $  250,000  $        -
8% Demand note payable to an officer             270,000           -
8% Note payable to an officer
    due February 28, 2003                        300,000           -
Non-interest bearing advance from
    an officer due on demand                      21,541           -
                                               ---------  ----------
                                              $  841,541  $        -
                                              ==========  ==========

On June 13, 2002, the Company entered into an 8% note payable for $250,000 due July 31, 2002 with a former director of the Company. At December 31, 2002 this note was in default and accrued interest at 18% per annum since July 31, 2002. Subsequent to December 31, 2002 the former director exercised stock options for 862,500 shares of the Company's common stock using the note plus accrued interest through the date of exercise as payment of the aggregate exercise price of $276,000.

On November 5, 2002 the Company entered into a $270,000 secured promissory note due on demand and a $300,000 8% note payable due February 28, 2003 to the Company's Chief Executive Officer. The $570,000 consists of the $54,000 of advances due to the CEO at September 30, 2002, accrued compensation and expenses of $216,000 and $300,000 of cash advances to the Company. The notes are secured by all of the Company's copyrights, trademarks, patents and intellectual property under patent application. In the event of default, including the failure to pay any principal or interest by the Company or the payment of any obligations of the Company for which the CEO has personally guaranteed, the notes would become immediately due and payable and shall bear interest at 18% per annum. In February, 2003 the Company paid $550,000 against the principal balance of notes payable and the security interest in the intellectual property was released.

NOTE F - COMMITMENTS TO ISSUE STOCK

On April 1, 2002, prior to the Distribution, CT Holdings entered into a $600,000 non-interest bearing convertible note payable due April 1, 2003 to a shareholder. The note payable may be converted, at the option of the shareholder, into a maximum of 2,700,000 shares of CT Holdings common stock and 675,000 shares of Citadel common stock. Subsequent to December 31, 2002 this note was converted and 675,000 shares of the Company's common stock were issued to the noteholder.

On May 1, 2002, prior to the Distribution, CT Holdings reserved 1,050,000 shares of its common stock (together with dividends and distributions on these shares) for issuance in connection with the settlement of certain of its liabilities. CT Holdings had reached agreement in principle regarding the settlements but at December 31, 2002 the Company had not completed negotiations with all the parties. Accordingly, should CT Holdings ultimately complete the negotiations and issue these shares, up to 262,500 shares of Citadel common stock would be issued to the parties to the settlements.

In June 2001, two directors of CT Holdings funded and guaranteed CT Holdings' participation in a bank bridge loan of an affiliate. In consideration for this funding and guarantees, CT Holdings agreed to permit the directors to exchange up to 5,000,000 affiliate company shares into up to 6,000,000 shares of CT Holdings' common stock including a right to any dividends. The exercise of this exchange right will require Citadel to issue up to 1,500,000 shares of Citadel common stock.

NOTE G - COMMITMENTS AND CONTINGENCIES

Leases

The company leases office space under a noncancelable operating lease with an initial term greater than one year, as of December 31, 2002 and future minimum lease payments as follows:

     2003            $ 169,401
     2004              206,916
     2005               34,486
     Thereafter              -
                     ---------
        Total        $ 410,803
                     =========

The Company's Chief Executive Officer signed a personal guarantee for the lease payments on behalf of the Company. Rent expense was $210,330 and $169,483 for the years ended December 31, 2002 and 2001, respectively.

Legal Proceedings

In June 2000, Tech Data Corporation filed suit against CT Holdings, alleging a breach of a Software Distribution Agreement with CT Holdings. The lawsuit is styled Tech Data Corporation v. Citadel Technology, Inc. (now known as CT Holdings), and was filed in Dallas County Court at Law No. 2. Because CT Holdings was not properly served, Tech Data obtained a default judgment for approximately $101,000. When CT Holdings discovered the default judgment, it filed and won a motion to set aside this judgment. In June 2001, Tech Data properly served CT Holdings. CT Holdings answered and demanded binding arbitration pursuant to the agreement. The parties filed a Joint Motion to Arbitrate in December 2001. The judge granted this motion, and the matter was referred to binding arbitration in the fourth quarter of 2002. In the first quarter of 2003 Tech Data obtained an arbitration award of approximately $72,000 plus interest at the applicable rate under Florida law from January 3, 2000 until January 10, 2003, together with attorney's fees of $3,500, and interest on those sums at 10% per year from February 10, 2003 until the amounts are paid as a result of the arbitration. Tech Data has filed a motion to revive the abated lawsuit to enforce the arbitration award. As part of the Distribution, the Company assumed payment responsibility for this lawsuit. The Company has an accrued liability of approximately $101,000 recorded relating to this litigation at December 31, 2002 and December 31, 2001.

The Company may become involved from time to time in litigation on various matters which are routine to the conduct of the business. The Company believes that none of these actions, individually or in the aggregate, will have a material adverse effect on our financial position or results of operations, though any adverse decision in these cases or the costs of defending or settling such claims could have a material adverse effect on our business.

NOTE H - SIGNIFICANT CUSTOMERS

The following customers represented more than 10% of total revenue in at least one the periods presented below:

                                          Years Ended
                                          December 31,
                                         2002      2001
                                       --------  -------
Washington Mutual Bank                      27%      31%
VA Medical Centers of the
  Department of Veterans Affairs            23%       3%

NOTE I - STOCKHOLDER'S EQUITY (DEFICIT)

On the Distribution Date the Company had authorized 1,000,000 shares of preferred stock and 50,000,000 shares of common stock, each with a par value of $0.01 per share. Except for 1000 formation shares of common stock owned by CT Holdings, no shares of preferred stock or common stock were outstanding at December 31, 2001. The changes in common shares presented in the statement of changes in stockholders' equity (deficit) are presented as reported by CT Holdings after giving effect to the 1 for 4 Distribution Ratio. If the Distribution had occurred on December 31, 2001, approximately 12,457,000 shares of common stock would have been outstanding.

NOTE J - STOCK OPTIONS AND WARRANTS

The Company's 2002 Stock Incentive Plan (the "Plan") became effective with the Distribution on May 17, 2002. Under the Plan the Company may grant options to purchase up to 1,500,000 shares of common stock to eligible participants. Eligible participants include all employees, officers, directors and consultants to the Company. The Plan allows for the grant of non-qualified or incentive stock options. Activity under the Plan since the Distribution Date was as follows:

                                                    Outstanding Options
                                                   ---------------------
                                                                Weighted
                                     Options                    average
                                     available     Number       exercise
                                     for issuance  of options   price
                                     ------------  ----------  ---------
Options authorized under plan          1,500,000
Grants                                  (550,000)    550,000       $0.63
Exercised                                                  -           -
Cancelled                                116,500    (116,500)      $0.40
                                     ------------  ----------
Balances at December 31, 2002          1,066,500     433,500       $0.54
                                     ============  ==========

The options granted have a term of 10 years and except for 80,000 immediately exercisable options, all options vest over a period of three years. During the year ended December 31, 2002 compensation expense of approximately $9,000 was recorded for 30,000 options issued under the plan to a consultant. The underlying shares of common stock in the Plan have not been registered.

The table below summarizes the range of exercise prices of options outstanding and exercisable under the Plan at December 31, 2002:

                                                Outstanding Options
                                      ---------------------------------------
                                                   Weighted         Weighted
                                                   average          average
                                      Number       contractual      exercise
Range of exercise prices              of options   life in years    price
------------------------              ----------   -------------    ---------
       $0.32 to $0.34                  271,000         9.79         $   0.34
        0.35 to  0.75                   93,000         9.52             0.70
        0.76 to  1.12                   69,500         9.98             1.12

                                                      Exercisable Options
                                                   --------------------------
                                                                     Weighted
                                                                     average
                                                    Number           exercise
Range of exercise prices                            of options       price
------------------------                            -------------    --------
       $0.32 to $0.34                                64,792          $  0.34
        0.35 to  0.75                                20,000             0.53
        0.76 to  1.12                                     -                -

In addition, the Company granted options outside of the Plan. The table below summarizes option grants and exercises:

                                                       Outstanding Options
                                                     ------------------------
                                                                    Weighted
                                                                    average
                                                     Number         exercise
                                                     of options     price
                                                     ----------     ---------
Balance at January 1, 2001                                  -
Grants                                               2,445,000      $    0.32
Exercised                                                   -               -
Cancelled                                                   -               -
                                                     ----------     ---------
Balance at December 31, 2001                         2,445,000           0.32

Grants                                               3,865,000           0.36
Exercised                                             (488,333)          0.54
Cancelled                                             (355,000)          0.32
                                                     ----------     ---------
Balance at December 31, 2002                         5,466,667      $    0.33
                                                     ==========     =========

The options granted have a term of 10 years. Approximately 4,452,500 of the option grants were immediately exercisable. The remaining options granted vest over a period of one to three years. Options to purchase 400,000 shares of common stock were issued to consultants for services and accordingly the Company recorded stock compensation expense of approximately $47,000 during the year ended December 31, 2002 The underlying shares of common stock have not been registered.

The table below summarizes the range of exercise prices of options outstanding and exercisable outside the Plan at December 31, 2002:

                                                 Outstanding Options
                                      ----------------------------------------
                                                    Weighted         Weighted
                                                    average          average
                                      Number        contractual      exercise
Range of exercise prices              of options    life in years    price
------------------------              -----------   -------------    ---------
       $0.32 to $0.34                 5,466,667        9.41            $0.33

                                                      Exercisable Options
                                                    -------------------------
                                                                     Weighted
                                                                     average
                                                    Number           exercise
Range of exercise prices                            of options       price
------------------------                            ----------       --------
       $0.32 to $0.34                                4,650,412         $0.33

In November 2002 the Company entered into an agreement with an investment banker to provide financial services including capital raising services to the Company. Under the terms of the agreement the Company has agreed that for each month of the agreement, up to six months, the Company will issue to the investment banker warrants to purchase 10,000 shares of common stock of the Company. The warrants will be issued at an exercise price equal to the closing price on the monthly anniversary date of the agreement. Warrants to purchase 20,000 shares of the Company's common stock at an average exercise price of $0.80 were issued and outstanding at December 31, 2002 pursuant to this agreement.

The weighted-average fair value for the options granted was approximately $0.23 per share and $0.30 per share for the years ended December 31, 2002 and 2001 respectively. This estimate was made using the Black-Scholes option pricing model with the weighted-average assumptions shown in the table below. The weighted-average expected volatility for 2002 was based on the volatility of the trading prices for Citadel common stock. The weighted-average expected volatility for 2001 was based on the volatility of the trading prices for the common stock of CT Holdings, Citadel's former parent.

                                            2002      2001
                                          --------  --------
     Expected dividend yield                 0.0%       0.0%
     Risk-free interest rate                3.54%      3.66%
     Expected volatility                    77.0%     160.0%
     Expected life (in years)                5.0        5.0


NOTE K - RELATED PARTY RELATIONSHIPS AND TRANSACTIONS

Prior to the Distribution Date of May 17, 2002 the security software business that is Citadel was operated by CT Holdings. Prior to the Distribution, two of the Company's current directors and four executive officers were also directors or officers and employees of CT Holdings and/or its other subsidiaries. Following the distribution, Citadel's CEO remains Chief Executive Officer and a director of CT Holdings and Citadel's CFO remains Chief Financial Officer of CT Holdings and two directors remain directors of CT Holdings.

The Company entered into a number of agreements with CT Holdings and its subsidiaries relating to Citadel's historical business and relationship with the CT Holdings group of companies, the material terms of which are described below. In addition, The Company entered into a number of agreements with CT Holdings relating to the Distribution, which are described below. Although these agreements were not negotiated on an arm's-length basis, the Company believes that the terms of these agreements are comparable to those that it would receive from unaffiliated third parties.

AGREEMENTS RELATING TO THE DISTRIBUTION

The Company entered into several agreements with CT Holdings to define their ongoing relationship after the Distribution and to allocate tax and other specified liabilities and obligations arising from periods prior to the Distribution Date. The Company entered into these agreements prior to the Distribution while a wholly owned subsidiary of CT Holdings.

DISTRIBUTION AGREEMENT

On or before the Distribution Date, CT Holdings and Citadel entered into the distribution agreement, which provides for, among other things, the principal corporate transactions required to effect the Distribution and certain other agreements relating to the continuing relationship between Citadel and CT Holdings after the Distribution.

The distribution agreement provides that prior to the Distribution Date, Citadel will have issued to CT Holdings a number of Citadel Shares equal to one fourth of the total number of shares of CT Holdings common stock outstanding on the Distribution Date (plus an additional immaterial number of Citadel Shares to be distributed with respect to fractional shares that are rounded up). CT Holdings effected the Distribution by delivering a certificate representing 100% of the Citadel Shares to the Distribution Agent.

Under the distribution agreement and effective as of the Distribution Date, Citadel assumed and agreed to indemnify CT Holdings against all liabilities, litigation and claims, including related insurance costs, arising out of Citadel's businesses (including discontinued or sold security software businesses), and CT Holdings retained and agreed to indemnify Citadel against all other liabilities, litigation and claims, including related insurance costs. The foregoing obligations do not entitle an indemnified party to recovery to the extent any such liability is covered by proceeds received by such party from any third party insurance policy.

Under the distribution agreement for a two-year period beginning on the Distribution Date, except in limited circumstances, Citadel will not solicit or recruit any CT Holdings employee without CT Holdings' prior written consent and likewise, CT Holdings will not solicit or recruit any Citadel employee without Citadel's prior written consent.

The distribution agreement also provides that each of CT Holdings and Citadel shall be granted access to certain records and information in the possession of the other, and requires the retention by each of CT Holdings and Citadel for a period of six years following the Distribution Date of all such information in its possession.

TRANSITION SERVICES AGREEMENT

On the Distribution Date, Citadel entered into a transition services agreement with CT Holdings. This agreement provides that CT Holdings and Citadel will provide each other services in such areas as information management and technology, sharing of office space, personnel and indirect overhead expenses, employee benefits administration, payroll, financial accounting and reporting, claims administration and reporting, and other areas where CT Holdings and Citadel may need transitional assistance and support. The transition services agreement provides generally that each of Citadel and CT Holdings will undertake to provide substantially the same level of service and use substantially the same degree of care as their respective personnel provided and used in providing such services prior to the execution of the agreement. The agreement generally will extend for a one year term, but may be terminated earlier under certain circumstances, including a default, and may be renewed for additional one-year terms. Initially, CT Holdings will pay Citadel a monthly fee of $20,000, subject to adjustment on a quarterly basis. No adjustments to the fee have been made through December 31, 2002. The Company believes that the terms and conditions of the transition services agreement are as favorable to Citadel as those available from unrelated parties for a comparable arrangement.

TAX DISAFFILIATION AGREEMENT

On the Distribution Date CT Holdings and Citadel entered into a tax disaffiliation agreement which sets out each party's rights and obligations with respect to deficiencies and refunds, if any, of federal, state, local or foreign taxes for periods before and after the Distribution Date and related matters such as the filing of tax returns and the conduct of Internal Revenue Service and other audits. Under the tax disaffiliation agreement, Citadel will indemnify CT Holdings for all taxes and liabilities incurred as a result of Citadel's or an affiliate's post-Distribution action or omission contributing to an Internal Revenue Service determination that the Distribution was not tax-free. CT Holdings will indemnify Citadel for all taxes and liabilities incurred solely because CT Holdings or an affiliate's post-Distribution action or omission contributes to an Internal Revenue Service determination that the Distribution was not tax-free. If the Internal Revenue Service determines that the Distribution was not tax-free for any other reason, CT Holdings and Citadel will indemnify each other against all taxes and liabilities pro rata based on relative values as of the Distribution Date.

Citadel will indemnify CT Holdings against any taxes resulting from any internal realignment undertaken to facilitate the Distribution on or before the Distribution Date.

RELATED PARTY RELATIONSHIPS AND TRANSACTIONS PRIOR TO THE DISTRIBUTION DATE

Prior to the Distribution Date the Company was a wholly owned subsidiary of CT Holdings. During the years ended December 31, 2002 and 2001 CT Holdings received substantially all of its financing from its CEO, directors and other related parties which, in part, contributed to the funding of Citadel. The statements of cash flow show a net contribution from parent of $1,059,939 for the year ended December 31, 2001 and $200,131 for the period January 1, 2002 through the Distribution Date, May 17, 2002.

During the year ended December 31, 2001 and the period January 1, 2002 through the Distribution Date, May 17, 2002 the Company incurred legal fees in the amount of approximately $60,000 and $49,500 respectively to a law firm in which an attorney who was a former CT Holdings' employee and is a relative Citadel's CEO, is a partner. The Company recorded fees of $31,225 to this attorney plus stock compensation expense for $21,700 related to the issuance of stock options for 100,000 shares of common stock to the attorney for consulting services.

In May 2002, prior to the Distribution Date, a former director of Citadel and CT Holdings exercised stock options for 2,250,000 shares of CT Holdings' common stock by entering into a note payable to CT Holdings for $450,000, the aggregate exercise price of the options. The former director received 562,500 shares of Citadel common stock in the Distribution as a result of this exercise of CT Holdings options.

In May 2002, prior to the Distribution the Company's CEO exercised stock options for 3,000,000 shares of common stock of CT Holdings and used a note in the amount of $600,000 to offset the exercise price. On the Distribution Date the CEO received 750,000 shares of Citadel common stock as a result of the exercise of the CT Holdings options.

Prior to the Distribution Date employees, officers and directors of CT Holdings, other than those noted above, exercised options for approximately 1,397,500 shares of CT Holdings common stock. The holders of these CT Holdings shares received approximately 349,375 shares of Citadel common stock as a result of the Distribution.

In May 2002, prior to the record date of the Distribution, CT Holdings entered into negotiations to settle approximately $860,000 of operating liabilities in exchange for 1,662,500 shares of CT Holdings common stock. As of December 31, 2002 the extinguishment of approximately $163,000 of these liabilities was completed and approximately 612,500 shares of CT Holdings common stock were issued including 100,000 shares for services provided by an independent consultant, 12,500 shares to a consultant for services performed prior to employment as the CT Holdings and Citadel Chief Financial Officer, 250,000 shares to a shareholder for consulting services, and 250,000 shares to an attorney, who is a relative of the CEO, for the performance of professional services to the Company. At the Distribution Date approximately 153,125 shares of Citadel common stock were issued to these same individuals.

At December 31, 2002 approximately $697,000 of CT Holdings operating liabilities were not yet settled with approximately 1,050,000 shares of the CT Holdings' common stock which if issued will require Citadel to issue approximately 262,500 shares of Citadel common stock. The Company believes that the negotiations will ultimately be concluded with the issuance of the shares in full settlement of these liabilities however there can be no assurance that such settlement will be finalized or on terms favorable to the Company.


CITADEL RELATED PARTY TRANSACTIONS FOLLOWING THE DISTRIBUTION DATE

Since the Distribution Date we have entered in notes payable aggregating $490,000 for which our CEO has signed personal guarantees. Of these notes $265,000 was paid ($225,000 in the first quarter of 2003) by the Company. In addition, our CEO has personally guaranteed the office space lease space with future minimum rent commitments of approximately $411,000.

Since the Distribution on May 17, 2002 the Company's CEO has advanced approximately $642,000 to the Company and the Company has repaid approximately $250,000 of those advances through December 31, 2002. On November 5, 2002 the Company entered into two promissory notes payable to its CEO in the total amount of $570,000. The $570,000 consisted of the $54,000 of advances due to the CEO, accrued compensation and expenses of $216,000 and $300,000 of cash advances to the Company in November 2002. The notes bear interest at 8% per annum, mature on February 28, 2003 and are secured by all of the Company's copyrights, trademarks, patents and intellectual property under patent application. In the event of default, including the failure to pay any principal or interest by the Company or the payment of any obligations of the Company for which the CEO has personally guaranteed, the notes shall become immediately due and payable and shall bear interest at 18% per annum. In February, 2003 the Company paid $550,000 against the principal balance of notes payable and the security interest in the intellectual property was released .

During the year ended December 31, 2002, the Company received advances and proceeds from notes payable of $170,900 from an entity related to an employee of the Company. The Company repaid the notes and advances and has no amounts due this entity at December 31, 2002.

In June 2002, the Company entered into an 8% note payable for $250,000 due July 31, 2002 with a former director of the Company. This note was in default December 31, 2002 and accruing interest at 18% per annum. In February 2003 the former director exercised stock options for 862,500 shares of the Company's common stock using the note and accrued interest through the date of exercise as payment of the aggregate exercise price of $276,000.

Pursuant to the transition services agreement, CT Holdings reimburses the Company $20,000 per month for the shared services of the Company's CEO, CFO and administration staff. At December 31, 2002 the Company has a $150,000 receivable due from CT Holdings for these services since May 17, 2002, the Distribution Date. Due to the cash deficiency of CT Holdings the receivable was fully reserved and the Company continues to show the costs of these services as a general and administrative expense in the statement of operations.

NOTE L - WRITE-OFF OF ACCOUNTS PAYABLE

During the year ended December 31, 2002, the Company wrote off certain accounts payable balances relating to years prior to 2001 totaling $369,036 as the Company no longer believes that they represent liabilities of the Company.
These amounts were written off primarily because the vendor is no longer in business or the Company has not had any communication with the vendor in several years.

NOTE M - SUBSEQUENT EVENTS

In the January 2003 the Company issued 3,275,000 shares of common stock to accredited investors in a private equity placement for proceeds of $2,378,125 net of transaction costs and expenses including placement fees of $196,875 and approximately $50,000 of professional fees. In addition, the investors received warrants to purchase 1,637,500 shares of common stock at $1.50 per share. The warrants expire in three years and may be terminated by the Company, at its option, when the closing market price of the Company's common stock has closed at or above $2.40 per share for ten consecutive trading days. In addition, the placement agent received warrants to purchase 245,625 shares of common stock at $1.18 per share with the same expiration terms. The Company has agreed to file a registration statement to register the shares issued in the private placement and the shares underlying the warrants.

In February 2003 a former director exercised stock options for 862,500 shares of the Company's common stock using the note and accrued interest through the date of exercise as payment of the aggregate exercise price of $276,000. The Company repaid principal and interest related to notes payable and advances to the Company's Chief Executive officer in the amount of $550,000. In addition, the Company repaid the $200,000 8% note payable to a shareholder in February 2003.

On April 1, 2002, prior to the Distribution, CT Holdings entered into a $600,000 non-interest bearing convertible note payable due April 1, 2003 to a greater than 5% shareholder. The note payable may be converted, at the option of the shareholder, into a maximum of 2,700,000 shares of CT Holdings common stock and 675,000 shares of Citadel common stock. Subsequent to December 31, 2002 the shareholder converted the note and accordingly 675,000 shares of Citadel common stock were issued.

                         CITADEL SECURITY SOFTWARE INC.
                                 BALANCE SHEETS


                                                                    March 31,
                                                                      2003         December 31,
                                                                   (unaudited)         2002
                                                                 ---------------  ---------------
                              ASSETS
                              ------
CURRENT ASSETS
  Cash and cash equivalents                                      $      123,996   $       12,829
  Accounts receivable - trade,
    less allowance of $21,702 and $20,000                               131,475          166,665
  Note receivable                                                             -          201,000
  Prepaid expenses and other current assets                             127,224           56,197
                                                                 ---------------  ---------------
  Total current assets                                                  382,695          436,691

PROPERTY AND EQUIPMENT, net                                             450,594          432,461
CAPITALIZED SOFTWARE DEVELOPMENT COSTS, net of
  accumulated amortization of $2,717,702 and $2,671,256               1,091,374          651,554
OTHER ASSETS                                                             17,243           17,243
                                                                 ---------------  ---------------
TOTAL ASSETS                                                     $    1,941,906   $    1,537,949
                                                                 ===============  ===============

             LIABILITIES AND STOCKHOLDERS' DEFICIT
             -------------------------------------
CURRENT LIABILITIES
  Accounts payable and accrued expenses                          $    1,517,566   $    1,416,196
  Payroll tax obligations                                               716,840          788,562
  Accrued compensation                                                  195,192          265,440
  Deferred revenue                                                      138,837          150,193
  Notes payable to shareholders, net of
     debt discount of $12,000 and $47,083                               213,000          402,917
  Notes and advances payable to related parties                          27,986          841,541
                                                                 ---------------  ---------------
  Total current liabilities                                           2,809,421        3,864,849

COMMITMENTS AND CONTINGENCIES (NOTE D)

PREFERRED STOCK
  1,000,000 shares authorized; no shares issued or outstanding
COMMON STOCK - $.01 par value; 50,000,000 shares authorized;
  20,068,077 and 15,255,577 shares issued                               200,680          152,555
ADDITIONAL PAID-IN CAPITAL                                           31,538,274       28,889,332
ACCUMULATED DEFICIT                                                 (32,606,469)     (31,368,787)
                                                                   ------------    -------------
STOCKHOLDERS' DEFICIT                                                  (867,515)      (2,326,900)
                                                                   ------------    -------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                      $    1,941,906   $    1,537,949
                                                                 ===============  ===============

The accompanying notes are an integral part of these financial statements.

                         CITADEL SECURITY SOFTWARE INC.
                       UNAUDITED STATEMENTS OF OPERATIONS

                                                            Three Months Ended
                                                                  March 31,
                                                    -----------------------------------
                                                           2003              2002
                                                    ------------------  ---------------
Revenue
  License fees                                      $         187,598   $       87,750
  Customer support and services                                86,332            1,526
                                                    ------------------  ---------------
  Total revenue                                               273,930           89,276

Costs of revenue
  Software amortization                                        46,446            5,000
  Customer support costs                                       21,787                -
  Shipping and other costs                                        567            2,092
                                                    ------------------  ---------------
  Total costs of revenue                                       68,800            7,092

Operating expenses
  Selling, general and administrative expense               1,285,645          594,162
  Product development expense                                  65,705           40,675
  Depreciation expense                                         38,044           16,929
                                                    ------------------  ---------------
Total operating expenses                                    1,389,394          651,766
                                                    ------------------  ---------------
Operating loss                                             (1,184,264)        (569,582)

Interest expense                                              (53,418)               -
                                                    ------------------  ---------------
Loss before income taxes                                   (1,237,682)        (569,582)
Provision for income taxes                                          -                -
                                                    ------------------  ---------------
Net loss                                            $      (1,237,682)  $     (569,582)
                                                    ==================  ===============
Weighted average common shares outstanding - basic
  and diluted                                              18,300,438       12,458,687
                                                    ==================  ===============
Net loss per share - basic and diluted              $           (0.07)  $        (0.05)
                                                    ==================  ===============

The accompanying notes are an integral part of these financial statements.

                         CITADEL SECURITY SOFTWARE INC.
                       UNAUDITED STATEMENTS OF CASH FLOWS

                                                                 Three Months Ended
                                                                     March 31,
                                                          --------------------------------
                                                               2003             2002
                                                          ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                $   (1,237,682)  $     (569,582)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
       Depreciation and amortization                              84,489           21,929
       Provision for returns, allowances and bad debts             1,702            5,000
       Amortization of debt discount                              35,083                -
       Warrants issued for services                               23,600                -
  Changes in operating assets and liabilities
       Accounts receivable                                        33,488          (27,156)
       Prepaid expenses and other current assets                 (71,027)          (3,486)
       Other assets                                                    -            7,408
       Accounts payable and accrued expenses                     127,370          563,308
       Payroll tax liability                                     (71,722)               -
       Accrued compensation                                      (70,248)               -
       Deferred revenue                                          (11,356)          14,552
                                                          ---------------  ---------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES           (1,156,303)          11,973

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment                            (56,176)         (14,773)
  Capitalized software development costs                        (486,266)        (131,174)
  Payment received on note receivable                            201,000                -
                                                          ---------------  ---------------
NET CASH USED IN INVESTING ACTIVITIES                           (341,442)        (145,947)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds from issuance of common stock                   2,397,467                -
  Proceeds of notes and advances from
    related parties                                              141,445                -
  Payments of notes and advances from
    related parties                                             (705,000)               -
  Payments of notes payable                                     (225,000)               -
  Net contribution from Parent                                         -           70,811
                                                          ---------------  ---------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                      1,608,912           70,811
                                                          ---------------  ---------------
  Net increase in cash and cash equivalents                      111,167          (63,163)
  Cash and cash equivalents at the beginning
    of the period                                                 12,829           75,030
                                                          ---------------  ---------------
  Cash and cash equivalents at the end of the period      $      123,996   $       11,867
                                                          ===============  ===============

Non cash financing items:
  Exercise of stock options in exchange for note payable
    plus accrued interest due former director             $      276,000   $            -
                                                          ===============  ===============

The accompanying notes are an integral part of these financial statements.

CITADEL SECURITY SOFTWARE INC. NOTES TO FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2003 (unaudited)

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Statements

These unaudited financial statements have been prepared on the historical cost basis in accordance with accounting principles generally accepted in the United States and in the opinion of management, reflect all adjustments (consisting of normal, recurring adjustments) necessary to present fairly, the financial position, results of operations and cash flows of Citadel Security Software Inc. ("Citadel" or the "Company"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted pursuant to rules and regulations promulgated by the Securities and Exchange Commission (the "Commission"). The unaudited financial statements presented for three months ended March 31, 2002 herein include the accounts of the security software operations of CT Holdings Inc. ("CT Holdings") which were contributed to Citadel as part of the distribution described below. For the three months ended March 31, 2002 certain of CT Holdings' assets, liabilities and expenses have been allocated to Citadel based on an estimate of the proportion of corporate amounts allocable to Citadel, utilizing such factors as revenues, number of employees, and other relevant factors. In the opinion of management, the allocations have been made on a reasonable and consistent basis for the periods presented. Management believes that all amounts allocated to Citadel are a reasonable representation of the costs that would have been incurred if Citadel had performed these functions as a stand-alone company. The results of operations for the interim periods shown herein are not necessarily indicative of the results to be expected for any future interim period or for the entire year. These statements should be read together with the audited financial statements and notes thereto for the years ended December 31, 2002 and 2001 included in the Company's Form 10-KSB on file with the Commission.

The Distribution

Citadel was incorporated under the laws of the state of Delaware in December 1996 as a wholly owned subsidiary of CT Holdings. In November 2001, the board of directors of CT Holdings approved the spin-off of Citadel through the declaration of a pro rata dividend distribution to the holders of record of the outstanding shares of CT Holdings common stock (the "Distribution"). The Company set May 6, 2002 as the record date and May 17, 2002 as the Distribution Date. The Distribution consisted of one (1) share of Citadel common stock for every four (4) shares of CT Holdings common stock (the Distribution Ratio) held by CT Holdings shareholders as of May 6, 2002. Following the Distribution, Citadel became an independent company and CT Holdings has no continuing ownership interest in Citadel. The Distribution is intended to be a tax free distribution for U.S. federal tax purposes although there is no assurance that the transaction will be tax free to CT Holdings or to shareholders receiving the dividend.

Description of Business

Citadel develops, markets, and licenses security software solutions that address network security inside the firewall, a growing segment within the software industry. The Company's security software products are typically licensed for perpetual use on standalone personal computers or on single or multiple networks, across single or multiple customer computing sites. The Company's software products, Hercules(R), WinShield(TM) Secure PC(TM) and NetOFF(TM), provide flexibility and scalability to network security administrators for automating the remediation of security vulnerabilities and for managing security policies within computing environments. These security software solutions run on servers and workstations to provide controlled automation of the remediation process of network security vulnerabilities and to secure computers and networks against unauthorized configuration changes, unapproved software installations, insecure accounts, backdoors, software defects and other causes of network security vulnerabilities in computing systems.

Liquidity

The Company has incurred recurring operating losses, negative cash flow from operations and has a cash balance at March 31, 2003 of approximately $124,000, a significant deficiency in working capital of approximately $2,400,000 and a stockholders' deficit of approximately $868,000. The Company has received a report from its independent auditors for its year ended December 31, 2002 containing an explanatory paragraph that describes the uncertainty regarding its ability to continue as a going concern due to recurring operating losses and working capital deficiency. The Company's primary cash flow strategy is to increase cash flow from the execution of the operating plan which relies primarily upon the fees to be received from the licensing of Hercules and the identification of financing alternatives.

In January 2003, the Company closed a private equity placement to accredited investors and received net proceeds of approximately $2,397,000 from the issuance of 3,275,000 shares of unregistered common stock and issued warrants to the accredited investors for approximately 1,637,500 shares of common stock with an exercise price of $1.50 per share and warrants to the placement agent for 245,625 shares of common stock at an exercise price of $1.18 per share.

On April 21, 2003, the Company amended the warrants issued to the accredited investors and the placement agent in the January 2003 private placement (the "Prior Warrants") to reduce the exercise price to $0.80 per share for a period ending on May 6, 2003. Accredited investors and the placement agent who exercised their Prior Warrants on or before May 6, 2003 received new warrants covering the same number of shares of the Prior Warrants exercised up to 1,883,125 shares (collectively the "New Warrants").

Accredited investors and the placement agent holding Prior Warrants to purchase 1,560,559 shares of Citadel common stock exercised their Prior Warrants, for aggregate gross proceeds of approximately $1,248,000 to Citadel (before legal, accounting and placement agent fees of approximately $100,000). As a result, New Warrants to purchase 1,560,559 shares of Citadel common stock will remain outstanding. The New Warrants have an exercise price of $1.27 per share (the closing market price on April 17, 2003, the date of issuance). The remaining 322,566 New Warrants that were originally issued expired.

In addition, on May 6, 2003, the placement agent received warrants to purchase 39,014 shares of Citadel common stock, based on a rate of 2.5% of the number of New Warrants issued. The exercise price of the placement agent's warrants is $1.80, the closing price of Citadel common stock on May 6, 2003 and the warrants have a five year term. The proceeds of the transaction will be used for general working capital purposes.

The net proceeds received from the January 2003 financing and the April 2003 warrant exercises totaling approximately $3.5 million coupled with management's forecast of revenue in 2003 is expected to provide sufficient working capital for the next twelve months. However if the timing of revenue and the related cash collections are delayed three to six months from the timing of revenue and cash collections in our operating plan then, an additional $1.5 million to $2.5 million in funds may be needed to fund operations for the next twelve months.

There can be no assurance that management's execution of its operating plan and financing strategies will be successful or that other actions may become necessary in order to raise capital. Although the Company has been successful raising capital in the past, any inability to raise capital may require the Company to sell assets or reduce the level of its operations. Such actions could have a material adverse effect on the Company's business and operations and result in charges that could be material to the Company's business and results of operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

Revenue Recognition

The Company's customers consist of large and small corporations, healthcare organizations, financial institutions and government and educational agencies. The Company's revenue recognition policies comply with Statement of Position
(SOP) 97-2, "Software Revenue Recognition," as amended by SOP 98-9 and Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements". License revenue is recognized when persuasive evidence of a sale arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. Customer support contracts provide the customer the right to telephone support, software patches, point releases of new features and functionality and vulnerability remediation updates on a when and if available basis. Customer support contracts do not include explicit rights to new versions of the software or new products. Customer support contracts are sold separately from the license and the related revenue is recognized ratably over the term of the support contract. The Company's products are typically licensed standalone and are not typically bundled with professional services, training or other products and services. Should additional products or services be grouped together as an offering, revenue would be allocated to the components based on vender specific objective evidence and recognized separately for each component in accordance with SOP 97-2, SOP 98-9 and SAB 101.

Customers may download the Company's products from its website, obtain a license from Citadel's direct sales organization, or license products through promotions or agreements with independent third party resellers. The Company's products are not licensed through retail distribution channels. A customer may return a product under very limited circumstances during the first thirty days from shipment for a replacement if the media is damaged or for a full refund if the software does not perform in accordance with written specifications. Accordingly, the Company records a provision for returns against license revenue in the same period the revenue is recorded. The provision is estimated based on historical product returns and other known data as well as market and economic conditions. An allowance for returns, allowances and bad debts of $21,702 has been recorded at March 31, 2003. This estimate may fluctuate from period to period due to factors including but not limited to the value of actual returns, the average dollar value of licenses granted in the period and the relative product revenue volume for the period.

Current reseller agreements do not provide for a contractual right of return, future price concessions, or minimum purchase commitments. Payment is not contingent upon the reseller's future licensing of products. Revenue generated from products licensed through various marketing channels where the right of return might explicitly or implicitly exist is reduced by reserves for estimated product returns. Such reserves are estimates developed by management based on returns history and current economic and market trends. Management determined that no reserve for returns from resellers was required at March 31, 2003 or at December 31, 2002.

The Company also offers its Hercules product to customers under two-year subscription licenses. The customer may renew the subscription at the end of the two-year term or may convert the subscription into a perpetual use license at any time for an additional fee. Under the subscription license the customer receives the right to use Hercules, post sale customer support and vulnerability updates for the term of the subscription and as long as the customer meets its payment obligation. The subscription fee payment is generally due in equal payments at the beginning of the subscription term and then on each anniversary date thereafter. Revenue from subscriptions is recognized ratably over the term of the subscription. If a customer fails to adhere to the payments terms of the subscription, the revenue recognized is limited to the ratable recognition of the amount of payments actually received. No subscription revenue was recognized in the three months ended March 31, 2003 or 2002.

The Company's product strategy is structured around the current and future releases of Microsoft Windows operating system, as well as versions of UNIX and Linux operating systems. A 2003 release of Hercules will support versions of UNIX-Solaris and Linux-Red Hat operating system platforms. These operating systems are well established and the Company believes that this cross platform strategy reduces the potential exposure to product obsolescence due to rapid changes in customer preferences or technological obsolescence due to the introduction of new operating systems or computing products. However, it is possible that these factors may change in the future as the Company's business model is adapted to changes in technology, changes in customer buying patterns and changes in the software industry's licensing models.

Software Development Costs

The Company capitalizes software development costs when technological feasibility has been established. Software development costs not qualifying for capitalization are recorded as product development expense. Product development expense, net of capitalized software development costs, was $65,705 and $40,675 for the three months ended March 31, 2003 and 2002, respectively. Additionally, the Company capitalized software development costs of $486,266 and $131,174 for the three months ended March 31, 2003 and 2002, respectively. Capitalized software development costs, including purchased software, if any, are amortized using the greater of the revenue method or the straight-line method generally with useful lives of three years or less. Amortization expense related to capitalized software development costs was $46,446 and $5,000 for the three months ended March 31, 2003 and 2002, respectively.

At each balance sheet date the Company evaluates the estimated net realizable value of each software product and when required, records write-downs of net book value to net realizable value of any products for which the net book value is in excess of net realizable value. The net realizable value is the estimated future gross revenues of each product reduced by the estimated future costs of completing and disposing of that product, including the costs of performing completing in process development and customer support. The Company determined that no write-down of capitalized software development costs was required at March 31, 2003, at December 31, 2002 or during the three months ended March 31, 2002.

Net Loss per Common Share

Basic loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Basic and diluted loss per common share are identical because options or warrants outstanding are antidilutive and are therefore excluded from the computation of diluted earnings per share. For the three months ended March 31, 2003, the weighted average number of Citadel shares was 18,300,348. The effect of Citadel stock options for 5,897,000 shares of Citadel common stock and 1,933,125 Citadel warrants outstanding at March 31, 2003 have been excluded from the weighted average shares computation as they are antidilutive.

Prior to the Distribution Date, the CT Holdings weighted average shares divided by the Distribution ratio was used as a proxy for Citadel weighted average shares outstanding. For the three months ended March 31, 2002 the weighted average number of shares of common stock outstanding has been computed using the weighted average number of CT Holdings common shares outstanding of 49,834,747 for the three months ended March 31, 2002, divided by four (the Distribution Ratio) resulting in weighted average shares for Citadel of 12,458,687 for the three months ended March 31, 2002. The effect of 10,928,350 CT Holdings options and 2,351,601 CT Holdings warrants outstanding at March 31, 2002 plus 3,220,000 Citadel options outstanding at March 31, 2002 have been excluded from the weighted average shares computation as they are antidilutive.

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" as amended by SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123". Under APB Opinion No. 25, compensation expense for employees is based on the excess, if any, on the date of grant, between the fair value of the Company's stock over the exercise price.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and SFAS No. 148 and Emerging Issues Task Force ("EITF") Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date on which it is probable that performance will occur.

If the Company had recognized compensation expense, in accordance with SFAS Nos. 123 and 148, based upon the fair value at the grant date for options granted to employees, officers and directors during the three months ended March 31, 2003 and 2002, the pro forma effect on net loss and net loss per share would have been as follows:

                                                   Three Months Ended
                                                        March 31,
                                                   2003          2002
                                               ------------  ------------
Net loss attributable
   to common stockholders
   as reported                                 $(1,237,682)    $(569,582)

Add: Stock-based employee
   compensation expense included
   in reported net loss                                  -             -

Deduct: Stock-based employee
   compensation expense
   determined under fair value
   based method                                   (204,621)       (7,140)
                                               ------------  ------------
Pro forma net loss                             $(1,442,303)  $  (576,722)
                                               ============  ============

Net loss per common share - basic and diluted
   As reported                                 $     (0.07)  $     (0.05)
                                               ============  ============
   Pro forma                                   $     (0.08)  $     (0.05)
                                               ============  ============

NOTE B - PAYROLL TAX OBLIGATIONS

The Company has timely filed its Federal and State employer and employee payroll tax forms during the three months ended March 31, 2003 and the years ended December 31, 2002 and 2001 but has an estimated obligation at March 31, 2003 to remit $716,840 of payroll taxes and related late payment penalties for these periods. The Company has estimated this obligation to be the actual amounts of tax withheld from employees and the employer portion of Social Security Federal Tax Obligation in addition to an estimated accrual for interest and penalties. The liability is reflected in the accompanying financial statements as payroll tax obligations.

NOTE C - NOTES AND ADVANCES PAYABLE

Notes payable to shareholders consist of the following:

                                               March 31,     December 31,
                                                 2003           2002
                                               ----------    -----------
8% Note payable due February 11, 2003         $       -       $ 200,000
8% Note payable due May 16, 2003                 225,000        250,000
Unamortized debt discount                        (12,000)       (47,083)
                                              -----------     ----------
                                              $  213,000      $ 402,917
                                              ===========     ==========

On September 11, 2002 the Company entered into a $200,000 8% note payable due January 11, 2003 that was personally guaranteed by the Company's Chief Executive Officer. The due date was later extended by the noteholder to February 11, 2003. In the event of payment default the note would accrue interest at 18% per annum. At the option of the noteholder, all unpaid principal and interest would become convertible into shares of common stock of the Company at a conversion rate of $0.30 per share. In conjunction with this note, the Company entered into a stock purchase agreement with the principals of the entity holding the note payable. Under this agreement the Company sold 200,000 shares of its common stock for $2,000, $0.01 per share. The Company recorded unamortized debt discount of $64,666 representing the difference between the proceeds of $2,000 and the fair value of the stock and amortized the debt discount over the term of the note. The Company recognized $24,250 of debt discount as interest expense in the quarter ended March 31, 2003. The note was repaid in February 2003.

On December 9, 2002 the Company entered into a $250,000 8% note payable due May 16, 2003 that was personally guaranteed by the Company's Chief Executive Officer. In conjunction with this note, the Company entered into a stock purchase agreement with the noteholder and issued 50,000 shares of its common stock for $500, $0.01 per share, to be offset against accrued interest. The Company recorded a note discount of $8,611 representing the difference between the proceeds of $500 and the fair value of the stock. This discount has been amortized over the term of the note and approximately $2,611 of amortized discount expense is included in interest expense. In January 2003 the Company repaid $25,000 of the principal balance of the note. In April 2003, the noteholder entered into an agreement with the Company to convert the note plus accrued interest into 243,862 shares of common stock at a conversion price of $0.95 per share. The difference between the conversion price and the fair value of the shares on the conversion date of approximately $54,000 will be charged to interest expense in the second quarter of 2003.

Notes and advances payable to related parties consist of the following:

                                               March 31,      December 31,
                                                 2003             2002
                                              ----------      ------------
8% Note payable to a former director
    due July 31, 2002                         $        -      $  250,000
8% Demand note payable to an officer              20,000         270,000
8% Note payable to an officer
    due February 28, 2003                             -          300,000
Non-interest bearing advance from
    an officer due on demand                       7,986          21,541
                                               ---------      ----------
                                              $   27,986      $  841,541
                                              ==========      ==========

On June 13, 2002, the Company entered into an 8% note payable for $250,000 due July 31, 2002 with a former director of the Company. During the quarter ended March 31, 2003 the former director exercised stock options for 862,500 shares of the Company's common stock using the note plus accrued interest of $26,000 through the date of exercise as payment of the aggregate exercise price of $276,000.

On November 5, 2002 the Company entered into a $270,000 secured promissory note due on demand and a $300,000 8% note payable due February 28, 2003 to the Company's Chief Executive Officer. The notes were secured by all of the Company's copyrights, trademarks, patents and intellectual property under patent application. In the event of default, including the failure to pay any principal or interest by the Company or the payment of any obligations of the Company for which the CEO has personally guaranteed, the notes would become immediately due and payable and shall bear interest at 18% per annum. In February, 2003 the Company paid $550,000 against the principal balance of notes payable and the security interest in the intellectual property was released.

NOTE D - COMMON STOCK AND WARRANTS ISSUED

In January 2003 the Company issued 3,275,000 shares of common stock to accredited investors in a private equity placement under the exemption from registration Rule 506 under the Securities Act for proceeds of approximately $2,397,000 net of transaction costs and expenses including placement fees of $196,875 and an estimate of $31,000 for professional fees. The accredited investors also received warrants to purchase 1,637,500 shares of common stock at $1.50 per share. The warrants expire in three years and may be terminated by the Company, at its option, when the closing market price of the Company's common stock has closed at or above $2.40 per share for ten consecutive trading days. In addition, the placement agent received warrants to purchase 245,625 shares of common stock at $1.18 per share with the same expiration terms. The Company has agreed to file a registration statement to register the shares issued in the private placement and the shares underlying the warrants.

On April 21, 2003, the Company amended the warrants issued to the accredited investors and the placement agent in the January 2003 private placement (the "Prior Warrants") to reduce the exercise price to $0.80 per share for a period ending on May 6, 2003. Accredited investors and the placement agent who exercised their Prior Warrants on or before May 6, 2003 received new warrants covering the same number of shares of the Prior Warrants exercised up to 1,883,125 shares (collectively the "New Warrants").

Accredited investors and the placement agent holding Prior Warrants to purchase 1,560,559 shares of Citadel common stock exercised their Prior Warrants, for aggregate gross proceeds of approximately $1,248,000 to Citadel (before legal, accounting and placement agent fees of approximately $100,000). As a result, New Warrants to purchase 1,560,559 shares of Citadel common stock will remain outstanding. The New Warrants have an exercise price of $1.27 per share (the closing market price on April 17, 2003, the date of issuance). The remaining 322,566 New Warrants that were originally issued expired.

In addition, on May 6, 2003, the placement agent received warrants to purchase 39,014 shares of Citadel common stock, based on a rate of 2.5% of the number of New Warrants issued. The exercise price of the placement agent's warrants is $1.80, the closing price of Citadel common stock on May 6, 2003 and the warrants have a five year term. The proceeds of the transaction will be used for general working capital purposes.

NOTE E - COMMITMENT TO ISSUE STOCK RELATED TO THE CONVERSION FEATURE OF CT HOLDINGS NOTE PAYABLE

On April 1, 2002, CT Holdings entered into a $600,000 non-interest bearing convertible note payable due April 1, 2003 to a shareholder. The note payable may be converted, at the option of the shareholder, into a maximum of 2,700,000 shares of CT Holdings common stock and 675,000 shares of Citadel common stock. In February 2003 the note was converted by the noteholder and 675,000 shares of the Company's common stock were issued to the noteholder.

On May 1, 2002, prior to the Distribution, CT Holdings reserved 1,050,000 shares of its common stock (together with dividends and distributions on these shares) for issuance in connection with the settlement of certain of its liabilities. CT Holdings had reached agreement in principle regarding the settlements but at December 31, 2002 the Company had not completed negotiations with all the parties. Accordingly, should CT Holdings ultimately complete the negotiations and issue these shares, up to 262,500 shares of Citadel common stock would be issuable and accordingly, 262,500 shares have been reserved for issuance to the parties to the settlements.

In June 2001, two directors of CT Holdings funded and guaranteed CT Holdings' participation in a bank bridge loan of an affiliate of CT Holdings. In consideration for this funding and guarantees, CT Holdings agreed to permit the directors to exchange up to 5,000,000 affiliate company shares into up to 6,000,000 shares of CT Holdings' common stock including a right to any dividends. The exercise of this exchange right will require Citadel to issue up to 1,500,000 shares of Citadel common stock.

NOTE F - COMMITMENTS AND CONTINGENCIES

Legal Proceedings

In June 2000, Tech Data Corporation filed suit against CT Holdings, alleging a breach of a Software Distribution Agreement with CT Holdings. The lawsuit is styled Tech Data Corporation v. Citadel Technology, Inc. (now known as CT Holdings), and was filed in Dallas County Court at Law No. 2. Because CT Holdings was not properly served, Tech Data obtained a default judgment for approximately $101,000. When CT Holdings discovered the default judgment, it filed and won a motion to set aside this judgment. In June 2001, Tech Data properly served CT Holdings. CT Holdings answered and demanded binding arbitration pursuant to the agreement. The parties filed a Joint Motion to Arbitrate in December 2001. The judge granted this motion, and the matter was referred to binding arbitration in the fourth quarter of 2002. In the first quarter of 2003 Tech Data obtained an arbitration award of approximately $72,000 plus interest at the applicable rate under Florida law from January 3, 2000 until January 10, 2003, together with attorney's fees of $3,500, and interest on those sums at 10% per year from February 10, 2003 until the amounts are paid as a result of the arbitration. Tech Data has filed a motion to revive the abated lawsuit to enforce the arbitration award. As part of the Distribution, the Company assumed payment responsibility for this lawsuit. The Company has an accrued liability of approximately $101,000 recorded relating to this litigation at March 31, 2003 and December 31, 2002.

The Company may become involved from time to time in litigation on various matters which are routine to the conduct of the business. The Company believes that none of these actions, individually or in the aggregate, will have a material adverse effect on our financial position or results of operations, though any adverse decision in these cases or the costs of defending or settling such claims could have a material adverse effect on our business.

NOTE G - SUBSEQUENT EVENTS

During the second quarter of 2003 the Company received net proceeds of approximately $1,148,000 from the exercise of warrants held by the accredited investors, including the placement agent, who participated in the January 2003 private placement. See Note D - Common Stock and Warrants Issued for a description of the transaction.

In April 2003, a CT Holdings legal claim associated with a lawsuit was settled for $225,000 in cash and Citadel advanced $225,000 to CT Holdings in return for a demand note payable bearing interest at 12% per year and a release for any potential claims pertaining to the CT Holdings litigation. Since CT Holdings has a significant cash deficiency and stockholder's deficit this demand note receivable will be fully reserved in the second quarter of 2003 as there can be no assurance that this note will be collected.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation and bylaws and Section 145 of the Delaware General Corporation Law, allow, and in some cases require, the indemnification of directors and officers under some circumstances, grant our directors and officers a right to indemnification to the fullest extent permitted by law for all expenses relating to civil, criminal, administrative or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of Citadel or (ii) by reason of the fact that, while they are or were directors or officers of Citadel, they are or were serving at the request of Citadel as a director, officer or employee of another enterprise. Citadel's bylaws further provide that an advancement for any such expenses shall only be made upon delivery to Citadel by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified by Citadel.

We have also entered into indemnification agreements with some of our directors and officers. These agreements require us to indemnify these directors and officers with respect to their activities as directors or officers of Citadel or when serving at our request as a director, officer or trustee of another corporation, trust or other enterprise against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by them in any threatened, pending or completed suit or proceeding (civil, criminal administrative or investigative) to which they are, or are threatened to be made, parties as a result of their service to Citadel. We have agreed to indemnify each indemnitee for any one or a combination of the following, whichever is most advantageous to the indemnitee, as determined by the indemnitee (i) the benefits provided by our certificate of incorporation and bylaws in effect on the date of the indemnification agreement; (ii) the benefits provided by our certificate of incorporation and bylaws at the time expenses are incurred by the indemnitee; (iii) the benefits allowable under Delaware law in effect on the date of the indemnification agreement; (iv) the benefits allowable under the law of the jurisdiction under which Citadel exists at the time expenses are incurred by the indemnitee; (v) the benefits available under liability insurance obtained by Citadel; and (vi) such other benefits as may be otherwise available to indemnitee under our existing practices. Under the indemnification agreements, each indemnitee will continue to be indemnified even after ceasing to occupy a position as an officer, director, employee or agent of Citadel with respect to suits or proceedings arising out of acts or omissions during his service to Citadel. Each indemnitee will agree to notify Citadel promptly of any proceeding brought or threatened and not to make any admission or settlement without Citadel's consent, unless the indemnitee determines to undertake his own defense and waives the benefits of the indemnification agreement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

              SEC Registration fee                $   3,190
              Accounting fees and expenses            3,000*
              Legal fees and expenses                18,000*
              Miscellaneous                           7,810*
                                                   ---------
                                  TOTAL           $  32,000*
                                                   =========
              * Estimated

RECENT SALES OF UNREGISTERED SECURITIES

In November 2001 the board of directors of CT Holdings Inc. ("CT Holdings" the former parent company of Citadel) approved a pro rata distribution to CT Holdings stockholders of 100% of the outstanding shares of common stock of Citadel (the "Distribution"), which until the distribution date on May 17, 2002 (the "Distributions Date"), was a wholly owned subsidiary of CT Holdings. Citadel filed a registration statement on Form 10-SB and on the Distribution Date distributed 14,387,244 shares of Citadel common stock to CT Holdings stockholders of record on May 6, 2002. Each CT Holdings stockholder received one Citadel share for every four CT Holdings shares held on that date. Approximately 5,111,416 shares of Citadel common stock were delivered to holders of unregistered shares of CT Holdings commons stock. Other than the issuance of 1,000 formation shares in 1996, there were no sales of unregistered shares of Citadel common stock prior to the Distribution.

On April 1, 2002, prior to the Distribution, CT Holdings entered into a $600,000 non-interest bearing convertible note payable due April 1, 2003 to Thomas Oxley. The note payable was convertible into a maximum of 2,700,000 shares of CT Holdings common stock and 675,000 shares of Citadel common stock. In February 2003 the note was converted and 675,000 unregistered shares of common stock were issued. The registration statement does not relate to the shares issued to Mr. Oxley. The private placement was exempt pursuant to Section 4(2) under the Securities Act because the offering was to one accredited investor and did not involve any public offering.

On May 1, 2002, prior to the Distribution, CT Holdings reserved 1,050,000 shares of its common stock (together with dividends and distributions on these shares) for issuance in connection with the settlement of certain of its liabilities. CT Holdings had reached agreement in principle regarding the settlements but at June 27, 2003 the Company had not completed negotiations with all the parties. Accordingly, should CT Holdings ultimately complete the negotiations and issue these shares, up to 262,500 shares of Citadel common stock would be issued to the parties to the settlements. The registration statement does not relate to these shares. The private placements were exempt pursuant to Section 4(2) under the Securities Act because the offerings were to a limited number of accredited investors and did not involve any public offering.

On May 1, 2002, prior to the Distribution, CT Holdings issued shares of unregistered CT Holdings common stock to Dian Greisel and Michael Wachs in settlement of CT Holdings liabilities for unpaid fees to them. As a result of the Distribution, Ms. Griesel and Mr. Wachs received 12,500 and 6,250 unregistered Citadel shares, respectively. The registration statement does not relate to these shares. The private placements were exempt pursuant to Section 4(2) under the Securities Act because the offerings were to a limited number of accredited investors and did not involve any public offering.

Pursuant to the terms of a $40,000 note payable to Aspen Advisors, entered into in June 2002, stock options to acquire 40,000 shares of common stock were issued in November 2003 to Marc Still, a principal of Aspen Advisors. This note was repaid in 2002. The registration statement relates to the sale of the shares underlying these stock options. The private placement was exempt pursuant to
Section 4(2) under the Securities Act because the offering was to one accredited investor and did not involve any public offering.

In June 2002, the Company entered into an 8% note payable for $250,000 due July 31, 2002 with Lawrence Lacerte, a former director of the Company. This note was in default and accrued interest at 18% per annum. In February 2003, Mr. Lacerte exercised stock options for 862,500 unregistered shares of the Company's common stock using the note and accrued interest through the date of exercise as payment of the aggregate exercise price of approximately $276,000. Mr. Lacerte received 1,087,500 shares of unregistered common stock as a result of the Distribution. The registration statement does not relate to the shares issued to Mr. Lacerte. The private placement was exempt pursuant to Section 4(2) under the Securities Act because the offering was to one accredited investor and did not involve any public offering.

On September 11, 2002, the Company sold 200,000 unregistered shares of common stock for $2,000 to Larry Steinberg, Ari Reuben and Michael Hershman, principals of Eagle Equity I, L.P. in conjunction with our entering into a $200,000 unsecured convertible note payable with Eagle Equity I, L.P. The registration statement relates to the sale of the shares underlying these stock options. The private placements were exempt pursuant to Section 4(2) under the Securities Act because the offerings were to a limited number of accredited investors and did not involve any public offering.

During December 2002 stock options were exercised for 488,333 unregistered shares of common stock for aggregate proceeds of approximately $61,000 in cash and $201,000 in the form of a note receivable which was collected in January 2003. The proceeds of these transactions were used for working capital purposes. The shares issued were unregistered hares of common stock and the registration statement does not relate to these shares. The private placements were exempt pursuant to Section 4(2) under the Securities Act because the offerings were to a limited number of accredited investors and one employee and did not involve any public offering.

On November 11, 2002 the Company entered into an investment advisory and investment banking agreement with Merriman Curhan Ford & Co., formerly known as RTX Securities Corporation ("MCF"). Under the terms of the agreement MCF receives 10,000 warrants each month with an exercise price of the closing price of the Company's common stock on the monthly anniversary of the effective date of the agreement. The Company engaged Merriman Curhan Ford & Co to serve as placement agent for the transactions described below. The registration statement relates to 60,000 shares of common stock underlying the warrants issued monthly through April 11, 2003. The private placement was exempt pursuant to Section 4(2) under the Securities Act because the offering was to one accredited investor and did not involve any public offering.

In November 2002, we issued 115,000 unregistered shares of common stock to an attorney in settlement of outstanding legal fees of approximately $60,000. The registration statement does not relate to these shares. The private placement was exempt pursuant to Section 4(2) under the Securities Act because the offering was to one accredited investor and did not involve any public offering.

In December 2002, we entered into an agreement with DHR International Inc. ("DHR"), an executive recruiting firm, and pursuant to the terms of the agreement issued 8,250 shares of unregistered common stock to DHR and 6,750 shares of unregistered common stock to Michael Setze, a principal in DHR. The registration statement relates to the unregistered shares issued to DHR but not the unregistered shares issued to Mr. Setze. The private placements were exempt pursuant to Section 4(2) under the Securities Act because the offerings were to a limited number of accredited investors and did not involve any public offering.

On December 9, 2002 we entered into a $250,000 8% note payable due May 16, 2003 that was personally guaranteed by our Chief Executive Officer. In conjunction with this note, we entered into a stock purchase agreement with Kenneth Schnitzer (the noteholder). Under this agreement we sold 50,000 unregistered shares of common stock for $500, at $0.01 per share to Schnitzer Interests Limited. In January 2003, we repaid $25,000 of principal and in April 2003, the noteholder agreed to convert the remaining principal and accrued interest of approximately $232,000 into 243,862 unregistered shares of common stock. In addition, Mr. Schnitzer received 4,000 shares of unregistered common stock as a result of the Distribution. The registration statement relates to the sale of these shares. The private placements were exempt pursuant to Section 4(2) under the Securities Act because the offerings were to one accredited investor and did not involve any public offering.

To obtain funding for our ongoing operations and reduction of liabilities, including debt to related parties, we entered into Subscription Agreements with 20 accredited investors in January 2003 for the sale of (i) 3,275,000 shares of our common stock for gross proceeds of $2,625,000 (before legal, accounting and placement agent fees of approximately $228,000) and (ii) warrants to buy 1,637,500 shares of our common stock. Warrants for 245,625 shares of common stock were issued to MCF who later assigned warrants for 122,813 shares of common stock to accredited investor included in the Selling Stockholders table and further described in "Material Relationships With Selling Stockholders" on Page 19. The private placement was exempt pursuant to Section 506 under the Securities Act because the offering was to a limited number of accredited investors and did not involve any public offering.

To obtain additional working capital in April 2003 we considered obtaining a
bridge loan from the January 2003 accredited investors.   On April 21, 2003, in
lieu of the bridge loan financing, we issued 1,637,500 new warrants to the accredited investors who participated in the January 2003 private placement plus 245,625 new warrants to the placement agent and its assignees (collectively the "New Warrants"). The exercise price of the warrants issued to the investors in the January 2003 private placement (the "Prior Warrants") was reduced to $0.80 per share for a period that ended on May 6, 2003. The private placement was exempt pursuant to Section 506 under the Securities Act because the offering was to a limited number of accredited investors and did not involve any public offering.

Investors holding Prior Warrants to purchase 1,560,559 shares of Citadel common stock exercised their Prior Warrants, for aggregate gross proceeds of approximately $1,248,000 to Citadel (before legal and accounting fees and a placement agent fee of approximately $100,000). As a result, New Warrants to purchase 1,560,559 shares of Citadel common stock will remain outstanding. The New Warrants have an exercise price of $1.27 per share (the closing market price on April 17, 2003, the date of issuance). The remaining 322,566 New Warrants that were originally issued on April 21, 2003 expired on May 6, 2003. The private placement was exempt pursuant to Section 506 under the Securities Act because the offering was to a limited number of accredited investors and did not involve any public offering.

In addition, the MCF received warrants to purchase 39,014 shares of Citadel common stock, based on a rate of 2.5% of 1,560,559 of New Warrants that remain outstanding on May 6, 2003. The placement agent's warrants have a per share exercise price of $1.80, the closing price of Citadel common stock on May 6, 2003 and have a five year term. The proceeds of the transaction will be used for general working capital purposes. The private placement was exempt pursuant to Section 4(2) under the Securities Act because the offering was to one accredited investor and did not involve any public offering.

In April 2003, the Company issued 38,000 shares of common stock to Mr. Michael Wachs, a consultant, for services to be performed in 2003. The stock had aggregate value of approximately $44,000. The registration statement relates to the sale of these shares. The private placement was exempt pursuant to Section 4(2) under the Securities Act because the offering was to one accredited investor and did not involve any public offering

Equity Compensation Plans

The 2002 Stock Incentive Plan went effective upon the completion of the Distribution. This Plan was adopted by the board of directors and approved by the shareholder of Citadel prior to the Distribution. The plan authorizes the Board or a committee, which administers the plan, to grant stock options, stock appreciation rights, restricted stock and deferred stock awards to our officers, directors, employees and consultants. A total of 1,500,000 shares of common stock were reserved for issuance under the terms of the 2002 Stock Incentive Plan. In the event of any sale of assets, merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the stock, the Board or committee may make an equitable substitution or adjustment in the aggregate number of shares reserved for issuance under the plan. We have granted 1,054,000 awards under the 2002 Stock Incentive Plan through June 27, 2003. Options cancelled through June 27, 2003 due to employee terminations amounted to 231,417 and were added back to the options available for future grants under the Plan. The options granted have a term of 10 years and except for 80,000 immediately exercisable options, all options vest over a period of one to three years. The underlying shares of common stock in the Plan have not been registered although the Company intends to register them.

The board of directors has also granted options outside of the 2002 Stock Incentive Plan. These options are not covered under a plan approved by the shareholders. Options have been granted to officers, directors, employees, shareholders and consultants to the Company. The options granted have a term of 10 years or less. There were 5,252,500 options outstanding at June 27, 2003 of which 4,244,144 are exercisable. The remaining options granted vest over a period of one to three years. Options to purchase 165,000 shares of common stock were issued to consultants for services. The underlying shares of common stock have not been registered although the Company intends to register them.

In November 2002 the Company entered into an agreement with an investment banker to provide financial services including capital raising services to the Company. Under the terms of the agreement the Company has agreed that for each month of the agreement, up to six months, will issue to the investment banker warrants to purchase 10,000 shares of common stock of the Company. The warrants will be issued at an exercise price equal to the closing price on the monthly anniversary date of the agreement. Warrants to purchase 80,000 shares of the Company's common stock at an average exercise price of $1.23 were outstanding at June 27, 2003.

EXHIBITS

The following exhibits are included as part of this Form SB-2. References to "the Registrant" in this Exhibit List mean Citadel Security Software Inc., a Delaware corporation.

EXHIBIT
NUMBER       DESCRIPTION

3.1 Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant's Registration Statement on Form 10-SB, Registration No. 000-33491, filed with the Commission on January 11, 2002 (the "Form 10-SB") and incorporated by reference herein)

3.2 Amended and Restated By-laws of the Registrant (filed as Exhibit 3.2 to the Form 10-SB and incorporated by reference herein)

4.1       Form of Certificate of Common Stock of the Registrant (filed as
          Exhibit 4.1 to the Form 10-SB and incorporated by reference herein)

5.1       Opinion of David Allen Wood, PC *

10.1 Form of Plan and Agreement of Distribution between CT Holdings and Registrant (filed as Exhibit 10.1 to the Form 10-SB and incorporated by reference herein)

10.2 Form of Tax Disaffiliation Agreement between CT Holdings and the Registrant (filed as Exhibit 10.2 to the Form 10-SB and incorporated by reference herein)

10.3 Form of Transition Services Agreement between CT Holdings and Registrant (filed as Exhibit 10.3 to the Form 10-SB and incorporated by reference herein)

10.4 Form of Indemnification Agreement between Registrant and its directors and officers (filed as Exhibit 10.4 to the Form 10-SB and incorporated by reference herein)

10.5 Employment Agreement dated as of January 1, 2002 by and between Registrant and Steven B. Solomon (filed as Exhibit 10.5 to the Form 10-SB and incorporated by reference herein)

10.6 2002 Stock Incentive Plan of the Registrant (filed as Exhibit 10.6 to the Form 10-SB and incorporated by reference herein)

10.7 Master Services Agreement, dated as of December 19, 2001, between CT Holdings and SBC Services (filed as Exhibit 10.7 to Amendment No. 1 to the Form 10-SB filed with the Commission on March 6, 2002 and incorporated by reference herein)

10.8 Sublease Agreement, dated March 22, 2002, between the Registrant and SWS Securities, Inc. (filed as Exhibit 10.8 to Amendment No. 2 to the Form 10-SB filed with the Commission on April 5, 2002 and incorporated by reference herein)

10.9 Form of Subscription Agreement between the Registrant and certain accredited investors (filed as Exhibit 99.2 to the Registrant's Current Report on Form 8-K filed with the Commission February 13, 2003 and incorporated by reference herein)

10.10 Form of Warrant issued by the Registrant to certain accredited investors (filed as Exhibit 99.3 to the Registrant's Current Report on Form 8-K filed with the Commission February 13, 2003 and incorporated by reference herein)

10.11 Form of Amendment No. 1 to Stock Purchase Warrant issued by the Registrant to certain accredited investors (filed as Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed with the Commission April 21, 2003 and incorporated by reference herein)

10.12 Form of Stock Purchase Warrant issued by the Registrant to certain accredited investors (filed as Exhibit 99.2 to the Registrant's Current Report on Form 8-K filed with the Commission April 21, 2003 and incorporated by reference herein)

10.13 Engagement letter, dated December 10, 2002, between DHR International Inc. and the Registrant. *

10.14 Advisory Agreement, dated November 11, 2002, between Merriman Curhan Ford & Co. (formerly known as RTX Securities Corporation) and the Registrant. *

10.15 Engagement letter related to private placement dated December 9, 2002 between Merriman Curhan Ford & Co. (formerly known as RTX Securities Corporation) and the Registrant. *

10.16 Warrant Agreement between the Registrant and Merriman Curhan Ford & Co. dated January 29,2003. *

10.17 Promissory Note, dated September 11, 2002, payable by the Registrant to the order of Eagle Equity I, L.P. *

10.18 Stock Purchase Agreement, dated September 11, 2002, among the Registrant, Lawrence E. Steinberg, Michael A. Hershman, and Ari Reubin. *

10.19 Promissory Note, dated December 9, 2002, payable by the Registrant to the order of Ken Schnitzer, including Guaranty by Steven B. Solomon, Chief Executive Officer of the Registrant in favor of Ken Schnitzer. *

10.20     Notice of Conversion, dated April 23, 2003, by Kenneth Schnitzer. *

10.21 Option agreement dated November 4, 2002 between the registrant and Marc Still. *

10.22 Promissory Note dated June 5, 2002 payable by the Registrant to Aspen Advisors, LP. *

10.23 Consultant Agreement dated April 24, 2003 between the Registrant and CEOcast, Inc. *

10.24 Warrant Agreement between the Registrant and Merriman Curhan Ford & Co. dated April 21, 2003. *

23.1      Consent of KBA Group LLP (filed herewith).

23.2      Consent of David Allen Wood, PC. *

    *  Previously filed.

UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas on June 30, 2003.

                         CITADEL SECURITY SOFTWARE INC.



                         By: /s/ Steven B. Solomon
                         ----------------------------------------
                         Steven B. Solomon, President/CEO


In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 30, 2003.

SIGNATURE                                            TITLE                     DATE
---------                                            -----                     ----
/s/  STEVEN B. SOLOMON                President, Chief Executive Officer   June 30, 2003
------------------------------------  and Director
Steven B. Solomon                     (Principal Executive Officer)


/s/  RICHARD CONNELLY                 Chief Financial Officer and          June 30, 2003
------------------------------------  Principal Accounting Officer
Richard Connelly


/s/  JOHN LEIDE                       Director                             June 30, 2003
------------------------------------
Major General (Ret.) John Leide


/s/  CHRIS A. ECONOMOU                Director                             June 30, 2003
------------------------------------
Chris A. Economou